LOAN AND SECURITY AGREEMENT

among

SUN HEALTHCARE GROUP, INC., et. al
as Borrowers,

CAPITALSOURCE FINANCE LLC,
as Collateral Agent

and

The Financial Institution(s) Listed
on the Signature Pages Hereof,

as Lenders

Dated as of September 5, 2003

EXHIBITS
SCHEDULES
RIDERS

LOAN AND SECURITY AGREEMENT

                  This LOAN AND SECURITY AGREEMENT is dated as of September 5, 2003 and entered into among SUN HEALTHCARE GROUP, INC., a Delaware corporation (the "Company") and each direct or indirect Subsidiary of the Company identified on the signature pages of this Agreement as a borrower (individually "Borrower"; all Borrowers together with the Company, collectively, "Borrowers"), the financial institution(s) listed on the signature pages hereof, and their respective successors and assignees each a "Lender" and, collectively, "Lenders"), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (in its individual capacity as a Lender, "CapitalSource", and in its capacity as collateral agent "Collateral Agent").

RECITALS

                  WHEREAS, Borrowers desire that Lenders extend a revolving credit facility of up to SEVENTY-FIVE MILLION DOLLARS ($75,000,000.00) ("Facility Cap"), in accordance with the terms and conditions hereof which shall be used for the refinancing of the Borrowers' existing indebtedness incurred in the purchase or generation of receivables and thereafter for the purchase or generation of receivables for payments to Lender hereunder and for general corporate purposes; and

                   WHEREAS, to secure Borrowers' obligations under the Loan Documents, Borrowers shall grant to Collateral Agent, for the benefit of the Collateral Agent and Lenders, a first priority security interest in and lien upon all of Borrowers personal property and certain of the Borrowers' real property.

                    NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Collateral Agent and Lenders agree as follows:

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS

          1.1     Certain Defined Terms. Capitalized terms not otherwise defined in this Agreement and the accounting terms used in this Agreement shall have the meanings set forth in Section 11 of this Agreement.

          1.2     Interpretation.

                  (A)     The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

                  (B)     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

SECTION 2. LOANS AND COLLATERAL

          2.1     Revolving Credit Facility.

                  (A)     Revolving Loan.

                             (1)     Each Lender, severally, but not jointly, agrees to lend to Borrowers from time to time such Lender's Pro Rata Share of each advance under the Revolving Loan Commitment. The aggregate amount of the Revolving Loan Commitment shall not exceed at any time SEVENTY-FIVE MILLION DOLLARS ($75,000,000.00). Subject to subsection 2.1(A)(2), amounts borrowed under this Agreement may be borrowed, repaid and reborrowed at any time prior to the Termination Date.

                             (2)     Subject to Lenders' right to terminate and cease making Advances upon or after any Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations, unless terminated sooner as provided in this Section 2.1. Borrowers may terminate this Agreement at any time upon not less than fifteen (15) Business Days prior written notice to Collateral Agent and upon payment in full in cash of all Obligations on or prior to such 15th Business Day after receipt by Collateral Agent of such written notice; provided, however, that, notwithstanding any other provision of any Loan Document, Borrower shall have no right to terminate this Agreement until March 1, 2004. Upon not less than fifteen (15) Business Days' prior written notice to Collateral Agent, the Borrowers may elect to permanently reduce or partially terminate the Revolving Loan Commitment; provided, however, that, notwithstanding any other provision of any Loan Document, Borrower shall have no right to permanently reduce or partially terminate the Revolving Loan Commitment until March 1, 2004. In addition, the Borrowers may at any time prepay amounts owing pursuant to this Agreement, with no corresponding reduction or termination of the Revolving Loan Commitment, in which case all such prepaid amounts may be reborrowed by the Borrowers in accordance with the terms of this Agreement.

                             (3)     Each of the Borrowers, jointly and severally, will be obligated in respect of the aggregate principal amount of all Loans, and the aggregate amount of credit available hereunder to any of the Borrowers at any time shall be determined taking into account all Loans outstanding and all outstanding Letters of Credit, regardless of which of the Borrowers may have received the proceeds of the Loans or the benefit of any of the Letters of Credit. By executing this Agreement, each of the Borrowers confirms to the other parties to this Agreement that the Company shall (and has been duly appointed by each of the Borrowers to) act as agent for the Borrowers for all purposes of the Loan Documents, including, without limitation, (i) requesting Loans, (ii) requesting the issuance of Letters of Credit, (iii) allocating (to the extent permitted herein) the proceeds of Loans, and (iv) taking any other action or receiving any communication on behalf of such Borrower in connection with the Loan Documents. Each of the Lenders and the Collateral Agent shall be entitled to deal with any Borrower through the Company and to rely on any instructions or other communications from the Company on behalf of any Borrower. None of the Lenders or Collateral Agent shall have any responsibility to any Borrower for dealing with the Borrowers as provided in this subsection 2.1(A)(3), and the Obligations of each of the Borrowers to the Lenders shall not be affected by any matter relating to acts or omissions of the Company relating to the Loans, requests for Letters of Credit or otherwise as agent for the Borrowers hereunder. Notwithstanding the appointment of Company as agent for the Borrowers hereunder, the Collateral Agent and the Lenders shall in their sole discretion be entitled to deal directly with any Borrower for all purposes of the Loan Documents.

                  (B)     Borrowing Base. Except as otherwise provided herein, no Lender shall have any obligation to make a Revolving Advance to the extent such Revolving Advance would cause the Revolving Loans (after giving effect to any immediate application of the proceeds of such Revolving Advance) to exceed the Maximum Revolving Loan Amount.

                   "Maximum Revolving Loan Amount" means, as of any date of determination, the lesser of (a) the Revolving Loan Commitments of all Lenders less the Letter of Credit Reserve and (b) the Borrowing Base less the Letter of Credit Reserve.

                  "Borrowing Base" shall mean, as of any date of determination, an amount equal to (a) eighty-five percent (85%) of the U.S. Dollar value of Eligible Receivables plus eighty-five percent (85%) of the U.S. Dollar value of Eligible Divested Company Receivables, as determined with reference to the most recent Borrowing Base Certificate and otherwise in accordance with the Agreement; provided, however, that if the period covered by the most recent Borrowing Base Certificate ends on a date that is earlier than the Wednesday of the second calendar week before such date of determination, the Borrowing Base shall be determined by Lender in its sole discretion; less such reserves as Collateral Agent, in its reasonable business discretion, may deem appropriate from time to time, including, without limitation, reserves with respect to all recoupments and overpayments whether or not disclosed pursuant to subsection 4.23.

                  (C)     Eligible Collateral.

                "Eligible Receivables" shall mean each Account arising in the ordinary course of Borrower's business from the sale of goods or rendering of Services which Collateral Agent, in its sole discretion, deems an Eligible Receivable unless:

    it is not subject to a valid perfected first priority security interest in favor of Lenders, subject to no other Lien;

    it is not evidenced by an invoice, statement or other electronic or documentary evidence satisfactory to Collateral Agent; provided, that Collateral Agent in its sole discretion may from time to time include as Accounts that are not evidenced by an invoice, statement or other documentary evidence satisfactory to Collateral Agent as Eligible Receivables and determine the advance rate, liquidity factors and reserves applicable to Advances made on any such Accounts;

    it or any portion thereof (in which case only such portion shall not be an Eligible Receivable) is payable by a beneficiary, recipient or subscriber individually and not directly by a Medicaid/Medicare Account Debtor, managed care organization, or commercial medical insurance carrier acceptable to Collateral Agent;

    it arises out of services rendered or a sale made to, or out of any other transaction between any Borrower or any of their Subsidiaries and, one or more Affiliates of any Borrower or any of their Subsidiaries;

    it remains unpaid for longer than one hundred fifty (150) calendar days after the first to occur of the claim date or invoice date, if the Services were rendered exclusively by Borrowers' inpatient long-term care business or for all other Accounts, it remains unpaid for longer than one hundred twenty (120) calendar days after the first to occur of the claim date or invoice date;

    with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates (other than Medicaid/Medicare Account Debtors), if more than twenty percent (20%) of the aggregate balance of all such Accounts owing from such Account Debtor and/or its Affiliates remain unpaid for longer than the earlier of (i) 120 calendar days after the first to occur of the claim date or invoice date, and (ii) 135 calendar days after the applicable Services were rendered;

    with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates other than Medicaid/Medicare Account Debtors, 25% or more of all such Accounts are not deemed Eligible Receivables for any reason hereunder (which percentage may, in Collateral Agent's sole discretion, be increased or decreased (but as among the Lenders it is agreed that Collateral Agent shall not increase such percentage without the prior written consent of the Requisite Lenders));

    with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates (except Medicaid/Medicare Account Debtors), if such Accounts exceed 20% of the net collectible dollar value of all Eligible Receivables at any one time (including Accounts from Medicaid/Medicare Account Debtors) (which percentage may, in Collateral Agent's sole discretion, be increased or decreased (but as among the Lenders it is agreed that Collateral Agent shall not decrease such percentage without the prior written consent of the Requisite Lenders));

    any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

    the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors for purposes of an out-of-court arrangement, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

    it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or that have their principal place of business or chief executive offices outside the continental United States;

    it represents the sale of goods or rendering of services to an Account Debtor on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

    if the Account Debtor is a Medicaid/Medicare Account Debtor, to the extent it is subject to any offset, credit (including any resource or other income credit or offset), deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute, counterclaim or contingency;

    if the Account Debtor is not a Medicaid/Medicare Account Debtor, it is subject to any offset, credit (including any resource or other income credit or offset) deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason;

    there is any agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Receivable;

    any return, rejection or repossession of goods or services related to it has occurred;

    it is not payable to a Borrower;

    any Borrower has agreed to accept or has accepted any non-cash payment for such Account;

    with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;

    with respect to any Account arising from the performance of Services, the Services have not been actually performed or the Services were undertaken in violation of any law;

    such Account fails to meet such other specifications and requirements which may from time to time be established by Collateral Agent or is not otherwise satisfactory to Collateral Agent, as determined in Collateral Agent's sole discretion; or

    The facilities generating such Account are being or have been transitioned to another operator.

                "Eligible Divested Company Receivables" shall mean each Account where facilities generating such Account are being or have been transitioned to another operator arising in the ordinary course of a Borrower's business from the sale of goods or rendering of Services which Collateral Agent, in its sole discretion, deems an Eligible Divested Company Receivable unless: (a) any of (a) through (u) does not exist as specified in the definition of "Eligible Receivables" (but under (e) "one hundred fifty (150) days" shall instead be "one hundred twenty (120) days"); (b) the operator to which the facilities being transitioned is not acceptable to Collateral Agent in its sole discretion; or (c) there is not in place an agreement between the applicable Borrower and such new operator (and an acknowledgement by such new operator in favor of Lenders), satisfactory to Collateral Agent in its sole discretion, providing that the pre-transition receivables are the applicable Borrower's property and that collections will be remitted to the applicable Borrower (or Lenders, at Collateral Agent's discretion) and requiring any lender of such new operator holding a lien on such new operating receivables to execute an acknowledgment in form satisfactory to Collateral Agent in its sole discretion (including an acknowledgment that the pre-transition receivables are the applicable Borrower's property and that collections thereof will be remitted to the applicable Borrower (or Lenders, at Collateral Agent's discretion)).

                  (D)     Borrowing Mechanics. (1) LIBOR Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of such amount. Borrower shall not have more than seven (7) LIBOR Loans in effect at any given time. (2) On any day when any Borrower desires a Revolving Advance under this subsection 2.1, such Borrower shall give Collateral Agent written or telephonic notice of the proposed borrowing by 12:00 p.m. (noon) New York time one (1) Business Day in advance of the Funding Date of a Loan, which notice shall specify the proposed Funding Date (which shall be a Business Day), whether such Loans shall consist of Base Rate Loans or LIBOR Loans, for LIBOR Loans, the Interest Period applicable thereto and the estimated amount of the borrowing. Any such notice shall be confirmed with a Notice of Borrowing by 12:00 p.m. (noon) New York time on the proposed Funding Date which shall include the exact requested amount of funding. If the requested amount is greater than the estimated amount, Lenders shall not be obligated to advance the excess. If less than the estimated amount is requested and such discrepancy is $1,000,000 or less, Lenders, at election of Collateral Agent, may charge a fee equal to one days' interest on the amount not funded at one-half of the rate charged on the balance of such funding (plus one-half of the Collateral Management Fees); if less than the estimated amount is requested and such discrepancy exceeds $1,000,000, Lenders, at election of Collateral Agent, may charge a fee equal to one days' interest on the amount not funded at the rate charged on the balance of such funding. Neither Collateral Agent nor Lender shall incur any liability to any Borrower for acting upon any telephonic notice or a Notice of Borrowing that Collateral Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of such Borrower or for otherwise acting in good faith under this subsection 2.1(D). Neither Collateral Agent nor any Lender will be required to make any advance pursuant to any telephonic or written notice or a Notice of Borrowing, unless all of the terms and conditions set forth in Section 3 (including the Conditions Rider, attached hereto and made a part hereof, have been satisfied and Collateral Agent has also received the most recent Borrowing Base Certificate and other documents required under Section 5 and the Reporting Rider, attached hereto and made a part hereof, by 12:00 p.m. (noon) New York time on or prior to the date of such funding request. Each Advance shall be deposited by wire transfer in immediately available funds in such account as such Borrower may from time to time designate to Collateral Agent in writing. The becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, Letter of Credit reimbursement obligation, accrued interest, fees, compensation or any other amounts shall be deemed irrevocably to be an automatic request by Borrowers for a Revolving Advance, which shall be a Base Rate Loan on the due date of, and in the amount required to pay (as set forth on Collateral Agent's books and records), such principal, Letter of Credit reimbursement obligation, accrued interest, fees, compensation or any other amounts unless such amount shall have been paid by Borrowers on or prior to the date thereof and Collateral Agent shall be and hereby is authorized to charge all such amounts as Revolving Advances to Borrowers' account (as set forth on Collateral Agent's books and records).

6

                  (E)     Payments with Respect to the Settlement Agreement. If an Event of Default exists and during such time a default under the Settlement Agreement shall exist, thereafter Lenders shall have the right, but not the obligation, exercisable in their sole and absolute discretion, to make Revolving Advances at the time and in the amounts of the payments Borrowers are obligated to make under the Settlement Agreement, and to deliver the proceeds of any such Revolving Advance directly to the payees under the Settlement Agreement. Any Revolving Advances made by Lenders under this subsection 2.1 (E) shall be treated for all purposes as a Revolving Advance under this Agreement. Lenders' rights under this subsection 2.1 (E) are in addition to, and do not affect or limit, any of the other rights of Lenders or the obligations of Borrowers under this Agreement.

                  (F)     Notes. Borrowers shall execute and deliver to each Lender Notes with appropriate insertions to evidence such Lender's Commitments. In the event of an assignment under subsection 9.5 (or election by any Lender to split or otherwise divide a Note), Borrowers shall, upon surrender and cancellation of the assigning Lender's Notes, issue new Notes to reflect the interest held by the assigning/splitting Lender or its assignee, as applicable.

                  (G)     Letters of Credit.

                        (1) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer for the account of Borrowers. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), the Company shall deliver by courier or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Collateral Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, the applicable Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit.

                  (a) 9; the Letter of Credit Liability would exceed the Borrowing Base less the then extant amount of outstanding Advances, or

                  (b) the Letter of Credit Liability would exceed $30,000,000.

                No Issuing Lender shall issue, extend or amend a Letter of Credit without the prior written consent of Collateral Agent, which Borrowers acknowledge Collateral Agent may withhold in its sole discretion if Collateral Agent determines that any of these conditions (a) through (b) may not be satisfied or any other conditions to Advances may not be satisfied.

Borrowers, Collateral Agent, and the Lenders acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit shall be in form and substance acceptable to the Issuing Lender (in the exercise of its good-faith discretion) and Collateral Agent, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Collateral Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York time, on the date that such L/C Disbursement is made, if Company shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., New York time, on such date, or, if such notice has not been received by Company prior to such time on such date, then not later than 2:00 p.m., New York time, on the Business Day following the date on which the Company receives such notice, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under subsection 2.2(A)(1)(a). To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Collateral Agent of any payment from Borrowers pursuant to this paragraph, Collateral Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to subsection 2.1(G)(3) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

                        (2) 9; Promptly following receipt of a notice of L/C Disbursement pursuant to subsection 2.1(G)(1), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Collateral Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letter of Credit Liability, and each Lender agrees to pay to Collateral Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Collateral Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in subsection 2.1(G)(1), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Collateral Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this subsection 2.1(G) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Collateral Agent the amount of such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Collateral Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Base Rate until paid in full.

                        (3) Each Borrower hereby agrees to indemnify, save, defend, and hold Collateral Agent and the Lenders harmless from any loss, cost, expense, or liability, and reasonable attorneys fees and costs incurred by the Lenders arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender, Collateral Agent, or any other member of the Lenders. Each Borrower agrees to be bound, absent manifest error, by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for such Borrower's account, even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that Collateral Agent and the Lenders shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers' instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, other than Collateral Agent's and Lenders' gross negligence and willful misconduct. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lenders harmless with respect to any loss, cost, expense (including reasonable attorneys fees and costs), or liability incurred by the Lenders under any L/C Undertaking as a result of the Lenders' indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Underlying Issuer, Issuing Lender or any other member of the Lenders.

                        (4) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

                        (5) Any and all usage charges by the Underlying Issuer for the Letter of Credit (the "Usage Fee") together with any fees, and costs incurred or charged by the Underlying Issuer relating to the issuance of Underlying Letters of Credit shall be reimbursable by Borrowers to Collateral Agent for the account of the Underlying Issuer. In addition, any charges, commissions, fees and costs incurred by the Underlying Issuer for amendments, extensions, drawings, and renewals shall be reimbursable by Borrowers to Collateral Agent for the account of Underlying Issuer.

                        (6) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer, the Lenders or Collateral Agent with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

                    (a) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

                    (b) there shall be imposed on the Underlying Issuer, the Lenders or the Collateral Agent any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto; and the result of the foregoing is to increase, directly or indirectly, the cost to the Lenders of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lenders, then, and in any such case, Collateral Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Company, and Borrowers shall pay on demand such amounts as Collateral Agent may specify to be necessary to compensate the Lenders for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Collateral Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                        (7) Revenue Bond Letter of Credit. With respect to a Revenue Bond Letter of Credit or any L/C issued in replacement thereof or supplement thereto, in the event a draw is made under such L/C as a result of a tendering of the bonds described therein, which is not reimbursed by Borrowers and the amount of such draw is then, in accordance with the terms of this Agreement, deemed an Advance ("Bond Tender Advance"), Borrowers agree that any remarketing or similar proceeds received by any Borrower with respect to any remarketed bonds ("Remarketing Proceeds") shall immediately be remitted to Collateral Agent for application to the Bond Tender Advance or as may otherwise be required by the terms of this Agreement. The aggregate amount of any Remarketing Proceeds or other amounts received by Collateral Agent and applied to the Bond Tender Advance shall thereafter become a reserve against the Borrowing Base in such amount as the Requisite Lenders deem appropriate, which reserve shall remain in effect until the reinstatement of the Revenue Bond Letter of Credit in connection with a remarketing of the bonds.

                       (8) Nature of Lender's Duties. As between any Issuing Lender, on the one hand, and all Lenders on the other hand, all Lenders assume all risks of the acts and omissions of, or misuse of any Letter of Credit by the beneficiary thereof. In furtherance and not in limitation of the foregoing, neither Collateral Agent nor any Issuing Lender shall be responsible: (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment thereunder; provided that, in the case of any payment under any such Letter of Credit, any Issuing Lender has not acted with gross negligence or willful misconduct in determining that the demand for payment under any such Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any such Letter of Credit; (g) for the credit of the proceeds of any drawing under any such Letter of Credit; and (h) for any consequences arising from causes beyond the control of Collateral Agent or any Lender as the case may be.

                        (9) Liability. In furtherance and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by either Collateral Agent or any Lender under or in connection with any Letter of Credit, if taken or omitted in good faith (and not as a result of gross negligence or willful misconduct of the Collateral Agent or such Lender), shall not put Collateral Agent or any Lender under any resulting liability to Borrowers or any other Lender.

                  (H)    [Omitted.]

                  (I)     Availability of a Lender's Pro Rata Share

                         (1)     Lender's Amounts Available on a Funding Date. Unless Collateral Agent receives written notice from a Lender on or prior to any Funding Date that such Lender will not make available to Collateral Agent as and when required such Lender's Pro Rata Share of any requested Loan or Advance, Collateral Agent may assume that each Lender will make such amount available to Collateral Agent in immediately available funds on the Funding Date and Collateral Agent shall, in reliance upon such assumption, make available to the requesting Borrower(s) on such date a corresponding amount.

                         (2)     Lender's Failure to Fund. A Defaulting Lender shall pay interest to Collateral Agent at the Base Rate on the Defaulted Amount from the Business Day following the applicable Funding Date of such Defaulted Amount until the date such Defaulted Amount is paid to Collateral Agent. A notice of Collateral Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is not paid when due to Collateral Agent, Collateral Agent, at its option, may notify Borrowers of such failure to fund and, in the event that Collateral Agent shall have funded such Defaulted Amount on behalf of such defaulting Lender, upon demand by Collateral Agent, Borrowers shall pay such Lender's unpaid amount to Collateral Agent for Collateral Agent's account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loan made by the other Lenders on such Funding Date. The failure of any Lender to make available any portion of its Commitment on any Funding Date or to fund its participation in a Letter of Credit shall not relieve any other Lender of any obligation hereunder to fund such Lender's Commitment on such Funding Date or to fund any such participation, but no Lender shall be responsible for the failure of any other Lender to honor its Commitment on any Funding Date or to fund any participation to be funded by any other Lender.

                         (3)     Payments to a Defaulting Lender. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Collateral Agent shall not be obligated to transfer to a Defaulting Lender any payment made by Borrowers to Collateral Agent or any amount otherwise received by Collateral Agent for application to the Obligations nor shall a Defaulting Lender be entitled to the sharing of any interest, fees or payments hereunder.

                         (4)     Defaulting Lender's Right to Vote. Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents for purposes of voting or consenting to matters with respect to (a) the Loan Documents or (b) any other matter concerning the Loans, a Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitments and outstanding Loans and Advances shall be deemed to be zero.

          2.2     Interest.

                  (A)     Rate of Interest. From the date the Loans are made and the date the other Obligations become due, the Loans and the other Obligations shall bear interest at the applicable rates set forth below (collectively, the "Interest Rate"):

                         (1)     The Revolving Loan and all other Obligations for which no other interest rate is specified shall bear interest as follows:

                                 (a)     If a Base Rate Loan, then at the greater of (i) the sum of the Base Rate plus the Base Rate Margin applicable to Revolving Loans and (ii) five and one quarter percent (5.25%) per annum.

                                 (b)     If a LIBOR Loan, then at the greater of (i) the sum of LIBOR plus the LIBOR Margin applicable to Revolving Loans and (ii) five and one quarter percent (5.25%) per annum.

              Subject to the provisions of subsection 2.1(D), Borrowers shall designate to Collateral Agent whether a Loan shall be a Base Rate or LIBOR Loan at the time a Notice of Borrowing is given pursuant to subsection 2.1(D). Such designation by Borrowers may be changed from time to time pursuant to subsection 2.2(D). If on any day a Loan or a portion of any Loan is outstanding with respect to which notice has not been delivered to Collateral Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest or if LIBOR has been specified and no LIBOR quote is available, then for that day that Loan or portion thereof shall bear interest determined by reference to the Base Rate.

               "Base Rate Margin" shall mean one percent (1%) per annum.

               "LIBOR Margin" shall mean three and three-quarters percent (3.75%) per annum.

                              After the occurrence and during the continuance of an Event of Default (1) the Loans and all other Obligations shall, at the election of Collateral Agent or Requisite Lenders, bear interest at a rate per annum equal to three percent (3%) plus the applicable Interest Rate (the "Default Rate"), (2) each LIBOR Loan shall automatically convert to a Base Rate Loan at the end of any applicable Interest Period and (3) no Loans may be converted to LIBOR Loans.

                   (B)     Computation and Payment of Interest. Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In computing interest on any Loan, the date of funding of the Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, shall be included; and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan. Interest on Base Rate Loans and all other Obligations other than LIBOR Loans shall be payable to Collateral Agent for the benefit of Lenders monthly in arrears on the first day of each month, on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise. Interest on LIBOR Loans shall be payable to Collateral Agent for the benefit of Lenders on the last day of the applicable Interest Period for such Loan, on the date of any prepayment of the Loans, and at maturity, whether by acceleration or otherwise.

                  (C)     Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrowers shall not be required to pay, and neither Collateral Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) Borrowers shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Collateral Agent or any Lender may have received hereunder shall be, at such Lender's option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) no Borrowers shall have any action against Collateral Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

                  (D)     Conversion or Continuation. Subject to the other provisions of this Agreement, including, without limitation, satisfying the Conditions set forth in Section 3, Borrowers shall have the option to (1) convert at any time all or any part of outstanding Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from Base Rate Loans to LIBOR Loans or (2) upon the expiration of any Interest Period applicable to a LIBOR Loan, to (a) continue all or any portion of such LIBOR Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Loan or (b) convert all or any portion of such LIBOR Loan to a Base Rate Loan. The succeeding Interest Period(s) of such continued or converted Loan shall commence on the last day of the Interest Period of the Loan to be continued or converted; provided that no outstanding Loan may be continued as, or be converted into, a LIBOR Loan, when any Event of Default or Default has occurred and is continuing.

              Borrowers shall deliver a Notice of Borrowing with respect to any such conversion/continuation to Collateral Agent no later than 12 p.m. (noon) New York time at least one Business Day in advance of the proposed conversion/continuation date. The Notice of Borrowing with respect to such conversion/continuation shall certify: (1) the proposed conversion/continuation date which shall be a Business Day; (2) the amount of the Loan to be converted/continued; (3) the nature of the proposed conversion/continuation; (4) in the case of conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period; (5) that no Default or Event of Default has occurred and is continuing or would result from the proposed conversion/continuation; and (6) that all conditions to make Loans as set forth in Section 3 and in the Conditions Rider have been satisfied.

               In lieu of delivering a Notice of Borrowing with respect to any such conversion/continuation, the Company may give Collateral Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2(D) (in such telephonic notice such Borrower shall certify to the items set forth above with respect to the Notice of Borrowing); provided that such telephonic notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing (in form and substance described herein) with respect to such conversion/continuation to Collateral Agent on or before the proposed conversion/continuation date. Once given, such Borrower shall be bound by such telephonic notice. Upon the expiration of an Interest Period for a LIBOR Loan, in the absence of a new Notice of Borrowing or a telephonic notice submitted to Collateral Agent not less than one Business Day prior to the end of such Interest Period, the LIBOR Loan then maturing shall be automatically converted to a Base Rate Loan.

               Neither Collateral Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice or a Notice of Borrowing referred to above that Collateral Agent believes in good faith to have been given by an officer or other person authorized to act on behalf of such Borrower or for otherwise acting in good faith under this subsection 2.2(D).

          2.3     Fees.

Borrowers shall pay to Collateral Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Collateral Agent and individual Lenders:

                  (A)     Unused Line Fee. Borrowers shall pay to Collateral Agent a monthly fee in an amount equal to the Unused Daily Balance multiplied by 0.042%. Such fee shall be payable monthly in arrears on the first day of each month following the Closing Date.

                  (B)     Letter of Credit Fees. In addition to the Usage Fee and the fees, costs, charges and commissions set forth in Section 2.1(G)(5), Borrowers shall pay (1) to Collateral Agent a monthly fee with respect to the Letters of Credit in an amount equal to (a) the average daily amount of Letter of Credit Liability outstanding during such month multiplied by three and one-half percent (3.50%) per annum (less the Usage Fee, if any) plus (b), without duplication of amounts payable pursuant to clause (a) above and subsection 2.1(G), the average daily amount of Letter of Credit Liability outstanding during such month for Letters of Credit issued by Persons other than CapitalSource multiplied by the greater of (i) three and one-half percent (3.50%) per annum (less the Usage Fee, if any) and (ii) the Usage Fee, and (2) for the account of Collateral Agent a fronting fee for each Letter of Credit issued or obtained by Collateral Agent from the date of issuance to the date of termination equal to the average daily amount of Letter of Credit Liability with respect to such Letters of Credit outstanding during such month multiplied by one-half of one percent (0.50%) per annum. Such fees will be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and will be payable monthly in arrears on the first day of each month.

                  (C)     [Omitted].

                  (D)     Collateral Management Fees. Borrowers shall pay to Collateral Agent, as additional interest, for its own account, a monthly fee in an amount equal to the average daily principal balance of the Loan during any month multiplied by 0.042%. Such fee shall be payable monthly in arrears on the first day of each month following the Closing Date.

                  (E)     Audit Fees. Borrowers agree to pay all reasonable out-of-pocket costs and expenses of Collateral Agent and any firm or individual(s) engaged by Collateral Agent, including Capital Analytics, in connection with any audit of Borrowers' operations or records undertaken pursuant to this Agreement.

                  (F)     Other Fees and Expenses. Borrowers shall pay to Collateral Agent for the benefit of Collateral Agent and the Lenders (based on the charges incurred by Collateral Agent and the Lenders, respectively) (a) all charges for returned items and all other bank charges incurred by Collateral Agent and the Lenders, and (b) standard wire transfer charges for each wire transfer made under this Agreement.

                  (G)    Commitment Fee. On or before the Closing Date, Borrowers shall pay to Collateral Agent, for the benefit of Lenders, an amount equal to one percent (1%) of the Facility Cap as a nonrefundable commitment fee (the "Commitment Fee"). On or before the Closing Date, Borrowers shall further pay to Collateral Agent, for the benefit of Lenders, an amount equal to two percent (2%) of the Facility Cap as an additional commitment fee (the "Additional Commitment Fee"); provided, however, on written request by Borrowers, Lenders may, at the election of Collateral Agent, advance such funds under the terms hereof as an Overadvance on the Closing Date, and Borrowers shall, in addition to all other repayment obligations contained herein, repay 1/12th of such advance (plus accrued interest thereon) on the first day of each calendar month commencing September 1, 2003 until such amounts have been completely repaid. If Borrowers do not prepay the Obligations or permanently reduce or partially terminate the Revolving Loan Commitment prior to September 1, 2004, Lenders will refund one-half of the Additional Commitment Fee to Borrower. If Borrowers do not prepay the Obligations and permanently reduce or partially terminate the Revolving Loan Commitment prior to the Termination Date, Lenders shall refund the remaining one-half of the Additional Commitment Fee to Borrowers. If there is a partial termination the amount of the Additional Commitment Fee that would otherwise be refunded shall instead be equal to an amount equal to the amount that would otherwise have been refunded multiplied by a fraction with a numerator equal to $75 million less the terminated amount and the denominator equal to $75 million.

                (H)    Arrangement Fee. On or before the Closing Date, Borrowers shall pay to Collateral Agent, as additional interest, for its own account, an amount equal to one-half percent (1/2%) of the Facility Cap as a nonrefundable arrangement fee.

          2.4     Payments and Prepayments.

                (A)    Matters Relating to Cash Management. Borrowers shall (a) establish and maintain cash management services of a type and on terms satisfactory to Collateral Agent at one or more banks satisfactory to the Lenders (the "Lockbox Bank"), (b) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their collections owed by Medicaid/Medicare Account Debtors into a bank account (the "Medicare/Medicaid Bank Account") at one of the Lockbox Banks, and shall request in writing and otherwise take such reasonable steps to ensure that all of their Medicaid/Medicare Account Debtors forward payment of the amounts owed by them directly to such Medicare/Medicaid Bank Account, and (c) on and after the date that is 60 days from the Closing Date, deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their collections owed by Account Debtors other than Medicaid/Medicare Account Debtors into a bank account that is separate from the bank accounts referenced in subsection (b) (the "Non-Medicare/Medicaid Bank Account") in Collateral Agent's name at on e of the Lockbox Banks, and shall request in writing and otherwise take such reasonable steps to ensure that all of their Account Debtors (that are not Medicare/Medicaid Account Debtors) forward payment of the amounts owed by them directly to the Non-Medicare/Medicaid Bank Account.

                            (1)     Borrowers shall further establish and maintain at their expense the following accounts, which Borrowers hereby represent are in existence as of the Closing Date:

                                      (a)     depository accounts into which collections of Accounts of any Facility are paid directly or deposited manually by any Borrower (collectively, the "Facility Deposit Accounts"), which Facility Deposit Accounts (including the bank at which such Facility Deposit Accounts are maintained) are identified on Schedule 2.4(A)(1);

                                      (b)     depository accounts into which certain collections of Accounts, including Accounts of Medicare Account Debtors, are paid directly by electronic funds transfer (collectively, the "Medicare Deposit Accounts"), which Medicare Deposit Accounts (including the bank at which such Medicare Deposit Accounts are maintained) are identified on Schedule 2.4(A)(1);

                                      (c)     depository accounts into which certain collections of Accounts, including Accounts of Medicaid and TRICARE Account Debtors, are paid directly by electronic funds transfer (collectively, the "Medicaid Deposit Accounts" ), which Medicaid Deposit Accounts (including the bank at which such Medicaid Deposit Accounts are maintained) are identified on Schedule 2.4(A)(1);

                                      (d)     depository accounts into which certain collections of Accounts of or with respect to CareerStaff Unlimited, Inc. (and its Subsidiaries) (collectively, "CareerStaff") are paid directly by electronic funds transfer or deposited manually (collectively, the "CareerStaff Deposit Accounts"), which CareerStaff Deposit Accounts (including the bank at which such CareerStaff Deposit Accounts are maintained) are identified on Schedule 2.4(A)(1); and

                                      (e)     that certain collection account with Wachovia Bank, as successor to First Union National Bank ("Collecting Bank") into which collections of Accounts paid or deposited into the depository accounts described in subparagraph (a) above are transferred on a daily basis on each business day of the Collecting Bank (such collection account, the "Primary Collection Account").

In addition, Borrowers shall establish and maintain at their expense any other depository account that shall be required by Collateral Agent for the purpose of collecting payments or deposits relating to any other Accounts of Borrower, which additional Accounts, if any, shall also be subject to the provisions of this subsection 2.4(A) (any such Accounts, collectively with the Accounts described in subsection 2.4(A)(1)(a), (b), (c) and (d), the "Borrower Deposit Accounts" and the bank(s) at which any such Borrower Deposit Accounts are maintained, collectively, the "Depository Banks").

                            (2)     Borrowers shall ensure that all collections of Accounts (a) that are paid by the applicable Account Debtor electronically (by electronic funds transfer, wire transfer or otherwise) are paid directly into one of the Borrower Deposit Accounts or a Collection Account (as defined below), (b) that are paid by check are (i) in the case of checks sent by any Medicaid or other Account Debtor which are required by law, rule or regulation to be sent directly to Borrower, sent to the applicable Borrower and immediately deposited by such Borrower in one of the Borrower Deposit Accounts or (ii) in the case of checks sent by any Account Debtor that are not required by law, rule or regulation to be sent directly to Borrower, sent directly to a Depository Bank for deposit in a Borrower Deposit Account. Borrowers will not accept nor direct any payment of any Account of Borrowers in any manner other than as described above.

                            (3)     On each Business Day of the applicable Depository Banks, Borrowers shall ensure that all collections of Accounts on deposit in the Borrower Deposit Accounts described in subsection 2.4(A)(1)(a), are transferred into the Collection Account. Borrowers shall further ensure that, on each Business Day of the Collecting Bank, all collections of Accounts (x) then on deposit having then been transferred to the Primary Collection Account and (y) on deposit in the Borrower Deposit Accounts described in subsections 2.4(A)(1)(c) and 2.4(A)(1)(d) are, in each case, transferred into a collection account maintained by Borrower with the Collecting Bank (such account, the "Intermediate Collection Account" and, together with the Primary Collection Account, the "Collection Accounts"). Borrower shall further ensure that, on each Business Day of the Collecting Bank, all collections of Accounts then on deposit or having then been transferred to the Intermediate Collection Account are transferred to a depository account maintained by Collateral Agent at Bank of America or such other financial institution as may be determined by Collateral Agent from time to time in its reasonable discretion, by written notices to the Borrowers and the Collecting Bank (the "Concentration Account").

                            (4)     Borrowers shall execute, with each of the Depository Banks and the Collecting Bank, three party lockbox agreements substantially in the applicable form(s) required by Collateral Agent as Exhibit A (collectively, the "Lockbox Agreements") and such other agreements, forms or documents as Collateral Agent or any Depository Bank or the Collecting Bank may require; provided, that Borrowers shall in any event (a) execute Lockbox Agreements with the Collecting Bank on the Closing Date and as a condition to the Closing, and (b) execute Lockbox Agreements with the following Depository Banks within sixty (60) days of the Closing Date: Bank of America, N.A., PNC Bank, National Association, JP Morgan Chase Bank, Wells Fargo Bank, N.A., Fleet National Bank (or such other replacement financial institutions as have been approved in writing by Collateral Agent) and Borrowers hereby agree to provide Collateral Agent with a written status report regarding the execution of such Lockbox Agreements within thirty (30) days after the Closing Date, and (c) that at all times after the date that is sixty (60) days after the Closing Date, at least ninety percent (90%) of the Borrowing Base shall be paid directly through accounts under Lockbox Agreements. Such Lockbox Agreements, including but not limited to the instructions to the applicable Depository Bank or Collecting Bank set forth therein, may be modified only as expressly set forth in such Lockbox Agreements, and Borrowers shall not (a) close or modify the arrangements regarding the Collection Accounts; (b) close or modify the arrangements regarding any Borrower Deposit Account, except Borrowers may close a Borrower Deposit Account so long as (i) Borrowers shall have notified Collateral Agent and (ii) Borrowers shall have arranged that, if such Borrower Deposit Account was subject to a Lockbox Agreement, all Accounts previously paid to such Borrower Deposit Account shall be paid to a newly established or existing Borrower Deposit Account that is subject to a Lockbox Agreement, or to one of the Collection Accounts; or (c) establish or open any Deposit Account into which collections of Accounts are deposited or directed to be deposited, other than as permitted by subsection (b) immediately above or as directed, or consented to by Collateral Agent in writing.

                            (5)     Collateral Agent shall apply, on a daily basis, all collections of Accounts transferred into the Concentration Account pursuant to this subsection 2.4(A) towards amounts owing by the Borrowers under this Agreement. Such transfers will (solely for purposes of computing interest) be credited against the relevant Obligations of the Borrowers on the (a) fourth (4th) Business Day after receipt of such collections of Accounts if received no later than 1:00 p.m. (New York City time) or (b) the fifth (5th) Business Day after receipt of such collections of Accounts if received after 1:00 p.m. (New York City time).

                            (6)     Except as otherwise expressly provided in this Agreement, Collateral Agent shall, for value at the time specified above in this provision, apply the funds credited to the Concentration Account, (a) first, to any expenses, indemnification or Fees owing pursuant to Article 2 or Article 10, (b) second, to interest on the Loans that has become due and remains unpaid, and, (c) third, to reduce the outstanding balance of the Loans (to the Base Rate Loans first), pro rata among the Loans of all the Lenders; provided, however, that any interest which is paid by Borrowers on funds which have been transferred from the Collecting Account to the Concentration Account but not yet credited against the relevant Obligations pursuant to the provisions of this subsection shall be retained by Collateral Agent as compensation for its services.

                            (7)     If as the result of collections of Accounts pursuant to the terms and conditions of this subsection 2.4(A), a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of the Borrowers but shall be disbursed to the appropriate Borrower upon written request to Collateral Agent without any fee or other charge.

                  (B)     Mandatory Prepayments.

                            (1)     Overadvance. Except as otherwise provided herein, at any time that the Revolving Loan exceeds the Maximum Revolving Loan Amount (an "Overadvance"), Borrowers shall immediately repay the Revolving Loan to the extent necessary to reduce the aggregate principal balance to an amount equal to or less than the Maximum Revolving Loan Amount.

                            (2)     Prepayments from Proceeds of Asset Dispositions. Immediately upon receipt by any Borrower or any of its Subsidiaries of net cash proceeds (i.e., net of ordinary closing costs paid to third parties unaffiliated with any Borrower and net of amounts necessary to pay Indebtedness in favor of third parties unaffiliated with any Borrower secured by the assets disposed of) of any Asset Disposition (in one or a series of related transactions), which net cash proceeds exceed $1,000,000 (it being understood that if the net cash proceeds exceed $1,000,000, the entire amount and not just the portion above $1,000,000 shall be subject to this subsection 2.4(B)(2)), Borrowers shall prepay the Obligations in an amount equal to such net cash proceeds. All such prepayments shall be applied to the Loans in accordance with subsection 2.4(E).

                            (3)     Prepayments from Issuance of Securities. Immediately upon the receipt by any Borrower of the proceeds of the issuance of equity securities in excess of $1,000,000 individually or in the aggregate (other than the issuance of equity securities in connection with any conversion of indebtedness under and in accordance with the Plan or Confirmation Order or the issuance of securities to any other Borrower), Borrowers shall prepay the Loans in an amount equal to such excess proceeds, net of underwriting discounts and commissions and other reasonable costs associated therewith. All such prepayments shall be applied to the Loans in accordance with subsection 2.4(E).

                            (4)     Prepayments from Tax Refunds. Immediately upon the receipt by any Borrower or any of their Subsidiaries of the proceeds of any federal, state or local tax refund in excess of $1,000,000 individually or in the aggregate, Borrowers shall prepay the Loans in an amount equal to such excess proceeds. All such prepayments shall be applied to the Loans in accordance with subsection 2.4(E).

                            (5)     Prepayments from Proceeds of Casualty or Condemnation. Immediately upon receipt by any Borrower of any insurance proceeds arising from damage or casualty, or any proceeds arising from any condemnation, which proceeds exceed $1,000,000 individually or in the aggregate, Borrowers shall prepay the Loans in an amount equal to such excess proceeds, net of any reasonable costs incurred in connection therewith. All such prepayments shall be applied to the Loans in accordance with subsection 2.4(E).

                  (C)     Collateralization of Letters of Credit; Termination of Commitments. In the event that the entire Revolving Loan Commitment is terminated at a time that any Letters of Credit are outstanding, Borrowers shall immediately cause the Collateral Agent and each Lender to be released from all liability under any Letters of Credit or, at Borrowers' option, Borrowers shall deposit with Collateral Agent for the benefit of all Lenders with a Revolving Loan Commitment cash or a back-to-back letter of credit satisfactory to the Collateral Agent in an amount equal to one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Reserve to be available to Collateral Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto. Upon termination of any such Letter of Credit, cash in an amount equal to such deposited amount with respect to such Letter of Credit, less amount used to pay unreimbursed drafts, fees and expenses related thereto shall be refunded to Borrowers.

                  (D)     Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

                  (E)     Application of Prepayment Proceeds. So long as no Default or Event of Default has occurred and is continuing, with respect to the prepayments described in subsections 2.4(B)(2), 2.4(B)(3), 2.4(B)(4), 2.4(B)(5), 4.5(E), and 4.5(P), such prepayments shall be applied (after payments of amounts specified in subsections 2.4(A)(6)(a) and 2.4(A)(6)(b)), at the election of the Company on written notice to the Collateral Agent, (i) to reduce the outstanding principal balance of the Revolving Loans but not as a permanent reduction of the Revolving Loan Commitment or (ii) in accordance with subsection 2.1(A)(2), if received on or after March 1, 2004, to permanently reduce the Revolving Commitment with respect to such mandatory prepayment in accordance with subsection 2.1. Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Base Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid. If a Default or Event of Default has occurred and is continuing, all such amounts shall be applied as provided in Section 2.4(A)(6)

          2.5     Term of this Agreement. This Agreement shall be effective from the Closing Date to and including the Termination Date. To the extent not terminated earlier in accordance with this Agreement, the outstanding Commitments hereunder shall terminate upon the Termination Date and all Obligations shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all Obligations have been fully paid and satisfied, Collateral Agent, on behalf of itself and Lenders, shall be entitled to retain security interests in and liens upon all Collateral, and following such termination, Borrowers shall secure any outstanding Letter of Credit in accordance with subsection 2.4(C). Even after payment of all Obligations hereunder, Borrowers' obligation to indemnify Collateral Agent and each Lender in accordance with the terms hereof shall continue.

           2.6     Statements. Collateral Agent shall render a monthly statement of account to Borrowers within twenty (20) days after the end of each month. Such statement of account shall be deemed conclusive unless Borrowers make written objection thereto within forty-five (45) days from the date such statement is mailed to Borrowers. Collateral Agent shall record in its books and records, including computer records, (a) all Loans, interest charges and payments thereof, (b) all Letter of Credit Liability, (c) the charging and payment of all fees, costs and expenses and (d) all other debits and credits pursuant to this Agreement. The balance in the loan accounts shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein; provided, however, that any failure by Collateral Agent to so record shall not limit or affect the Borrowers' obligation to pay.

          2.7     Grant of Security Interest.

                  (A)     Grant of Liens in the Collateral. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, Borrowers hereby grant to Collateral Agent, for the benefit of Collateral Agent and Lenders, a continuing first priority security interest in, lien and mortgage in and to, right of setoff against and collateral assignment of all of Borrowers' personal property and all rights to such personal property, and Mortgaged Property, in each case, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the "Collateral") including all: (1) Accounts; (2) Chattel Paper; (3) Commercial Tort Claims, including those specified on Schedule 2.7(A); (4) Deposit Accounts and cash and other monies and property of Borrower in the possession or under the control of Collateral Agent, any Lender or any participant of any Lender in the Loans; (5) Documents; (6) Equipment; (7) Fixtures; (8) General Intangibles (including Intellectual Property, tax refunds and rights to tax refunds); (9) Goods; (10) Instruments; (11) Inventory; (12) Investment Property; (13) Letter-of-Credit Rights and Supporting Obligations; (14) other personal property whether or not subject to the UCC; and (15) all other rights to payment for money or funds advanced or sold whether or not arising out of the use of a credit or charge card together with all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to or for use with any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; and Proceeds and products of and rents, issues, and profits from all or any of the property described above;

                  (B)     Borrowers Remain Liable. Anything herein to the contrary notwithstanding: (1) Borrowers shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement or the other Loan Documents had not been executed; (2) the exercise by Collateral Agent of any of the rights under this Agreement or the other Loan Documents shall not release Borrowers from any of their duties or obligations to the parties under the contracts and agreements included in the Collateral; (3) neither Collateral Agent nor any Lender shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or the other Loan Documents, nor shall Collateral Agent nor any Lender be obligated to perform any of the obligations or duties of Borrowers thereunder or to take any action to collect or enforce any claim for payment assigned under this Agreement or the other Loan Documents; and (4) neither Collateral Agent nor any Lender shall have any liability in contract or tort for Borrowers' acts or omissions with respect to the agreements included in the Collateral, unless such acts or omissions occur under protest by the applicable Borrower pursuant to written direction of Collateral Agent or Lender, which direction constitutes gross negligence or willful misconduct on the part of Collateral Agent or Lender.

                  (C)     Security Agreement. This Agreement shall constitute a security agreement as that term is used in the UCC in effect in the jurisdiction(s) in which Borrowers are organized and in the jurisdiction(s) in which the Collateral is situated.

                          Borrowers hereby irrevocably authorize Collateral Agent to file, in applicable UCC jurisdictions initial financing statements or amendments or continuations thereto relating to the Collateral as described in this Agreement at any time and from time to time in accordance with this Agreement. Borrowers agree to furnish promptly upon request all information required for the sufficiency or filing office acceptance of any such initial financing statement or amendment thereto by the UCC of such jurisdiction. Borrowers hereby ratify all UCC filings relating to the Collateral as described in this Agreement made prior to the date hereof and authorize such filings as if made as of the date of this Agreement.

          2.8     Yield Protection.

                  (A)     Capital Adequacy and Other Adjustments. In the event any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), from any central bank or governmental agency or body having jurisdiction, does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrowers shall within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Collateral Agent) pay to Collateral Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrowers shall, absent manifest error, be final, conclusive and binding for all purposes.

                  (B)     Increased LIBOR Funding Costs. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan, then Borrowers shall from time to time within fifteen (15) days after notice and demand from such affected Lenders (together with the certificate referred to in the next sentence and with a copy to Collateral Agent) pay to Collateral Agent, for the account of such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such affected Lenders to Borrowers and Collateral Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

          2.9     Taxes.

                  (A)     No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto referred to herein as "Tax Liabilities"; excluding, however, taxes imposed on the net income of any Lender or Collateral Agent by the jurisdiction under the laws of which Collateral Agent or such Lender is organized or doing business or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of Collateral Agent's or such Lender's applicable lending office or any political subdivision). If Borrowers shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Collateral Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Collateral Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

                  (B)     Changes in Tax Laws. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

                  (a)     does or shall subject Collateral Agent or Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Letters of Credit issued hereunder, or change the basis of taxation of payments to Collateral Agent or Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Collateral Agent or Lender); or

                  (b)     does or shall impose on Collateral Agent or Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the costs to Collateral Agent or Lender of issuing any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder;

then, in any such case, Borrowers shall promptly pay to Collateral Agent or Lender, upon its notice and demand, any additional amounts necessary to compensate Collateral Agent or Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Collateral Agent or Lender with respect to this Agreement or the other Loan Documents; provided that if any such Lender or Collateral Agent has a lending office in a jurisdiction that does not impose such taxes, then, upon the Company's request, Collateral Agent or Lender agrees to use commercially reasonable efforts to cause such payments or reimbursement to be made to such office. If Collateral Agent or Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrowers of the event by reason of which Collateral Agent or Lender shall become so entitled (with any such Lender concurrently notifying Collateral Agent). A certificate as to any additional amounts payable pursuant to the foregoing sentence, together with supporting documentation, submitted by Collateral Agent or Lender to Borrowers shall, absent manifest error, be final, conclusive and binding for all purposes.

                  (C)     Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrowers and Collateral Agent (1) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States of America certifying as to such Foreign Lender's entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement, (a "Certificate of Exemption"), or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrowers or Collateral Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrowers and Collateral Agent. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Tax Liabilities" as defined in subsection 2.9(A).

                     If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrowers and Collateral Agent within the time periods set forth in the preceding paragraph, Borrowers shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates, and Borrowers shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender or a Certificate of Exemption to Borrowers and Collateral Agent.

          2.10     Required Termination and Prepayment. If on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its LIBOR Loans has become unlawful or impossible by compliance by such Lender in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall promptly give written notice (or by telephone if confirmed in writing within one (1) Business Day) to Borrowers and Collateral Agent of that determination. Subject to prior withdrawal of a Notice of Borrowing or prepayment of LIBOR Loans, the obligation of such Lender to make or maintain its LIBOR Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and Borrowers shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.10 is made or, earlier when required by law, repay or prepay LIBOR Loans together with all interest accrued thereon or convert LIBOR Loans to Base Rate Loans.

          2.11     Replacement of Lenders. Within fifteen (15) days after receipt by any Borrower of: (a) written notice and demand from any Lender for payment of additional costs as provided in subsection 2.8 or subsection 2.9, or (b) written notice of any Lender's inability to make LIBOR Loans as provided in subsection 2.10, (any such Lender demanding such payment or having such inability being referred to herein as an "Affected Lender"), Borrowers may, at their option notify Collateral Agent and such Affected Lender of its intention to take one of the actions set forth herein in subparagraphs (A) or (B) below.

                  (A)     Replacement of an Affected Lender. Borrowers may obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for an Affected Lender, which Replacement Lender shall be reasonably satisfactory to Collateral Agent. In the event Borrowers obtain a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrowers' intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender in accordance with the provisions of subsection 9.5; provided, however, Borrowers have in any case where such replacement occurs as the result of a demand for payment of certain costs pursuant to subsection 2.8 or subsection 2.9, paid all increased costs for which such Affected Lender is entitled to under subsection 2.8 or subsection 2.9 through the date of such sale and assignment; or

                  (B)     Prepayment of an Affected Lender. Borrowers may prepay in full all outstanding Obligations owed to an Affected Lender and terminate such Affected Lender's Commitments. Borrowers shall, within ninety (90) days following notice of their intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender, including such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment, and terminate such Affected Lender's Commitments.

          2.12     Compensation. Borrowers shall promptly compensate Collateral Agent for the benefit of Lenders (Collateral Agent's calculation of such amounts shall, absent manifest error, be conclusive and binding upon all parties hereto), for any losses, expenses and liabilities including, without limitation, any loss (including interest paid) sustained by such Lender in connection with the re-employment of funds: (a) if for any reason (other than a default by any Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request of borrowing (confirmed in writing) by Borrowers; (b) if any prepayment of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise); (c) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrowers; or (d) as a consequence of any other failure by Borrowers to repay its LIBOR Loans when required by the terms of this Agreement; provided, however, during the period while any such amounts have not been paid, Collateral Agent may, in its sole discretion, (i) in accordance with subsection 2.4(A), elect to make a Revolving Advance for such amount pursuant to subsection 2.1(D) or (ii) reserve an equal amount from amounts otherwise available to be borrowed under the Revolving Loan.

          2.13     Booking of LIBOR Loans. Each Lender may make, carry or transfer LIBOR Loans at, to, or for the account of, any of its branch offices or the office of an affiliate of such Lender.

          2.14     Assumptions Concerning Funding of LIBOR Loans. Calculation of all amounts payable to each Lender under subsection 2.12 shall be made as though each Lender had actually funded its relevant LIBOR Loan through the purchase of a LIBOR deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office to a domestic office in the United States of America; provided, however, each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under subsection 2.12.

2.15 Promise to Pay.

Each of the Borrowers absolutely and unconditionally promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.

SECTION 3. CONDITIONS TO LOANS

          The obligations of Collateral Agent and each Lender to make Loans and the obligation of Collateral Agent or any Lender to issue Letters of Credit on the Closing Date and on each Funding Date are subject to satisfaction of all of the terms and conditions set forth in this Agreement and in the Conditions Rider, attached hereto and incorporated herein by reference.

SECTION 4. REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

          To induce Collateral Agent and each Lender to enter into the Loan Documents, to make and to continue to make Loans and to issue and to continue to issue Letters of Credit or risk participations to the banks that issue Bank Letters of Credit, the Company represents, warrants and covenants on behalf of itself and the other Borrowers (and each of the other Borrowers, jointly and severally, accepts responsibility for such representations and warranties) to Collateral Agent and Lenders that the following statements are and will be true, correct and complete and, unless specifically limited, shall remain so for so long as any of the Commitments hereunder shall be in effect and until indefeasible payment in full, in cash, of all Obligations and termination of all Letters of Credit:

          4.1     Organization, Powers, Capitalization.

                  (A)     Organization and Powers. Each of the Borrowers is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in each jurisdiction where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Each Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document to which it is a party.

                  (B)     Capitalization. Each Borrower (other than the Company) is a direct or indirect Subsidiary of the Company. The authorized and the issued capital stock of each of the Borrowers and each of their respective Subsidiaries (except for the Inactive Entities) is as set forth on Schedule 4.1(B), including all preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Borrower of any shares of capital stock or other securities of any such entity. All issued and outstanding shares of capital stock of each of the Borrowers are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than (1) as to the Company only, any pledge of the Company's capital stock by its shareholders, and (2) Liens granted in favor of the Collateral Agent for the benefit of Collateral Agent and Lenders and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Each Borrower will promptly notify Lender of any change in its ownership or corporate structure.

          4.2     Authorization of Borrowing, No Conflict. Each of the Borrowers has the power and authority to incur the Obligations and to grant security interests in the Collateral. On the Closing Date, the execution, delivery and performance of the Loan Documents by each Borrower signatory thereto will have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by each Borrower of each Loan Document to which it is a party and the consummation of the transactions contemplated thereby do not contravene any applicable law, the corporate charter or bylaws or other organizational documents of any Borrower or any material agreement or order by which any Borrower or any Borrower's property is bound. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the applicable Borrowers respectively, each enforceable against the Borrowers, as applicable, in accordance with their respective terms.

          4.3     Financial Condition. All financial statements concerning the Company and its Subsidiaries (a) furnished on or before the Closing Date to Collateral Agent or any Lender by the Company in connection with this Agreement (except for the Pro Forma attached hereto as Schedule 4.3) have been, and (b) furnished subsequent to the Closing Date to Collateral Agent or any Lender pursuant to this Agreement will be, prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein, including the footnotes thereto) and present fairly the financial condition of Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. The Pro Forma was prepared by Borrowers based on the unaudited consolidated balance sheet of Borrowers dated as of July 31, 2003. The Projections delivered by Borrowers will be prepared in light of the past operations of the business of Borrowers and their Subsidiaries, and such Projections will represent the good faith estimate of Borrowers concerning the most probable course of their business as of the date such Projections are delivered.

          4.4     Indebtedness and Liabilities. As of the Closing Date, except as set forth on Schedule 4.4, no Borrower has any (a) Indebtedness or other obligations for borrowed money except as reflected on the Pro Forma; or (b) Liabilities other than as reflected on the Pro Forma or otherwise as incurred in the ordinary course of business following the date of the Pro Forma. The Company, or if applicable the other Borrowers, shall promptly deliver copies of all notices given or received by any Borrower with respect to noncompliance with any term or condition of or other Indebtedness in a principal amount in excess of $1,000,000, and shall promptly notify Collateral Agent of any default or event of default with respect to any other Indebtedness in a principal amount in excess of $1,000,000 which default or event of default gives the holders of such Indebtedness the right to accelerate the maturity thereof.

          4.5     Collateral Warranties and Covenants.

                  (A)     Accounts. Lenders may rely, in determining which Accounts are to be included as Eligible Receivables and Eligible Divested Company Receivables, on all statements and representations made by Borrowers in writing with respect to any Accounts. Unless otherwise indicated in writing to Lenders, with respect to each Account included in Eligible Receivables or in Eligible Divested Company Receivables, Borrowers represent that:

                       (1)     the Account is genuine and in all respects what it purports to be, and is not evidenced by a judgment.

                       (2)     the Account arises from an actual, completed and bona fide sale and delivery of goods or rendition of Services and other services to patients or customers, made by a Borrower in the ordinary course of its business, in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations, certificates of need, provider or supplier agreements, or other documents relating thereto and forming a part of the contract between the relevant Borrower and Account Debtor;

                       (3)     the Account is for a liquidated amount maturing as stated in a claim or invoice covering the sale or rendition of Services or other services that give rise to the Account, a copy of which has been furnished or is available to the Collateral Agent;

                       (4)     except as previously disclosed in writing by the Borrowers to the Collateral Agent, none of the Borrowers has knowledge of any information that would lead it to believe that any of the following statements is incorrect: (i) the Account Debtor under the Account had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor under the Account is solvent;

                       (5)     except as previously disclosed in writing by the Borrowers to the Collateral Agent, none of the Borrowers has knowledge of any information that would lead it to believe that any of the following statement is incorrect: there are no proceedings or actions which are threatened or pending against any Account Debtor under the Account which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of any account owed by such Account Debtor;

                      (6)     the Account has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and in compliance and conformity with any and all requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and such Account if due from a Medicaid/Medicare Account Debtor, TRICARE or the Veterans Administration is properly payable directly to a Borrower in the amount stated as the balance of such Account;

                       (7)     the goods, services and inventory sold giving rise to the Account are the exclusive property of the Borrowers owed such Accounts and are not and will not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than Liens in Accounts in favor of any landlord that has entered into a subordination agreement or estoppel certificate in form and substance satisfactory to the Collateral Agent;

                       (8)     the invoices evidencing the Account are in the name of the Borrower to which such Account is owed;

                       (9)     the patients or customers of the Borrowers have accepted the goods or services the sale or rendition of which gave rise to the Account, owe and are obligated to pay the full amounts stated in the related invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which the Borrowers have advised the Collateral Agent;

                       (10)     to the Borrowers' knowledge, there are no facts, events or occurrences which in any material way impair the validity or enforceability of any Accounts or reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered or made available to the Collateral Agent with respect thereto; and

                       (11)     Borrowers have obtained and currently have all certificates of need, Medicaid, Medicare and TRICARE provider numbers, licenses, permits and authorizations that are necessary in the generation of such Accounts.

                       (12)     Such Account does not represent a sale to any Borrower, Subsidiary of any Borrower, or Affiliate of any Borrower, or a consignment, sale or return or a bill and hold transaction.

               The Borrowers shall, at their own expense: (i) keep accurate and complete records of its Accounts and all payments and collections thereon; (ii) cause all invoices evidencing such Accounts and all copies thereof to bear a notice that such invoices are payable to the Borrower Deposit Accounts and to the extent requested by the Collateral Agent, (A) provide written notice to each private indemnity, managed care or other Insurer who is an Account Debtor on any Account of such Borrower, and, thereafter, promptly after any such Insurer becomes an Account Debtor on any such Account, provide written notice to such Insurer, that the Collateral Agent has been granted a first priority lien and security interest in, upon and to all Accounts applicable to such Insurer and directs such Account Debtor to make payments into the appropriate Blocked Account and (B) do anything further that may be reasonably requested by the Collateral Agent to preserve or protect the security interests in the Collateral contemplated in this Agreement and the Plan and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of agreements relating to the Blocked Accounts, continuation statements, amendments to financing statements, and any other documents required under this Agreement and (iii) use its reasonable best efforts to assure prompt payment of all amounts due or to become due under Accounts. Except in the ordinary course of business consistent with past practices, no discounts, credits or allowances will be issued, granted or allowed by any Borrower to customers and no returns will be accepted without Collateral Agent's prior written consent.

               Borrowers will promptly notify Collateral Agent in the event that any (x) Account Debtor (or any other Person obligated on such Account) alleges dispute or claim with respect to such Account or of any other circumstances known to Borrowers, in each case to the extent not previously disclosed to the Collateral Agent, that may materially impair the validity or collectibility of any such Account (and such impairment or collectibility could cause a loss of $75,000 or more in the aggregate, with respect to all such Accounts) , (y) Account becomes evidenced or secured by an instrument or chattel paper and upon request of the Collateral Agent, promptly deliver such instrument or chattel paper to the Collateral Agent, or (z) Accounts that in the aggregate have face amounts in excess of $125,000 ceases, to such Borrower's knowledge, to qualify as an Eligible Receivable or an Eligible Divested Company Receivable and, in which case Borrowers shall promptly describe the circumstances of such event. Collateral Agent shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to any Account by mail, telephone or in person and Borrowers shall take such actions as are requested by Collateral Agent to enable Collateral Agent to perform such verification.

               After the occurrence of an Event of Default: (i) no Borrower shall, without the prior consent of Collateral Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor (or any other Person obligated on such Account), or allow any credit or discount thereon, except in the ordinary course of business consistent with past practices, and (ii) Collateral Agent shall have the right at any time, subject to the provisions of applicable law, including, without limitation, HIPAA, (A) to exercise the rights of any Borrower, with respect to the obligation of the Account Debtor (or any other Person obligated on such Account) to make payment or otherwise render performance to such Borrower, and with respect to any property that secures the obligations of the Account Debtor or of any such other Person obligated on such Account; and (B) to adjust, settle or compromise the amount or payment of any such Account or release wholly or partly any Account Debtor or obligor thereunder or allow any credit or discount thereon. Each Borrower shall issue credit memoranda promptly (with copies to Collateral Agent after the occurrence of an Event of Default) upon accepting returns or granting allowances, until Collateral Agent has notified such Borrower that an Event of Default has occurred and that all future credits or allowances are to be made only after prior written approval from Collateral Agent.

                  (B)     Inventory Warranties and Covenants. All of Borrowers' Inventory is of good and merchantable quality, free from any material defects. The completion, manufacture and sale of such Inventory is permitted under the applicable Borrower's contracts and other agreements to which the Inventory is subject. None of Borrowers' Inventory has been or will be produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provisions contained in 29 U.S.C. 215 or in violation of any other law. Borrowers will use their reasonable best efforts to cause all inventory and products owned by Persons other than Borrowers and located on any premises owned, leased or controlled by Borrowers, to be separately and conspicuously identified as such and to be segregated from Borrowers' own Inventory located at such premises.

                  (C)     Equipment Warranties and Covenants. Borrowers have maintained and shall cause all of their Equipment to be maintained and preserved in good working condition, repair and working order, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements, and other improvements in connection therewith that are necessary or desirable to such end. None of Borrowers' Equipment (other than motor vehicles not having a market value in excess of $10,000 individually) is covered by any certificate of title and Borrowers shall promptly notify Collateral Agent to the extent any Borrower obtains any Equipment (other than motor vehicles not having a market value in excess of $10,000 individually) covered by any certificate of title. After the occurrence and continuance of an Event of Default, upon request of Collateral Agent, Borrowers shall promptly deliver to Collateral Agent any and all certificates of title, applications for title or similar evidence of ownership of all of its Equipment and shall cause Collateral Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Borrowers shall promptly inform Collateral Agent of any material additions to or material deletions from the Equipment unless such additions or deletions are promptly disclosed by Borrowers as "Capital Expenditures" in the quarterly financial statements required to be delivered pursuant to this Agreement.

                  (D)     Chattel Paper Warranties and Covenants. As of the Closing Date, no Borrower holds any Chattel Paper and does not anticipate holding any Chattel Paper in the ordinary course of its business. Schedule 4.5(D) sets forth a list of all Chattel Paper held by each Borrower immediately prior to the Closing Date, all of which has been delivered to (and, where appropriate, duly endorsed to) Collateral Agent. To the extent any Borrower shall hold or obtain any Chattel Paper, such Borrower will promptly (i) deliver to Collateral Agent all Tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Collateral Agent and (ii) provide Collateral Agent with Control of all Electronic Chattel Paper, by having Collateral Agent identified as the assignee of the Records(s) pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of Control set forth in the UCC. Borrowers will mark conspicuously all Chattel Paper with a legend, in form and substance satisfactory to Collateral Agent, indicating that such Chattel Paper is subject to the Lien of Collateral Agent. At the request of the Collateral Agent, Borrowers shall take all actions reasonably necessary to ensure Collateral Agent has a perfected security interest in such Chattel Paper.

                  (E)     Instruments Warranties and Covenants. Borrowers have delivered to Collateral Agent all promissory notes (duly endorsed) (the "SHS Notes") made by SHS to the order of the Company. At the request of Collateral Agent, each Borrower will deliver to Collateral Agent all Instruments it holds or obtains duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Collateral Agent. At the request of Collateral Agent, Borrowers will also deliver to Collateral Agent copies of all security agreements securing any such Instruments. Collateral Agent shall release, on behalf of the Lenders their security interest in the SHS Notes and any security therefor if the Company's and each Borrower's interest in SHS is sold (or SHS's assets are sold) to a third party unaffiliated with any of the Company or any of the Borrowers and all net proceeds of such sale (i.e., all gross proceeds of such sale less all ordinary and reasonably necessary out-of-pocket costs paid to third parties unaffiliated with any of the Borrowers and incurred by the Borrowers in accordance with such sale and net of amounts necessary to pay Indebtedness to third parties unaffiliated with any of the Borrowers secured by assets of SHS) are used to prepay the Loans. All such prepayments shall be paid into the Primary Collection Account and shall be applied to the Loans in accordance with subsection 2.4(E).

                  (F)     Investment Property Warranties and Covenants. Each Borrower will use its reasonable best efforts (or otherwise take such actions as are required or requested by Collateral Agent), from time to time, to (i) enable Collateral Agent to obtain control of any Investment Property owned by such Borrower in a manner acceptable to Collateral Agent and (ii) obtain from any issuers of such Investment Property and such other Persons, for the benefit of Collateral Agent, written confirmation of Collateral Agent's control over such Investment Property upon terms and conditions acceptable to Collateral Agent; provided, however, that the foregoing shall not apply to Investment Property in respect of certain de minimis investments in other Persons by Borrowers in an aggregate amount not to exceed $50,000.

                  (G)     Letter-of-Credit Rights Warranties and Covenants. Each Borrower will deliver to Collateral Agent all Letters of Credit under which it is the beneficiary or is otherwise entitled to receive proceeds duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Collateral Agent. Each Borrower will also deliver to Collateral Agent all security agreements securing any such Letters of Credit and execute UCC financing statement amendments evidencing the collateral assignment of Borrowers' letter-of-credit rights to Collateral Agent in connection with such security agreements. Borrowers will take any and all actions necessary (or required or requested by Collateral Agent), from time to time, to cause Collateral Agent to obtain Control of such Borrower's Letter-of-Credit Rights.

                  (H)     General Intangibles Warranties and Covenants. If an Event of Default shall have occurred and be continuing, upon request of Collateral Agent, Borrowers shall use their reasonable best efforts to obtain any consents, waivers or agreements necessary to enable Collateral Agent to exercise its remedies hereunder and under the other Loan Documents with respect to any of Borrowers' rights under any material contractual obligations constituting General Intangibles, including Borrowers' rights as a licensee of computer software.

                  (I)     Intellectual Property Warranties and Covenants. Each Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property the loss of which ownership, license or right could reasonably be expected to have a Material Adverse Effect, and all such Intellectual Property is identified on Schedule 4.5(I). Except as set forth on Schedule 4.5(I), there are no restrictions on any Borrower's nor any of its Subsidiaries' right to create a Lien in such Intellectual Property nor in Collateral Agent's right to perfect and enforce such Lien. Each Borrower shall concurrently herewith deliver to Collateral Agent each Copyright Security Agreement and Trademark Security Agreement and all other documents, instruments and other items as may be reasonably necessary for Collateral Agent to file such agreements with the U.S. Copyright Office and the U.S. Patent and Trademark Office, as applicable. If, before the Obligations are indefeasibly paid in full, in cash, any Borrower acquires or becomes entitled to any new or additional registered Patents, Trademarks or federally registered Copyrights, or rights thereto, such Borrower shall give to Collateral Agent prompt written notice thereof, and if requested by the Collateral Agent following such Borrower's delivery of such notice, shall amend the schedules to the respective security agreements or enter into new or additional security agreements to include any such Patents, Trademarks or Copyrights. With respect to all Intellectual Property, the loss of which could reasonably be expected to have a Material Adverse Effect, each Borrower shall: (a) prosecute diligently any copyright, patent or trademark application at any time pending; (b) preserve and maintain all rights in such Intellectual Property; (c) use its best efforts to obtain any consents, waivers or agreements necessary to enable Collateral Agent to exercise its remedies with respect to such Intellectual Property; (d) not abandon any material right to file a copyright, patent or trademark application nor abandon any pending copyright, patent or trademark application, or Copyright, Patent or Trademark without the prior written consent of Collateral Agent. All government registered Intellectual Property, the loss of which could reasonably be expected to have a Material Adverse Effect, is owned by Borrowers, is valid, subsisting and enforceable and all filings necessary to maintain the effectiveness of such registrations have been made. With respect to all Intellectual Property, the loss of which could reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance of this Agreement by Borrowers will not violate or cause a default under any of such Intellectual Property or any agreement with respect thereto.

                  (J)     Commercial Tort Claims Warranties and Covenants. Except for matters disclosed on Schedule 2.7(A), no Borrower owns any commercial tort claims. Borrowers shall advise Collateral Agent promptly upon any Borrower becoming aware that it owns any additional Commercial Tort Claims. With respect to any new commercial tort claim, Borrowers will execute and deliver such documents as Collateral Agent deems necessary to create, perfect and protect Collateral Agent's security interest in such commercial tort claim.

                  (K)     Deposit Accounts; Bank Accounts Warranties and Covenants.

                            (1)     Schedule 4.5(K) sets forth the account numbers and locations, and the name of the depository bank, of all Deposit Accounts of Borrowers (other than the Borrower Deposit Accounts and the Collection Account) that are subject to a lockbox, blocked account or similar agreement or arrangement) (any such accounts, collectively, the "Blocked Accounts"), as well as a brief description of the terms of any lockbox, blocked account or similar agreement or arrangement regarding any Blocked Account.

                            (2)     Borrowers shall not (a) transfer or direct the transfer of any collections from any Borrower Deposit Account or any Collection Account into any Blocked Account or other bank account of Borrowers or any Subsidiary of Borrowers or (b) close any Blocked Account or modify the terms of any lockbox, blocked account or similar agreement or arrangement, in either case without the prior written consent of Collateral Agent, except as otherwise expressly permitted by subsection 2.4(A)(4).

                  (L)     Bailees. Except as disclosed on Schedule 4.5(L), none of the Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor. No Collateral having an aggregate value in excess of $50,000 shall at any time be in the possession or control of any warehouse, bailee or any of Borrowers' agents or processors (other than (i) patient medical records required to be retained under applicable law and (ii) Equipment that is obsolete or that is being recalibrated or refurbished) without Collateral Agent's prior written consent and unless Collateral Agent, if Collateral Agent has so requested, has received warehouse receipts or bailee lien waivers satisfactory to Collateral Agent prior to the commencement of such possession or control. If any such Collateral is at any time in the possession or control of any warehouse, bailee or any of Borrowers' agents or processors, Borrowers shall, upon the request of Collateral Agent, notify such warehouse, bailee, agent or processor of the Liens in favor of Collateral Agent, for the benefit of Collateral Agent and Lenders, created hereby, shall instruct such Person to hold all such Collateral for Collateral Agent's account subject to Collateral Agent's instructions, and shall obtain such Person's acknowledgement that it is holding the Collateral for Collateral Agent's benefit.

                  (M)     Collateral Description; Use of Collateral. Borrowers will furnish to Collateral Agent, from time to time upon request but, so long as no Event of Default shall have occurred and be continuing, no more than once per calendar month, statements and schedules further identifying, updating, and describing the Collateral (not including the Borrowing Base Certificate, which shall in any event be furnished to Collateral Agent on a weekly basis) and such other information, reports and evidence concerning the Collateral, as Collateral Agent may reasonably request, all in reasonable detail. No Borrower will use or permit any Collateral to be used unlawfully or in violation of any provision of applicable law, or any policy of insurance covering any of the Collateral.

                  (N)     Collateral Filing Requirements; Collateral Records. Borrowers shall keep full and accurate books and records relating to the Collateral and shall stamp or otherwise mark such books and records in such manner as Collateral Agent may reasonably request to indicate Collateral Agent's Liens in the Collateral for the benefit of Collateral Agent and Lenders.

                  (O)     Federal Claims. Except for Accounts of Medicare/Medicaid Account Debtors, Accounts of the Veteran's Administration and claims relating to refunds of federal or state taxes, none of the Collateral constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law. Borrowers shall notify Collateral Agent of any Collateral (other than such Accounts or tax refund claims) which constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law. Upon the request of Collateral Agent, to the extent permitted by applicable law, Borrowers shall take such steps as may be necessary to comply with any applicable federal assignment of claims laws and other comparable laws.

                  (P)     SunScript Sale. Some of the Borrowers may be entitled to certain funds pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of June 15, 2003 by and among Omnicare, Inc., SunScript Pharmacy Corporation, First Class Pharmacy, Inc., Advantage Health Services, Inc., HoMed Convalescent Equipment, Inc. and SunScript Medical Services, Inc. Any such payments shall be used to prepay the Loans. All such prepayments paid into the Primary Collection Account and shall be applied to the Loans in accordance with subsection 2.4(E).

          4.6     Names and Locations. Schedule 4.6(a) sets forth all legal names and all other names (including trade names, fictitious names and business names) under which each Borrower currently conducts business, or has at any time since October 14, 1999 conducted business. Schedule 4.6(b) - (d) sets forth (i) the location of each Borrower's principal place of business, (ii) the state or other jurisdiction of organization for each Borrower and each Borrower's organizational identification number or specifically designates that one does not exist, and (iii) the location of each Borrower's books and records. Schedule 4.6(e) sets forth the location of all other Facilities. Schedule 4.6(f) sets forth all other Collateral locations not set forth with respect to Schedule 4.6(e) (designating Inventory and Equipment locations and indicating between owned, leased, warehouse, storage, and processor locations). The locations designated on Schedule 4.6 are Borrowers' sole locations for their respective businesses and the Collateral. Borrowers will give Collateral Agent at least thirty (30) days advance written notice of any: (a) change of name of any Borrower, (b) change of principal place of business of any Borrower, (c) change in the location of each Borrower's books and records, (d) change in the location of any Collateral which would require the Collateral Agent to file additional UCC financing statements to maintain a perfected security interest in such Collateral and (e) change in any Borrower's state or other jurisdiction of organization or its organizational identification number.

          4.7     Title to Properties; Liens. Each Borrower has good, sufficient and legal title to all of the Collateral (and any other material properties and assets, if any) and will have good, sufficient and legal title of all after-acquired Collateral (and any other after-acquired material properties and assets, if any), in each case, free and clear of all Liens except for the Permitted Encumbrances. Subject to the filing of appropriate UCC financing statements and the recording of Mortgages, Collateral Agent has a valid, perfected and, first priority Liens in the Collateral (subject only to the Permitted Encumbrances), securing the payment of the Obligations, and such Liens are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable law as enacted in any relevant jurisdiction which relates to perfected Liens.

          4.8     Litigation; Adverse Facts. Except as set forth on Schedule 4.8, there are no judgments outstanding against any Borrower or affecting any property of any Borrower. All other information contained in Schedule 4.8 is true, correct and complete. Without limitation, to Borrower's knowledge, except as provided in Schedule 4.8, there are no other actions, suits, proceedings, governmental investigations or arbitrations threatened where it is probable that a liability has been incurred in an amount in excess of $500,000. Promptly upon any Borrower obtaining knowledge of (a) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Borrower or any of its property, not previously disclosed by Borrowers to Collateral Agent, which if adversely determined could reasonably be expected to result in damages, costs or expenses in excess of $500,000, or (b) any development in any action, suit, proceeding, governmental investigation or arbitration at any time pending or affecting any Borrower or any of its property that could reasonably be expected to result in damages, costs or expenses in excess of $500,000, Borrowers will promptly give notice thereof to Collateral Agent and provide such other information as may be reasonably available to enable Collateral Agent and its counsel to evaluate such matter (and Collateral Agent shall provide copies of any material information received to Requisite Lenders).

          4.9     Payment of Taxes. Except as disclosed in Schedule 4.9, all material tax returns and reports of each Borrower required to be filed by any of them have been timely filed and are complete and accurate in all material respects. Except as disclosed in Schedule 4.9 (and Borrowers have established appropriate reserves for all such payments as required in conformity with GAAP), all taxes (including payroll taxes), assessments, fees and other governmental charges which are due and payable by each Borrower have been paid when due, all taxes (including payroll taxes), assessments, fees and other governmental charges which are due and payable by each Borrower have been paid when due (and in all cases Borrowers have complied with and shall comply with the Plan in all material respects); provided that no such tax need be paid if such Borrower is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Borrower has established appropriate reserves as required in conformity with GAAP. As of the Closing Date, except as disclosed on Schedule 4.9, none of the income tax returns of any Borrower are under audit. No tax liens have been filed against any Borrower with respect to payroll taxes, and to Borrower's knowledge, no other tax liens have been filed against any Borrower since October 14, 1999 and all such liens prior to such date have been discharged. The charges, accruals and reserves on the books of each Borrower in respect of any taxes or other governmental charges are in accordance with GAAP. Each Borrower has executed United States of America Internal Revenue Service ("IRS") Form 8821 designating Collateral Agent as Borrower's appointee to receive directly from the IRS, on an on-going basis, certain tax information, notices and other written communication and Borrower authorizes Collateral Agent to file such Form 8821 with the IRS. Each Borrower's federal tax identification number is listed on Schedule 4.6(c).

          4.10     Performance of Agreements. None of the Borrowers is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

          4.11     Employee Benefit Plans. Each of the Borrowers, their Subsidiaries and their ERISA Affiliates are in compliance, and will continue to remain in compliance, in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by any of the Borrowers, their Subsidiaries or their ERISA Affiliates which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan. No Borrower nor any of its Subsidiaries shall establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material.

          4.12     Broker's Fees. No brokers or finder's fee or commission will be payable with respect to this Agreement.

          4.13     Environmental Compliance. Each Borrower is and shall continue to remain in compliance with all applicable Environmental Laws except where failure to be in such compliance could not reasonably be expected to result in a Material Adverse Effect. To the Borrowers' knowledge, there are no claims, liabilities, Liens, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or threatened against any Borrower or relating to any real property currently or formerly owned, leased or operated by any Borrower.

          4.14     Real Property. Schedule 4.14 hereto describing fee interests and leasehold estates in real property with a remaining term in excess of thirty (30) years owned by the Borrowers is true, correct and complete and, without limitation, lists all real property and leasehold estates in real property with a remaining term in excess of thirty (30) years in which any of the Borrowers has an ownership interest.

          4.15     Disclosure. No representation or warranty of any Borrower contained in this Agreement, the exhibits and schedules thereto, the other Loan Documents, or any other document, certificate or written statement furnished to Collateral Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no material fact known to any Borrower that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Collateral Agent or Lender for use in connection with the transactions contemplated hereby.

          4.16     Insurance. Each Borrower and each of its Subsidiaries maintains and shall continue to maintain adequate insurance policies and shall provide Collateral Agent with evidence of such insurance coverage for public liability, professional liability, property damage and product liability with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage commensurate with the kinds and amounts customarily carried or maintained by corporations of similar size, established reputation and engaged in similar businesses and in amounts acceptable to Collateral Agent in its reasonable discretion. Each Borrower shall cause Collateral Agent at all times to be named as additional loss payee on all property damage insurance policies and shall cause Collateral Agent at all times to be named as additional insured under all general and professional liability policies relating to the Collateral, in each case pursuant to appropriate endorsements in form and substance satisfactory to Collateral Agent. No notice of cancellation has been received with respect to such policies and each Borrower and each of its Subsidiaries is in compliance with all material conditions contained in such policies. Any proceeds received from any policies of insurance relating to any Collateral shall be applied to the Obligations as set forth in subsection 2.4(B)(2). Each Borrower shall provide Collateral Agent evidence of the insurance coverage and of the assignments and endorsements required by this Agreement promptly upon request by Collateral Agent and upon renewal of any existing policy. If any Borrower elects to change insurance carriers, policies or coverage amounts, such Borrower shall notify Collateral Agent and provide Collateral Agent with evidence of the updated insurance coverage and of the assignments and endorsements required by this Agreement, except that such notice shall not be required (a) if such change does not materially reduce the coverage amounts or materially and adversely affect the terms or provisions of the coverage in existence on the Closing Date or (b) if such change does materially reduce the coverage amounts or does materially and adversely affect the terms or provisions of such coverage in existence on the Closing Date, such Borrower shall have obtained the highest amount of coverage and the most favorable terms and provisions that are then commercially available. In the event such Borrower fails to provide Collateral Agent with evidence of the insurance coverage required by this Agreement, Collateral Agent may, but is not required to, purchase insurance at such Borrower's expense to protect Collateral Agent's and the Lender's interests in the Collateral. This insurance may, but need not, protect such Borrower's interests. The coverage purchased by Collateral Agent may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral. Such Borrower may later cancel any insurance purchased by Collateral Agent, but only after providing Collateral Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If Collateral Agent purchases insurance for the Collateral, such Borrower will be responsible for the costs of that insurance, including interest thereon and other charges imposed on Collateral Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own. Collateral Agent acknowledges that the insurance described on Schedule 4.16 satisfies the requirements of this Section 4.16.

          4.17     Compliance with Laws; Government Authorizations; Consents. Except as set forth on Schedule 4.17, no Borrower is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of or obligation under (a) any governmental authority in all jurisdictions in which such Borrower or any of its Subsidiaries is now doing business, (b) that certain Corporate Integrity Agreement, dated as of July 12, 2001 between the Office of the Inspector General of the Department of Health and Human Services and the Company ("the Corporate Integrity Agreement") and (c) any government authority otherwise having jurisdiction over the conduct of such Borrower or any of its Subsidiaries or any of its respective businesses, or the ownership of any of its respective properties, which violation would subject such Borrower or any of its Subsidiaries, or any of their respective officers to criminal liability or, in each case, could reasonably be expected to result in a Material Adverse Effect and, to the Borrowers' knowledge, no such violation has been alleged. Borrowers will and will cause each of their Subsidiaries to comply with the requirements of all applicable laws, ordinances, rules, regulations, orders, policies, guidelines or other requirements of (a) any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which any Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business, (b) any government authority otherwise having jurisdiction over the conduct of any Borrower or any of its Subsidiaries or any of its respective businesses, or the ownership of any of its respective properties, and (c) the Corporate Integrity Agreement, in each case, except to the extent the noncompliance with which could not reasonably be expected to have a Material Adverse Effect. No authorization, approval or other action by, and no notice to or filing with, any domestic or foreign governmental authority or regulatory body or consent of any other Person is required for (a) the grant by any Borrower of the Liens granted hereby or for the execution, delivery or performance of this Agreement or the other Loan Documents by any Borrower; (b) the perfection of the Liens granted hereby and pursuant to any other Loan Documents (except for filing UCC financing statements with the appropriate jurisdiction and recording of Mortgages); or (c) the exercise by Collateral Agent of its rights and remedies hereunder except as required under federal and state securities laws in connection with the sale of any of the Collateral that constitutes securities (except as may have been taken by or at the direction of any Borrower or Collateral Agent). As soon as reasonably practicable after becoming aware of a violation of the terms and conditions of this Section 4.17, Borrowers shall provide to Collateral Agent and WFF written notice of such violation.

          4.18     Employee Matters. Except as set forth on Schedule 4.18, (a) no Borrower nor any of such Borrower's employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Borrower and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of any Borrower after due inquiry, threatened between any Borrower and its respective employees, other than employee grievances arising in the ordinary course of business, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.18, no Borrower is party to an employment contract or collective bargaining agreement.

          4.19     Governmental Regulation. No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

          4.20     Access to Accountants and Management. Borrowers authorize Collateral Agent and Lenders to discuss the financial condition and financial statements of any Borrower and its Subsidiaries with the Company's Accountants upon reasonable notice to the Company and, if no Event of Default shall have occurred and be continuing, in the Company's presence, either in person or, if Collateral Agent elect, by telephone. Borrowers authorize the Company's Accountants to respond to all of Collateral Agent's inquiries. Collateral Agent and each Lender may, with the consent of Collateral Agent, which will not be unreasonably denied, confer with each Borrower's management directly regarding such Borrower's business, operations and financial condition.

          4.21     Inspection. Subject to subsection 10.18, the Borrowers shall permit Collateral Agent and any authorized representatives designated by Collateral Agent to visit and inspect any of the properties of any Borrower or any of its Subsidiaries, including their financial and accounting records, and, in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss their affairs, finances and business with their officers and such Borrower's Accountants, at such reasonable times during normal business hours and as often as may be reasonably requested, but no more than six (6) such visits or inspections per year shall be reimbursable by Borrower; provided, however, that upon the occurrence and during the continuance of an Event of Default, the number of reimbursable visits and inspections per year shall not be limited. Each Lender may, with the consent of Collateral Agent which consent will not be unreasonably denied, accompany Collateral Agent on any such visit or inspection. All actual out-of-pocket expenses of Collateral Agent in connection with such visits and inspections shall be paid by Borrowers. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, Collateral Agent shall permit any Lender with a thirty percent (30%) or more interest in the Loan to accompany the Collateral Agent during visits and inspections of the properties of the Borrowers or any of their Subsidiaries.

          4.22     Borrower's Receipt of Payments. If any Borrower, or any of its Subsidiaries, Affiliates, employees, agents or any other Persons acting for or in concert with any Borrower, shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of any Borrower's Accounts or other Collateral (other than pursuant to an Asset Disposition or other dispositions permitted hereunder as to which Borrowers are expressly permitted to retain such payments and proceeds for its own account) such Borrower or such Person shall hold such instrument or funds in trust for Collateral Agent, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Borrower Deposit Accounts, to the Collection Account or to Collateral Agent at its address set forth in subsection 10.3 below.

          4.23     Recoupments; Overpayments. On each Borrowing Base Certificate given to Collateral Agent in connection with a request for a Revolving Advance, Borrowers have disclosed to Collateral Agent the amount of any (a) Medicare, Medicaid or TRICARE recoupments or overpayments in excess of $250,000 in the aggregate and (b) recoupments or overpayments of any other third-party payor in excess of $100,000 in the aggregate, in each case being sought, requested, claimed, or, to any Borrower's knowledge, threatened against any Borrower or any of its Affiliates.

          4.24     Reports. Borrowers have timely filed or caused to be timely filed all cost reports and other reports of every kind whatsoever required by law or by written or oral contracts or otherwise to have been filed or made with respect to the Facilities, except for such reports of which the failure to file individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no claims, actions or appeals pending (and no Borrower has filed any claims or reports which should result in any such claims, actions or appeals) before any commission, board or agency including without limitation any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any state or federal Medicare or Medicaid cost reports or claims filed by any Borrower, or any disallowance by any commission, board or agency in connection with any audit of such cost reports, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 4.24, as of the Closing Date, and thereafter, no validation review or program integrity review related to any Borrower, or the consummation of the transactions contemplated herein, or related to the Facilities or the Collateral, are being conducted by any commission, board or agency in connection with the Medicare or Medicaid programs, and to the knowledge of Borrowers, no such reviews are scheduled, pending or threatened against or affecting any of the providers, or any of the Facilities or the Collateral, or the consummation of the transactions contemplated hereby except those reviews that could not reasonably be expected to have a Material Adverse Effect.

          4.25     Compliance With Health Care Laws. Without limiting the generality of subsection 4.17 or any other representation or warranty made herein, to Borrowers' knowledge, each of the Facilities, and each of its licensed employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of each of the Facilities, is in compliance in all material respects with all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the "Federal Anti-Kickback Statute," and the Social Security Act, Section 1877, (Prohibition Against Certain Referrals), commonly referred to as "Stark Statute" (collectively, "Healthcare Laws")). Borrowers have maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, the Drug Enforcement Agency, the State Boards of Pharmacy and, to the extent required by Healthcare Laws, the federal and state Medicare, Medicaid and TRICARE programs and, to the knowledge of Borrowers, there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws. Each Borrower and its Affiliates and the owners of the facilities and other businesses managed by any Borrower or its Affiliates have such permits, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities as are necessary under applicable law to own their respective properties and to conduct their respective business (including without limitation such permits as are required under such federal, state and other health care laws, and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto), and with respect to those facilities and other businesses that participate in Medicare, Medicaid and/or TRICARE to receive reimbursement under Medicare, Medicaid and TRICARE. There currently exist no restrictions, deficiencies, required plans of corrective actions or other such remedial measures with respect to federal and state Medicare, Medicaid and TRICARE certifications or licensure that could reasonably be expected to have a Material Adverse Effect.

          4.26     Funds from Restricted Grants. None of the Facilities or other Collateral is subject to, and Borrowers shall indemnify and hold Lenders harmless from and against, any liability in respect of amounts received by Borrower or others for the purchase or improvement of the Facilities or other Collateral or any part thereof under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.

          4.27     Right of First Refusal. If at any time Company or any Borrower (each, a "Credit Party") becomes a debtor in possession pursuant to any bankruptcy or insolvency proceeding and receives from a third party an offer, term sheet or commitment or makes a proposal accepted by any Person (each, an "Offer") which provides for debtor-in-possession working capital financing to a Credit Party, such Credit Party shall immediately notify such third party making the Offer of Lenders' rights under this Section 4.27, and further shall immediately notify Collateral Agent of the Offer in writing (including all material terms of the Offer). Collateral Agent, on behalf of the Lenders, shall have ten (10) Business Days after receipt of such notice (the "Option Period") to agree to provide similar financing in the place of such Person upon substantially the same terms and conditions (or terms more favorable to such Credit Party) as set forth in the Offer. Collateral Agent shall notify Credit Party in writing of Lenders' acceptance of the Offer pursuant hereto (the "Acceptance Notice"), in which case Credit Party shall obtain such financing from Lenders and shall not accept the Offer from such other Person. If no Acceptance Notice has been received from Collateral Agent within the Option Period, Credit Party may consummate the Offer with the other Person on the terms and conditions set forth in the Offer (the "Transaction"); provided, however, that none of foregoing or any failure by Collateral Agent to issue an Acceptance Notice shall be construed as a waiver of any of the terms, covenants or conditions of any of the Loan Documents. If the Transaction is not consummated on the terms set forth in the Offer or with the Person providing the Offer or during the ninety (90) calendar day period following the expiration of the Option Period, Credit Party shall not be permitted to consummate the Transaction without again complying with this Section 4.27. The provisions of this Section 4.27 shall survive the payment in full of the Obligations and termination of this Agreement for a period of one month. Each of the Borrowers agrees that any debtor-in-possession financing under this Section 4.27 may be provided by the Lenders, pursuant to their Pro Rata Share, or by any of them or by any of their Affiliates, pursuant to the election of the Lenders.

          4.28     HIPAA Compliance. To the extent that and for so long as any Borrower is a "covered entity" within the meaning of HIPAA, such Borrower (i) has undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Borrower to be HIPAA Compliant (as defined below); (ii) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a "HIPAA Compliance Plan"); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Borrower is or becomes HIPAA Compliant. For purposes hereof, "HIPAA Compliant" shall mean that such Borrower is or will be in compliance with each of the applicable requirements of the so-called "Administrative Simplification" provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be, except where failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect or otherwise materially adversely affect the rights and remedies of the Collateral Agent and Lenders hereunder.

          4.29     Licenses. Except as disclosed in Schedule 4.29, each of the Borrowers has all necessary licenses, permits, franchises, certificates of need, rights to participate in (or the benefit of valid agreements to participate in) Medicare, Medicaid, TRICARE and other material third party payor programs participated in by it, and has all Medicaid, TRICARE and Medicare provider numbers, provider agreements and other rights necessary for the generation of its Accounts and otherwise for the conduct of its business and for the intended use of its properties and assets to the extent necessary or appropriate to ensure no material interruption in cash flow.

          4.30     Certificates of Need. Borrowers are the lawful owner of any certificates of need or other required license for the operation of each of the Facilities.

          4.31     Inactive Entities. Except as set forth on Schedule 4.31, as of the Closing Date, none of the Inactive Entities (a) has total assets valued at greater than $10,000, (b) had total revenues during the second calendar quarter of 2003 in excess of $3,000 or (c) is currently conducting any business operations.

          4.32     Supplemental Schedules. Borrowers may amend any one or more of the Schedules referred in this Section 4 by notice to the Collateral Agent and the Lenders. Any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended; provided, however, that in no event shall the amendment of any such Schedule constitute a waiver by Collateral Agent or Lenders of any Event of Default that has occurred prior to the delivery of any such amendment and is continuing at the time of such amendment unless such Event of Default has been cured by the amendment of such Schedule and has been expressly waived by the Collateral Agent and Requisite Lenders.

        4.33 Divestures. Borrowers have delivered to Collateral Agent and the Lenders true, correct and complete copies of all agreements relating to the transition of any facilities generating any Accounts. None of the Borrowers or, to the Borrowers' knowledge, any other parties to such agreements is in default thereunder.

SECTION 5. REPORTING AND OTHER AFFIRMATIVE COVENANTS

          Each of the Borrowers covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full, in cash, of all Obligations and termination of all Letters of Credit, Borrowers shall perform and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

          5.1     Financial Statements and Other Reports. The Company shall deliver to Collateral Agent and each Lender (unless specified to be delivered solely to Collateral Agent) the financial statements and other reports contained in the Reporting Rider attached hereto.

          5.2     Endorsement; Insurance Claims. Borrowers hereby constitute and appoint Collateral Agent and all Persons designated by Collateral Agent for that purpose as Borrowers' true and lawful attorney-in-fact, with power in the place and stead of each Borrower and in the name of each Borrower (a) to endorse such Borrower's name to any of the items of payment or proceeds described in subsection 4.22 above and all proceeds of Collateral that come into Collateral Agent's possession or under Collateral Agent's control, including, without limitation, with respect to any drafts, Instruments, Documents and Chattel Paper, and (b) during the continuance of an Event of Default, to obtain, adjust and settle insurance claims, which are required to be paid to Collateral Agent. Borrowers hereby ratify and approve all acts of Collateral Agent made or taken in accordance with this subsection 5.2 Both the appointment of Collateral Agent as Borrowers' attorney and Collateral Agent's rights and powers hereunder are coupled with an interest and are irrevocable.

          5.3   Maintenance of Properties. Borrowers shall maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrowers and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

          5.4    Further Assurances. Borrowers shall from time to time, execute such financing or continuation statements, documents, security agreements, reports and other documents or deliver to Collateral Agent such instruments, certificates of title, mortgages, deeds of trust, or other documents as Collateral Agent at any time may reasonably request to evidence, perfect or otherwise implement the security for repayment of the Obligations provided for in the Loan Documents.

          5.5    Mortgages; Title Reports.

                  (A)     Title Reports. Within sixty (60) days following the Closing Date, Borrower shall deliver or cause to be delivered to Collateral Agent, title reports or title commitments prepared by title insurance companies reasonably satisfactory to Collateral Agent in form and substance reasonably satisfactory to Collateral Agent so that Collateral Agent can determine that the Mortgages shall create first priority mortgage liens on the respective Mortgaged Property, free and clear of all mortgages, deeds of trust and other Liens arising from Indebtedness.

                  (B)     Mortgages. Borrowers shall as promptly as possible (and in any event within sixty (60) days after the Closing Date) deliver to Collateral Agent fully executed Mortgages, in form and substance satisfactory to Collateral Agent.

                  (C)     Other Real Property. If Borrowers intend to acquire any real property after the Closing Date (i) Borrowers shall comply with all provisions of this Agreement, (ii) Borrowers shall grant to Collateral Agent a first priority mortgage or deed of trust upon such real property, subject to any Permitted Encumbrance, and (iii) Borrowers shall obtain such lender's title insurance, ALTA surveys, environmental reports, structural and engineering inspection reports and other documents in form and substance satisfactory to Collateral Agent.

          5.6     Use of Proceeds and Margin Security. Borrowers shall use the proceeds of all Loans for proper business purposes (as described in the recitals to this Agreement) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act.

          5.7     Licensure; Medicaid/Medicare Cost Reports. Borrowers shall maintain all certificates of need, provider numbers, provider agreements and licenses necessary to conduct their business as currently conducted. Borrowers will take any steps required to comply with any new or additional requirements that may be imposed on providers of medical products and Medical Services except where failure to maintain or comply could not reasonably be expected to result in a Material Adverse Effect. All Medicaid, Medicare and TRICARE cost reports required by law and all claims for reimbursement will be properly filed.

          5.8     Termination/Default of Contracts. Borrowers shall notify Collateral Agent of any (a) default or event of default under, (b) termination of, (c) modification or amendment of, or (d) failure of any party to renew, any Material Contract as soon as reasonably possible (other than with respect to any notice of default, termination or failure to renew that originates with Borrowers, which notice shall be sent concurrently to Collateral Agent). Notwithstanding anything in this subsection 5.8 to the contrary, no provision in this subsection 5.8 shall modify, reduce or otherwise affect Collateral Agent's or any Lender's rights hereunder or under any other Loan Document.

          5.9     Notice of Event of Default and Other Matters. Promptly after any of the following, give notice of:

                  (A)     any Default or Event of Default;

                  (B)     any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrowers taken as a whole which has had or could reasonably, individually or in the aggregate, be expected to have a Material Adverse Effect; and

                  (C)     any material amendment of the articles of incorporation or by-laws of any Borrower or any of its Subsidiaries which could reasonably be expected to materially adversely affect the interests, rights and remedies of the Collateral Agent and Lenders under this Agreement.

       5.10     Inactive Entities. A true, correct and complete list of the Inactive Entities is attached hereto as Schedule 4.31. No distributions or payments shall be made by Borrowers to any Inactive Entities. Except as set forth in Schedule 4.31, if any Inactive Entity shall have or has assets in value greater than $10,000 or otherwise commences to do business, Borrower shall immediately notify Lender and Lender may require such Inactive Entity to become a Borrower hereunder. All Borrowers agree to execute such documents or take such other reasonable action in connection therewith as is required by Lender.

          5.11     Letters of Credit.

                  (A)     Borrowers shall use commercially reasonable efforts to cause the beneficiary of any Letters of Credit to accept such letters of credit without provisions for automatic renewal.

                  (B)     With respect to any Letter of Credit, issued at the request of, or on behalf of any Borrower, that contains an automatic renewal provision, if Borrowers desire to permit the renewal of such letter of credit, Borrowers shall notify Collateral Agent not later than fifteen (15) days prior to the earlier of (i) the expiration date of such letter of credit or (ii) the date by which notice must be given by the issuer of such letter of credit that it is not being renewed.

          5.12     Invoicing. As to each Account, Borrowers will cause the claim date or invoice date to occur within forty-five (45) days after services have been rendered (but such time period shall not apply to new Accounts that are generated by non-long term care facilities for which no income has been accrued).

SECTION 6. FINANCIAL COVENANTS

          Each of the Borrowers covenants and agrees that so long as any of the Commitments remain in effect and until indefeasible payment in full, in cash, of all Obligations and termination of all Letters of Credit, Borrowers shall comply with and shall cause each of their Subsidiaries to comply with all covenants contained in the Financial Covenant Rider.

SECTION 7. NEGATIVE COVENANTS

          Each of the Borrowers covenants and agrees that so long as any of the Commitments remain in effect and until indefeasible payment in full, in cash, of all Obligations and termination of all Letters of Credit, Borrowers shall not and will not permit any of their Subsidiaries to:

          7.1     Indebtedness. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) intercompany Indebtedness among the Borrowers, incurred in the ordinary course of business; (c) Indebtedness incurred after the Closing Date in connection with Capital Leases or purchases secured by purchase money Liens, in both cases together not to exceed $2,000,000 in outstanding principal amount in the aggregate; (d) Indebtedness existing on the Closing Date and identified on Schedule 7.1; (e) Indebtedness incurred in connection with refinancing of those certain mortgages existing on the date hereof that encumber certain real property owned by the Borrowers on the date hereof, as set forth in Schedule 7.1, which Indebtedness shall not exceed the principal balance secured by such mortgages on the Closing Date; and (f) except as set forth in Schedule 7.1, unsecured Indebtedness not to exceed $1,000,000 in outstanding principal amount in the aggregate. No Borrower will, and will not permit any of its Subsidiaries to, incur any Liabilities except for Indebtedness permitted herein and trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which any Borrower or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that such Borrower or any of its Subsidiaries has established adequate reserves therefor under GAAP. There may be no Indebtedness owing by SHS to the Company or another Borrower other than in an aggregate principal amount not to exceed the sum of the principal balance of such Indebtedness as of the Closing Date (and which Borrowers represent and warrant is approximately $4,050,000 as of the Closing Date).

          7.2     Guaranties. Except for endorsements of instruments or items of payment for collection in the ordinary course of business, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person (unless such obligation constitutes Indebtedness permitted by subsection 7.1), whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise; provided, however, that any Borrower may guarantee any obligation of any other Borrower so long as such obligation is otherwise not prohibited under this Agreement.

          7.3     Transfers, Liens and Related Matters.

                  (A)     Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral, except that (1) Borrowers may permit the Inactive Entities to sell or transfer their respective assets in connection with any dissolution or liquidation thereof; (2) Borrowers may (a) sell Inventory to a buyer in the ordinary course of business and license a General Intangible to a licensee in the ordinary course of business; (b) make Asset Dispositions, if all of the following conditions are met: (i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $2,000,000 or, if such market value exceeds $1,000,000, (A) the Borrowers shall have complied with subsections 2.4(B)(2) and (B) at least ninety percent (90%) of the consideration received is in the form of (x) cash, (y) an assumption of then existing Indebtedness or (z) a combination of cash and assumption of then existing Indebtedness; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligations with the proceeds thereof, Borrowers are in compliance on a pro forma basis with the covenants set forth in the Financial Covenant Rider recomputed for the most recently ended calendar quarter for which information is available as if such Asset Disposition occurred at the beginning of such calendar quarter and are in compliance with all other terms and conditions contained in this Agreement, as determined by Collateral Agent in its reasonable discretion upon receipt of information it deems adequate for such purposes; and (iv) no Default or Event of Default shall then exist or result from such sale or other disposition; and (c) make Permitted Divestitures so long as (i) to the extent that Accounts generated from the asset so disposed of are to be Eligible Divested Company Receivables, Borrowers deliver an agreement between the applicable Borrower and such new owner or operator (and an acknowledgement by such new owner or operator in favor of Lenders), satisfactory to Collateral Agent in its sole discretion, providing that the pre-transition Accounts are the applicable Borrower's property and that collections will be remitted to the applicable Borrower (or Lenders, at Collateral Agent's discretion) and requiring any lender of such new operator holding a lien on such new operator's receivables to execute an acknowledgment in form satisfactory to Collateral Agent in its sole discretion (including an acknowledgment that the pre-transition receivables are the applicable Borrower's property and that collections will be remitted to the applicable Borrower (or Lenders, at Collateral Agent's discretion)); and (ii) the net cash proceeds from the Permitted Divestiture are deposited into the Concentration Account and applied to the Obligations in accordance with subsection 2.4(E). In connection with each Asset Disposition to be consummated in compliance with the foregoing, at Company's request and its expense, Collateral Agent shall execute, following satisfaction of all preconditions herein to such transfer, any documents reasonably required to evidence a release of (i) a Borrower if the assets so disposed of is all of the capital stock or other equity interests in such Borrower owned by the Company or another Borrower (provided, without limitation, that concurrently with such release Lender receives payment required under Section 2.4(B)(2)), and (ii) Liens in favor of Collateral Agent on any asset being so disposed, as authorized pursuant to subsection 9.1(H).

                  (B)     Liens. Except for Permitted Encumbrances and Liens incurred in connection with Indebtedness permitted under clauses (d), (e) and (f) of subsection 7.1 (provided that such Liens shall not encumber Accounts or Inventory unless the grantee in respect of such Liens have entered into a subordination agreement in form and substance satisfactory to the Collateral Agent), directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or any proceeds, income or profits therefrom.

                  (C)     No Negative Pledges. Except for the agreements in connection with Indebtedness permitted under clauses (d), (e) and (f) of subsection 7.1, leases existing on the date hereof or under agreements in connection with a disposition permitted by subsections 7.3 and 7.17 (provided that such agreements shall not restrict encumbrances on Accounts or Inventory unless the parties benefiting from such agreements have entered into subordination agreements or other agreements in form and substance satisfactory to the Collateral Agent), enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired except if such agreement is entered into or assumed in connection with Capital Leases, or purchases secured by purchase money Liens, in either case (i) permitted by subsection 7.1 and (ii) not restricting the creation or assumption of any Lien upon its Accounts or Inventory.

                  (D)     No Borrower Distributions. Except as provided herein, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower to: (1) pay dividends or make any other distribution on any of such Borrower's capital stock owned by any Borrower; (2) pay any indebtedness owed to any Borrower; (3) make loans or advances to any Borrower; or (4) transfer any of its property or assets to any Borrower other than property, or assets subject to Capital Leases or purchase money Liens permitted by this Agreement.

          7.4     Investments and Loans. Make or permit to exist investments in, loans to or distributions to any other Person, except: (a) Cash Equivalents held by a Borrower; (b) loans and advances to employees of Borrowers for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $250,000 at any time; (c) loans in respect of intercompany Indebtedness permitted in subsection 7.1 of this Agreement; (d) investments by any Borrower in the capital stock of any Subsidiary that is a Borrower on the Closing Date or in any Person that has become a Subsidiary and a Borrower after the Closing Date in accordance with the terms of subsection 7.11 of this Agreement or otherwise with the prior written consent of the Collateral Agent; (e) investments after Closing Date by the Company or any other Borrower in SHS; and (f) the investments disclosed on Schedule 7.4 existing on the date hereof. Notwithstanding any contrary provision contained in this Agreement (including, without limitation, the provisions of subsection 7.1 of this Agreement), Borrowers shall not permit any Inactive Entity to acquire any assets, incur any Indebtedness or Liabilities of any kind, conduct any business, perform any operations (other than those specifically required for liquidation or dissolution), receive any distributions from any Borrower or from any Subsidiary of any Borrower, make any investments or issue any stock or other equity interests.

          7.5     Restricted Junior Payments. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment except dividends or other distributions to another Borrower in respect of any Borrower's capital stock owned by any other Borrower.

          7.6     Restriction on Fundamental Changes. (a) Enter into any transaction of merger or consolidation; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) except as permitted by Section 7.3, convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) except as permitted by Section 7.4, acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other beneficial ownership of, any Person; provided, however, that notwithstanding anything in the foregoing to the contrary, so long as no Event of Default shall have occurred and be continuing (or otherwise with the prior written consent of the Collateral Agent (which consent shall not be unreasonably withheld)), the following shall be permitted under this Agreement upon ten (10) days' prior written notice to the Collateral Agent: (x) the merger, consolidation or dissolution of any Inactive Entity and (y) the mergers and consolidations of Borrowers with other Borrowers.

          7.7     [**Omitted**].

          7.8     Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Borrower, except for transactions among Borrowers or transactions in the ordinary course of business and upon fair and reasonable terms which are fully disclosed to Collateral Agent and Lenders and which are no less favorable to Borrowers than they would obtain in a comparable arm's length transaction with an unaffiliated Person.

          7.9     Conduct of Business. From and after the Closing Date, engage in any business other than businesses of the type engaged in by Borrowers or any of their Subsidiaries on the Closing Date.

          7.10     Tax Consolidations. File or consent to the filing of any consolidated income tax return with any Person other than any of its Subsidiaries.

          7.11     Subsidiaries. Other than the Subsidiaries set forth on Schedule 7.11, establish, create or acquire, subject to subsection 7.4, any new Subsidiaries without the written consent of the Collateral Agent. Notwithstanding anything in this subsection 7.11 to the contrary, Borrowers may, without the consent of the Collateral Agent establish any new domestic Subsidiary that, immediately upon its establishment, becomes a Borrower hereunder and thus becomes obligated in the same manner and to the same extent of any other Borrower under this Agreement. Borrowers shall cause each new Subsidiary to execute and deliver any and all agreements or modifications, revisions or amendments to the Loan Documents, necessary to evidence the addition of such new Subsidiary as a Borrower.

          7.12     Fiscal Year; Tax Designation. Change its Fiscal Year; or elect to be designated as an entity other than a C corporation as defined in the IRC.

          7.13     Use of Lenders' Names; Publication. Borrowers will not and will not permit its Affiliates to, in the future, issue any press release or other public disclosure using the name of any Lender, or any of their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days prior written notice to Lenders and without the prior written consent of Lenders unless (and only to the extent that) such Borrower or Affiliate are required to so disclose under law and then, in any event, such Borrower or Affiliate will consult with Lender before issuing such press release or other public disclosures. Lenders acknowledge that the Company will file a copy of this agreement with the Securities and Exchange Commission as required under the federal securities laws and will disclose in filings under such laws the material terms and conditions of this agreement and the identity of the Collateral Agent. Borrowers consent to the publication by Collateral Agent of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided, however, Collateral Agent shall provide a draft of any such tombstone or similar advertising material to Borrowers for review prior to the publication thereof. Collateral Agent and Lenders reserve the right to provide industry trade organizations information necessary and customary for inclusion in league table measurements.

          7.14     Bank Accounts. Establish any new bank accounts, or attempt to amend or terminate any Lockbox Agreement or other agreement required under subsection 2.4(A) or relating to the Collection Account or any Borrower Deposit Account, except as expressly permitted by Section 2.4(A)(4), without Collateral Agent's prior written consent.

          7.15     IRS Form 8821. Revoke IRS Form 8821 designating Collateral Agent as Borrowers' appointee to receive directly from the IRS, on an on-going basis, certain tax information, notices and other written communication or fail to take actions necessary to renew such Form 8821 prior to its expiration for all time periods prior to the Termination Date.

          7.16     Certificates of Need. Except in the ordinary course of its business, amend, alter or suspend or terminate or make provisional in any material way, any certificate of need, provider number or provider agreement without the prior written consent of Collateral Agent, which consent shall not be unreasonably withheld.

          7.17     Sale Lease-back Transactions. Except as set forth on Schedule 7.17 hereof, directly or indirectly, enter into any arrangement whereby any Borrower sells or transfers all or any of its assets and, within one (1) year thereafter, rents or leases such assets so sold or transferred, without the prior consent of Collateral Agent; provided that the Borrowers may enter into any such arrangements so long as the aggregate fair market value of all property subject to such arrangements does not exceed $5,000,000 (based on the fair market value at the time of the transaction).

          7.18     Plan and Confirmation Order. Without the prior written consent of the Collateral Agent, Borrowers will not (i) make any material change to the Plan, (ii) seek to revise or amend the Confirmation Order, or (iii) fail to fully implement or fail to perform any duty or other obligation under the Plan or the Confirmation Order, including, but not limited to, making any payment(s) to creditor(s) when due under the terms of the Plan and the Confirmation Order, including, but not limited to, any agreement(s) or document(s) approved or incorporated therein or executed pursuant thereto.

         7.19 Capital Expenditure Limits. The aggregate amount of all Capital Expenditures, Capital Leases with respect to fixed assets of Borrowers and their Subsidiaries (which shall be considered to be expended in full on the date such Capital Lease is entered into) and other contracts with respect to fixed assets initially capitalized on the Borrowers' or any of their Subsidiaries' balance sheet prepared in accordance with GAAP (which shall be considered to be expended in full on the date such contract is entered into) (excluding, in each case, expenditures for trade-ins and replacement of assets to the extent funded with casualty insurance proceeds) will not exceed the amount set forth below for each period set forth below.

Six Month Period Ending	Amount
September 30, 2003	$8,300,000
October 31, 2003	$7,967,000
November 30, 2003	$7,733,000
December 31, 2003	$7,500,000
January 31, 2004	$7,167,000
February 29, 2004	$6,830,000
March 31, 2004	$6,500,000
April 30, 2004	$6,333,000
May 30, 2004	$6,167,000
June 30, 2004 and each six months thereafter	$6,000,000

A violation of the above provisions shall not constitute a default hereunder; provided, however, that, if the Compliance Certificate for a six-month period demonstrates that the actual amount exceeds the allowed amount for such period, the Borrowing Base, effective on the date of delivery of such Compliance Certificate, shall be reduced by the amount of such excess until the date of delivery of a new Compliance Certificate for the six-month period ending at the end of the following month is provided to Collateral Agent.

SECTION 8. DEFAULT, RIGHTS AND REMEDIES

          8.1     Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following (for each subsection a different grace or cure period may be specified, if no grace or cure period is specified, such occurrence or existence constitutes an immediate Event of Default):

                  (A)     Payment. Failure to make payment of any of the Obligations when due; or

                  (B)     Default in Other Agreements. (1) Failure of any Borrower to pay when due any principal or interest on any Indebtedness (other than Obligations) or (2) breach or default of any Borrower with respect to any Indebtedness (other than the Obligations), in each case, only if such failure to pay, breach or default entitles the holder to cause such Indebtedness having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $2,000,000 to become or be declared due prior to its stated maturity; or

                  (C)     Breach of Certain Provisions. Failure of any Borrower to perform or comply with any term or condition contained in subparagraphs (A), (B), (C), (D), (E) and (F) of the Reporting Rider, in subsection 5.3, in subsection 5.4, in Section 6, or in Section 7; or

                  (D)     Breach of Warranty. Any representation, warranty, certification or other statement made by any Borrower in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

                  (E)     Other Defaults Under Loan Documents. Any Borrower defaults in the performance of or compliance with any term contained in this Agreement other than those otherwise set forth in this subsection 8.1, or defaults in the performance of or compliance with any term contained in the other Loan Documents and such default is not remedied or waived within fifteen (15) days after notice from Collateral Agent to Borrowers of such default; provided that if such default is not capable of being cured within such fifteen (15) day period and Borrowers have and continue to diligently, continuously and in good faith pursue a cure, Borrowers shall have an additional period of fifteen (15) days to cure such default; or

                  (F)     Change in Control.

(1) Any Person or group (as defined in the Securities Exchange Act of 1934, as amended), other than the holders of the voting stock of the Company as of the Closing Date, shall acquire for the first time direct or indirect ownership (constructive or otherwise), or the direct or indirect power to vote more than forty percent (40%) of the outstanding voting stock of the Company, or

(2) individuals who, as of the Closing Date, were members of the board of directors of the Company (together with any new director whose election by the Company's board of directors or whose nomination for election by the Company's shareholders were approved by a vote of at least a majority of the directors then in office who themselves were either directors as of the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the members of the board of directors of the Company then in office; or

                 (G)    Involuntary Bankruptcy; Appointment of Receiver, etc.

(1) A court enters a decree or order for relief with respect to the Company or any other Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against the Company or any other Borrower, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a receiver, liquidator, sequestrator, trustee, custodian or other fiduciary having similar powers over the Company or any other Borrower, or over all or a substantial part of their respective property, is appointed; or

                  (H)     Voluntary Bankruptcy; Appointment of Receiver, etc. (1) the Company or any other Borrower commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) the Company or any other Borrower makes any assignment for the benefit of creditors; or (3) the board of directors of the Company or any other Borrower adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

                  (I)     Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of the Company or any of its Subsidiaries by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within ten (10) days; or

                  (J)     Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $500,000 or (2) an amount in the aggregate at any time in excess of $1,000,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against the Company or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) consecutive days; or

                  (K)     Dissolution. Any order, judgment or decree is entered against the Company or any of its Subsidiaries decreeing the dissolution or split up of the Company or such Subsidiary, and such order remains undischarged or unstayed for a period in excess of twenty (20) consecutive days, but in any event not later than five (5) days prior to the date of any proposed dissolution or split up; provided that in the case of a dissolution or split up of a Subsidiary that is not a Borrower, such dissolution or split up could reasonably be expected to result in a Material Adverse Effect; or

                  (L)     [Omitted.]

                  (M)     Injunction. The Company or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for thirty (30) consecutive days or more; or

                  (N)     Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Borrower denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect (in each case prior to such respective partial or full release); or

                  (O)     Failure of Security. Collateral Agent, on behalf of itself and Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of any Agent or Lender to take any action within its control; or

                  (P)     Damage, Strike, Casualty. Any damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than ten (10) consecutive days, the cessation or substantial curtailment of revenue producing activities at any Facility of any Borrower or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

                  (Q)     Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license, permit or other governmental authorization now held or hereafter acquired by the Borrowers that is required for either the Borrowers to conduct their business as presently conducted or for the Borrowers to receive reimbursements, which loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

                  (R)     Forfeiture. There is filed against any Borrower any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral; or

                  (S)     Default Under Plan and/or Confirmation Order. The default by Borrowers (or any of them) under any of Borrowers' duties under the Plan or the Confirmation Order, including, but not limited to the failure of Borrowers (or any of them) to make any payment(s) to creditor(s) when due under the terms of the Plan or the Confirmation Order, including, but not limited to, any agreement(s) or document(s) approved or incorporated therein or executed pursuant thereto and subject to any applicable grace periods; or

                  (T)     Alteration Or Revocation Of Plan Or Confirmation Order. Any change to the Plan or Confirmation Order requested by Borrowers without the prior written consent of the Collateral Agent and any change to, or the revocation or change of the terms of the Plan or the Confirmation Order approved by the Bankruptcy Court on any basis, including, but not limited to orders of the Bankruptcy Court entered under Bankruptcy Code Section 1127(b), Bankruptcy Code Section 1144, and Federal Rule of Civil Procedure 60, as incorporated by Bankruptcy Rule 9024 in each case which could reasonably be expected to have a Material Adverse Effect; or

                  (U)     Omitted.

                  (V)     Material Contracts. The termination of, expiration (without renewal or replacement on then market terms) of, or occurrence of an event of default by any Borrower under any Material Contract that could reasonably be expected to have a Material Adverse Effect.

               Notwithstanding the foregoing, Borrowers' failure to comply with any same provision of this Agreement two (2) times in any twelve (12) month period shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by Borrowers to comply with such provision of this Agreement, and Lenders thereupon may exercise any remedy set forth in this Section 8 without affording Borrowers any opportunity to cure such Event of Default.

          8.2     Suspension of Commitments. Upon the occurrence of any Default or Event of Default, notwithstanding any grace period or right to cure, Collateral Agent may, without notice or demand, immediately cease making additional Loans and the Commitments shall be suspended; provided that, in the case of a Default, if the subject condition or event is waived or cured within any applicable grace or cure period, the Commitments shall be reinstated.

          8.3     Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Collateral Agent may, and upon demand by Requisite Lenders shall, by written notice to Borrowers, (a) declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable and the Commitments shall thereupon terminate and (b) demand that Borrowers immediately comply with the obligations set forth in subsection 2.4(C).

          8.4     Remedies. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Collateral Agent and Lenders at law or in equity, Collateral Agent may, and upon the request of Requisite Lenders, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also: (a) require Borrowers to, and Borrowers hereby agree that they will, at their expense forthwith, assemble all or part of the Collateral as directed by Collateral Agent and make it available to Collateral Agent at a place to be designated by Collateral Agent which is reasonably convenient to both parties; (b) withdraw all cash in the Blocked Accounts to the extent permitted by law and the Concentration Account and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; (c) without notice or demand or legal process, enter upon any premises of any Borrower and take possession of the Collateral; and (d) seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing. Borrowers agree that, to the extent notice of sale of the Collateral or any part thereof shall be required by law, at least ten (10) business days notice to Borrowers of the time and place of any public disposition or the time after which any private disposition (which notice shall include any other information required by law) is to be made shall constitute reasonable notification. At any disposition of the Collateral (whether public or private), if permitted by law, Collateral Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase, lease, or licensing of the Collateral or any portion thereof for the account of Collateral Agent or Lender. Collateral Agent shall not be obligated to make any disposition of Collateral regardless of notice of disposition having been given. Borrowers shall remain liable for any deficiency to the extent the proceeds of the Collateral is insufficient to satisfy the payment in full of the Obligations hereunder. Collateral Agent may adjourn any public or private disposition from time to time by announcement at the time and place fixed therefor, and such disposition may, without further notice, be made at the time and place to which it was so adjourned. Collateral Agent is not obligated to make any representations or warranties in connection with any disposition of the Collateral. To the extent permitted by law, Borrowers hereby specifically waives all rights of redemption, stay or appraisal, which it has or may have under any law now existing or hereafter, enacted. Collateral Agent shall not be required to proceed against any Collateral but may proceed against Borrowers directly.

          8.5     Appointment of Attorney-in-Fact. Borrowers hereby constitute and appoint Collateral Agent as Borrowers' attorney-in-fact with full authority in the place and stead of any Borrower and in the name of any Borrower, Collateral Agent or otherwise, from time to time in Collateral Agent's discretion while an Event of Default is continuing to take any action and to execute any instrument that Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to enforce the obligations of any Account Debtor or other Person obligated on the Collateral and enforce the rights of any Borrower with respect to such obligations and to any property that secures such obligations; (c) to file any claims or take any action or institute any proceedings that Collateral Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of Collateral Agent and Lenders with respect to any of the Collateral; (d) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Collateral Agent in its sole discretion, and such payments made by Collateral Agent to become Obligations, due and payable promptly on demand; (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper or General Intangibles and other Documents relating to the Collateral; and (f) generally to take any act required of any Borrower under this Agreement, and to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and to do, at Collateral Agent's option and Borrowers' expense, at any time or from time to time, all acts and things that Collateral Agent deems necessary to protect, preserve or realize upon the Collateral. Without limiting the foregoing, each Borrower hereby irrevocably authorizes the Collateral Agent to send to each Insurer that is an Account Debtor on any Account of such Borrower any notice that such Borrower is required to deliver hereunder if such Borrower has failed to deliver any such notice within five (5) Business Days after such Borrower was required to deliver such notice. In addition, if any Borrower breaches its obligation hereunder to direct payments of the proceeds of the Collateral to the appropriate Blocked Account, the Collateral Agent, as the true and lawful attorney for such Borrower pursuant to this subsection 8.5 and subject to any applicable law or regulation, may, by the signature or other act of any of the Collateral Agent's officers (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of the Collateral to such Borrower by directing payment to the appropriate Blocked Account to the extent permitted by law.

          Borrowers hereby ratify and approve all acts of Collateral Agent made or taken pursuant to and in accordance with this subsection 8.5. The appointment of Collateral Agent as Borrowers' attorney-in-fact and Collateral Agent's rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until indefeasible payment in full, in cash, of all Obligations and termination of all Letters of Credit.

          8.6     Limitation on Duty of Collateral Agent and Lenders with Respect to Collateral. Beyond the safe custody thereof, neither Collateral Agent nor Lender shall have any duty with respect to any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property. Neither Collateral Agent nor Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouse, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrowers or selected by Collateral Agent in good faith.

          8.7     Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrowers irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower, and Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations until such time that the Event of Default shall have been cured or otherwise waived by the Collateral Agent in writing in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent and (b) in the absence of a specific determination by Collateral Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by or owing to Collateral Agent and then any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of any bankruptcy or insolvency law would have accrued on such amounts); third, to the principal amounts of the Obligations outstanding; and fourth, to any other Obligations of Borrowers owing to Collateral Agent or Lender under the Loan Documents. Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

          8.8     License of Intellectual Property. Borrowers hereby assign, transfer and convey to Collateral Agent, for the benefit of Collateral Agent and Lenders, effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property owned or used by Borrowers together with any goodwill associated therewith, all to the extent necessary to enable Collateral Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Collateral Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge and does not require the consent of any other person.

          8.9     Waivers; Non-Exclusive Remedies. No failure on the part of Collateral Agent or Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Collateral Agent or Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and shall in no way limit any other remedies provided by law.

SECTION 9. AGENT

          9.1     Agent.

                  (A)     Appointment. Each Lender hereto and, upon obtaining an interest in any Loan, any participant, transferee or other assignee of any Lender irrevocably appoints, designates and authorizes CapitalSource as Collateral Agent to take such actions or refrain from taking such action as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for any action so taken (except for its own gross negligence or willful misconduct). The provisions of this subsection 9.1 are solely for the benefit of Collateral Agent and Lenders and no Borrower shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Collateral Agent shall act solely as Collateral Agent of Lenders and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers. Collateral Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

                  (B)     Nature of Duties. Collateral Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. Collateral Agent shall not have by reason of this Agreement a fiduciary, trust or agency relationship with or in respect of any Lender or Borrowers. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Collateral Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own appraisal of the creditworthiness of Borrowers, and shall have independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of Borrowers, and Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein), whether coming into its possession before the Closing Date or at any time or times thereafter. If Collateral Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Collateral Agent shall send notice thereof to each Lender. Collateral Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Collateral Agent to act or refrain from acting pursuant hereto.

                  (C)     Rights, Exculpation, Etc. Neither Collateral Agent nor any of its officers, directors, employees or Collateral Agent shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Collateral Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Except for errors caused by its own gross negligence or willful misconduct, Collateral Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Collateral Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Collateral Agent nor any of its agents, representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Borrower. Collateral Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Borrower, or the existence or possible existence of any Default or Event of Default. Collateral Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Collateral Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Collateral Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders as to which Requisite Lenders are entitled to give hereunder or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders in the absence of an express requirement for a greater percentage of Lender approval hereunder for such action.

                  (D)     Reliance. Collateral Agent shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any other Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith. Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, fax, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Collateral Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Collateral Agent in its sole discretion.

                  (E)     Indemnification. Lenders will reimburse and indemnify Collateral Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Collateral Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Collateral Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share, but only to the extent that any of the foregoing is not promptly reimbursed by Borrowers; provided, however, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Collateral Agents' gross negligence or willful misconduct. The obligations of Lenders under this subsection 9.1(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

                  (F)     Lenders Includes Collateral Agent. With respect to its Commitments and the Loans made by it, CapitalSource, in its capacity as a Lender and not as Collateral Agent hereunder, shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each of CapitalSource in its individual capacity as a Lender or one of the Requisite Lenders. Each Lender acknowledges and agrees that CapitalSource, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as Collateral Agent pursuant hereto and without any duty to account therefor to Lenders. CapitalSource, either directly or through strategic affiliations, may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders except as otherwise provided in this Agreement.

                  (G)     Successor Agent.

                            (1)     Resignation. Collateral Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrowers and the Lenders. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment as provided below.

                            (2)     Appointment of Successor. Upon any such notice of resignation pursuant to subsection 9.1(G)(1) above, Requisite Lenders shall appoint a successor Collateral Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrowers. If a successor Collateral Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Collateral Agent, upon notice to Borrowers, shall then appoint a successor Collateral Agent who shall serve as Collateral Agent until such time, if any, as Requisite Lenders appoint a successor Collateral Agent as provided above.

                            (3)     Successor Agent. Upon the acceptance of any appointment as Collateral Agent under the Loan Documents by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Collateral Agent's resignation as Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent.

                  (H)     Collateral Matters.

                            (1)     Release of Collateral. Lenders hereby irrevocably authorize Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by Collateral Agent upon any Collateral (a) upon termination of the Commitments and upon payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted and Letter of Credit obligations for which Borrowers have provided cash collateral or back-to-back Letters of Credit); (b) constituting property being sold or disposed of by a Borrower if such Borrower certifies to Collateral Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Collateral Agent may rely in good faith conclusively on any such certificate, without further inquiry). In addition, with the consent of Requisite Lenders, Collateral Agent may release Liens granted to or held by Collateral Agent upon any Collateral not described in the foregoing sentence having a book value of not greater than ten percent (10%) of the total book value of all Collateral, as determined by Collateral Agent, provided, however, in no event will Collateral Agent, acting under the authority granted to it pursuant to this sentence, release during the term of this Agreement Liens granted to or held by Collateral Agent upon any Collateral having a total book value in excess of twenty percent (20%) of the total book value of all Collateral, as determined by Collateral Agent. In addition, Lenders hereby irrevocably authorize Collateral Agent, at its option and in its discretion, to release any Borrower from its obligations under the Loan Documents if the capital stock or other equity interests of such Borrower constitutes property being sold or disposed of by another Borrower if the Company certifies to Collateral Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Collateral Agent may rely in good faith conclusively on any such certificate, without further inquiry).

                            (2)     Confirmation of Authority; Execution of Releases. Without in any manner limiting Collateral Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 9.1(H)(1) above), each Lender agrees to confirm in writing, upon request by Collateral Agent or Borrowers, the authority to release any Collateral conferred upon Collateral Agent under clauses (a), (b) and (c) of subsection 9.1(H)(1). To the extent Collateral Agent agrees to release any Lien granted to or held by Collateral Agent as authorized under subsection 9.1(H)(1), (a) Collateral Agent is hereby irrevocably authorized by Lenders to execute and/or authorize the filing of such documents, including, without limitation, UCC-3 partial release statements as may be necessary to evidence the release of the Liens granted to Collateral Agent for the benefit of Collateral Agent and Lenders, upon such Collateral; provided, however, that Collateral Agent shall not be required to execute any such document on terms which, in Collateral Agent's opinion, would expose Collateral Agent to liability or create upon Collateral Agent any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (b) Borrowers shall provide at least five (5) Business Days prior written notice of any request for any document evidencing such release of the Liens and Borrowers agree that any such release shall not in any manner discharge, affect or impair the Obligations or any Liens granted to Collateral Agent on behalf of the Lenders upon (or, except as provided in clause (1), obligations of any Borrower, in respect of) all interests retained by any Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

                            (3)     Absence of Duty. The Collateral Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by Borrowers or is cared for, protected or insured or has been encumbered or that the Liens granted to Collateral Agent on behalf of Collateral Agent and Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent in this Agreement or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its reasonable discretion, given Collateral Agent's own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, however, that Collateral Agent shall exercise the same care which it would in dealing with loans for its own account.

                  (I)     Agency for Perfection. Collateral Agent and each Lender hereby appoint each other Lender as Collateral Agent for the purpose of perfecting Collateral Agent's security interest in assets which, in accordance with the UCC in any applicable jurisdiction, can be perfected by possession or Control. Should any Lender (other than Collateral Agent) obtain possession of any such assets, such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent's request therefor, shall deliver such assets to Collateral Agent or in accordance with Collateral Agent's instructions. The Collateral Agent may file such proofs of claim or documents as may be necessary or advisable in order to have the claims of the Collateral Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and the Lenders, their respective agents, financial advisors and counsel), allowed in any judicial proceedings relative to Borrowers and/or their Subsidiaries, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims. Any custodian in any judicial proceedings relative to Borrowers and/or their Subsidiaries are hereby authorized by each Lender to make payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent, its Collateral Agent, financial advisors and counsel, and any other amounts due the Collateral Agent. Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, or revision thereto, arrangement, adjustment or composition affecting the Loans, or the rights of any holder thereof, or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding, except as specifically permitted herein.

                  (J)     Exercise of Remedies. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Loans, unless instructed to do so by Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by Collateral Agent.

          9.2     Notice of Default.

                    Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Collateral Agent for the account of Lenders, unless Collateral Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Collateral Agent will notify each Lender of its receipt of any such notice.

          9.3     Action by Agent.

                    Collateral Agent shall take such action with respect to any Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 8. Unless and until Collateral Agent has received any such request, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

          9.4     Amendments, Waivers and Consents.

                  (A)     Percentage of Lenders Required. Except as otherwise provided herein or in any of the other Loan Documents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by (i) the Requisite Lenders and the Collateral Agent or (ii) the Collateral Agent, with the written consent and on behalf of the Requisite Lenders (or, Collateral Agent, if expressly set forth herein or in any of the other Loan Documents) and the applicable Borrower; provided however, no amendment, modification, termination, waiver or consent shall be effective, unless in writing and signed by the Collateral Agent, with the consent the Requisite Lenders to do any of the following: (1) increase any of the Commitments; (2) reduce the principal of or the rate of interest on any Loan or reduce the fees payable with respect to any Loan or Letter of Credit; (3) extend the Termination Date or the scheduled due date for all or any portion of principal of the Loans or any interest or fees due hereunder; (4) amend the definition of the term "Requisite Lenders", the definition of "Pro Rata Share", or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (5) amend or waive this subsection 9.4 or the definitions of the terms used in this subsection 9.4 insofar as the definitions affect the substance of this subsection 9.4; (6) consent to the assignment, delegation or other transfer by any Borrower of any of its rights and obligations under any Loan Document; (7) change the percentage of the Commitments that is required to take any action hereunder; (8) release Collateral unless required hereunder; (9) contractually subordinate any of the Collateral Agent's Liens; (10) release Borrowers from any obligation for the payment of money; (11) change the definition of Borrowing Base or the definitions of Eligible Receivables, Eligible Divested Company Receivables, Maximum Revolving Loan Amount, or change Section 2.1; or (12) amend, modify, or waive any of the provisions of Section 2.2, Section 2.3, Section 2.4, or Section 9.

The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Collateral Agent and the Lenders among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers; provided, further, that no amendment, modification, termination, waiver or consent affecting the rights or duties of Collateral Agent under this Section 9 or under any Loan Document shall in any event be effective, unless in writing and signed by Collateral Agent, in addition to the Lenders required to take such action. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9 shall be binding upon each Lender or future Lender.

                  (B)     Specific Purpose or Intent. Each amendment, modification, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination, waiver or consent shall be required for Collateral Agent to take additional Collateral.

                  (C)     Failure to Give Consent; Replacement of Non-Consenting Lender. In the event Collateral Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days or such earlier date as may be specified in such request after such Lender's receipt of such request, then such Lender will be deemed to have denied the giving of such consent. If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement requiring the consent or approval of all Lenders under this subsection 9.4, the consent of the Requisite Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then Borrowers shall have the right, so long as all such non-consenting Lenders are either replaced or prepaid as described in clauses (1) or (2) below, to either (1) replace the non-consenting Lenders with one or more Replacement Lenders pursuant to subsection 2.11(A), as if such Lender were an Affected Lender thereunder, but only so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver, or (2) prepay in full the Obligations of the non-consenting Lenders and terminate the non-consenting Lenders' Commitments pursuant to subsection 2.11(B), as if such Lender were an Affected Lender thereunder.

          Notwithstanding anything in this subsection 9.4, Collateral Agent and Borrowers, without the consent of either Requisite Lenders or all Lenders, may execute amendments to this Agreement and the Loan Documents, which consist solely of the making of typographical corrections.

          9.5     Assignments and Participations in Loans.

                  (A)     Assignments. Each Lender may assign its rights and delegate its obligations under this Agreement to any third party; the parties to such assignment shall execute and deliver to Collateral Agent, for acceptance and recording a Assignment and Acceptance Agreement together with (i) a processing and recording fee of $3,500 payable by the assigning Lender to Collateral Agent and (ii) each of the Notes originally delivered to the assigning Lender for cancellation. The administrative fee referred to in the preceding sentence shall not apply to an assignment of a security interest in all or any portion of a Lender's rights under this Agreement or the other Loan Documents, to another Related Fund (as defined below) or Participant or as described in clause (1) of subsection 9.5(D) below. Upon receipt of all of the foregoing, Collateral Agent shall notify Borrowers of such assignment and Borrowers shall comply with their obligations under the last sentence of subsection 2.1(F). In the case of an assignment authorized under this subsection 9.5 and otherwise in accordance with the terms of this Agreement, the assignee shall be considered to be a "Lender" hereunder and Borrowers hereby acknowledge and agree that any assignment will give rise to a direct obligation of Borrowers to the assignee. The assigning Lender shall be relieved of its obligations to make Loans hereunder with respect to the assigned portion of its Commitment. If the Commitment of CapitalSource is less than the lesser (a) $50,000,000 or (b) 35% of the aggregate of all of the Commitments, then, Borrowers may prepay the Obligations and permanently terminate the Revolving Loan Commitment in its entirety to and in accordance with subsection 2.1(A)(2) and provided that no Event of Default has occurred and is continuing (unless such Event of Default is subsequently waived or cured other than by a complete payoff of all Obligations), Collateral Agent will refund to Borrowers the entire portion of the Additional Commitment Fee, to the extent not previously refunded to Borrowers, subject to the last sentence of subsection 2.3(G), in the event Borrowers had previously terminated a portion of the Revolving Loan Commitment.

                  (B)     Participations. Each Lender may sell participations in all or any part of any Loans or Commitments made by it to another Person; provided, however, such Lender shall first obtain the prior written consent of Collateral Agent, which consent shall not be unreasonably withheld. All amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (1) any reduction in the principal amount or an interest rate on any Loan in which such holder participates; (2) any extension of the Termination Date or the date fixed for any payment of interest or principal payable with respect to any Loan in which such holder participates; and (3) any release of substantially all of the Collateral. Borrowers hereby acknowledge and agree that the participant under each participation shall for purposes of subsections 2.8, 2.9, 2.10, 9.6 and 10.2 be considered to be a "Lender".

Each of the Borrowers acknowledges and agrees that Lenders at any time and from time to time may (i) divide and restate any note, and/or (ii) sell, assign or grant participating interest in or transfer all or any part of its rights or obligations under any loan document, note, the obligations and/or the collateral to other persons, subject to the provisions of this section 9.5.

                  (C)     No Relief of Obligations; Cooperation; Ability to Make LIBOR Loans. Except as otherwise provided in subsection 9.5(A) no Lender shall, as between any Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrowers and their Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants provided that such prospective assignees and participants agree to be bound by the confidentiality provisions hereof). Borrowers agree that they will use their reasonable best efforts to assist and cooperate with Collateral Agent and any Lender in any manner reasonably requested by Collateral Agent or such Lender to effect the sale of a participation or an assignment described above, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda provided that the recipient of such information agrees to comply with the confidentiality provisions hereof. Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders shall remain capable of making LIBOR Loans, no Person shall become a Lender hereunder unless such Person shall also be capable of making LIBOR Loans.

                  (D)     Security Interests; Assignment to Affiliates. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time following written notice to Collateral Agent (1) pledge the Obligations held by it or create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents to secure obligations to any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board or any Related Fund and the provisions of subsection 9.5(A) shall not apply to such pledge or security interest; provided, however, (a) no such pledge or grant of security interest to any Person shall release such Lender from its obligations hereunder or under any other Loan Document and (b) the acquisition of title to such Lender's Obligations pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Loan Documents in all respects including, without limitation, any consent required by subsection 9.5; and (2) subject to complying with the provisions of subsection 9.5(A), assign all or any portion of its funded loans to an Assignee which is a Subsidiary of such Lender or its parent company, to one or more other Lenders, or to a Related Fund. For purposes of this paragraph, a "Related Fund" shall mean, with respect to any Lender, a fund or other investment vehicle that invests in commercial loans and is managed by such Lender or by the same investment advisor that manages such Lender or by an Affiliate of such investment advisor.

                  (E)     Recording of Assignments. Collateral Agent shall maintain at its office in Chevy Chase, Maryland, a copy of each Assignment and Acceptance Agreement delivered to it, with a copy to Collateral Agent, and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be presumptive evidence of the amounts due and owing to Lender in the absence of manifest error. Each Borrower, Collateral Agent and Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time upon reasonable prior notice.

          9.6     Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of its Affiliates at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to a Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender or any of its Affiliates to or for the credit or for the account of any Borrower against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Collateral Agent. Any Lender exercising its right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares. Borrowers agree, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to Collateral Agent for the benefit of Collateral Agent and of all Lenders in accordance with their Pro Rata Shares.

          9.7     Disbursement of Funds. Collateral Agent may, on behalf of Lenders, disburse funds to Borrowers for Loans requested. Each Lender shall reimburse Collateral Agent on demand for all funds disbursed on its behalf by Collateral Agent, or if Collateral Agent so requests, each Lender will remit to Collateral Agent its Pro Rata Share of any Loan or Advance before Collateral Agent disburses same to Borrowers. If Collateral Agent elects to require that each Lender make funds available to Collateral Agent prior to a disbursement by Collateral Agent to Borrowers, Collateral Agent shall advise each Lender by telephone, telex, fax or telecopy of the amount of such Lender's Pro Rata Share of the Loan requested by Borrowers no later than 1:00 p.m. New York time on the Funding Date applicable thereto, and each such Lender shall pay Collateral Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Collateral Agent's account on such Funding Date.

          9.8     Settlements, Payments and Information.

                   (A)     Revolving Advances and Payments; Fee Payments.

                             (1)     Fluctuation of Revolving Loan Balance. The Revolving Loan balance may fluctuate from day to day through Collateral Agent's disbursement of funds to, and receipt of funds from, Borrowers. In order to minimize the frequency of transfers of funds between Collateral Agent and each Lender notwithstanding terms to the contrary set forth in Section 2 and subsection 9.7, Revolving Advances and repayments, except as set forth in subsection 2.1, will be settled according to the procedures described in this subsection 9.8. Notwithstanding these procedures, each Lender's obligation to fund its portion of any advances made by Collateral Agent to Borrowers will commence on the date such advances are made by Collateral Agent. Such payments will be made by each Lender without set-off, counterclaim or reduction of any kind.

                            (2)     Settlement Dates. Once each week for the Revolving Loan or if an Event of Default shall have occurred and be continuing more frequently (including daily), if Collateral Agent so elects (each such day being a "Settlement Date"), Collateral Agent will advise each Lender by telephone, fax or telecopy of the amount of each such Lender's Pro Rata Share of the Revolving Loan. In the event payments are necessary to adjust the amount of such Lender's required Pro Rata Share of the Revolving Loan balance to such Lender's actual Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. New York time on the Business Day following the Settlement Date.

                            (3)     Settlement Definitions. For purposes of this subsection 9.8(A), the following terms and conditions will have the meanings indicated:

                                     (a)     "Daily Loan Balance" means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Collateral Agent to a Lender on a Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on a Loan advanced by such Lender to Collateral Agent on that Loan from the Closing Date through and including such calendar day.

                                     (b)     "Daily Interest Rate" means an amount calculated by dividing the interest rate payable to a Lender on a Loan (as set forth in subsection 2.2) as of each calendar day by three hundred sixty (360).

                                     (c)     "Daily Interest Amount" means an amount calculated by multiplying the Daily Loan Balance of a Loan by the associated Daily Interest Rate on that Loan.

                                     (d)     "Interest Ratio" means a number calculated by dividing the total amount of the interest on a Loan received by Collateral Agent with respect to the immediately preceding month by the total amount of interest on that Loan due from Borrowers during the immediately preceding month.

                            (4)     Settlement Payments. On the first Business Day of each month ("Interest Settlement Date"), Collateral Agent will advise each Lender by telephone, fax or telecopy of the amount of such Lender's share of interest and fees on each of the Loans as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Collateral Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance Agreement, as amended by such Lender from time to time after the date hereof or in the applicable Assignment and Acceptance Agreement) not later than 3:00 p.m. Chicago time on the next Business Day following the Interest Settlement Date, such Lender's share of interest and fees on each of the Loans. Such Lender's share of interest on each Loan will be calculated for that Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that Loan and multiplying the total thereof by the Interest Ratio for that Loan. Such Lender's share of the Unused Line Fee described in subsection 2.3(A) shall be an amount equal to (a)(i) such Lender's average Revolving Loan Commitment during such month, less (ii) the sum of (x) such Lender's average Daily Loan Balance of the Revolving Loans, plus (y) such Lender's Pro Rata Share of the average daily aggregate amount of Letter of Credit Reserve, in each case for the preceding month, multiplied by (b) the percentage required by subsection 2.3(A). Such Lender's share of all other fees paid to Collateral Agent for the benefit of Lenders hereunder shall be paid and calculated based on such Lender's Commitment with respect to the Loans on which such fees are associated. To the extent Collateral Agent does not receive the total amount of any fee owing by Borrowers under this Agreement, each amount payable by Collateral Agent to a Lender under this subsection 9.8(A)(4) with respect to such fee shall be reduced on a pro rata basis. The Collateral Agent and the Lenders hereby acknowledge and agree that in no event shall the aggregate fee payments received by such Lenders pursuant to this subsection 9.8(A)(4) exceed the total amount of fees pursuant to subsection 2.3.

                  (B)     Return of Payments.

                            (1)     Recovery after Non-Receipt of Expected Payment. If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent from Borrowers and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Collateral Agent to such Lender to but excluding the date of repayment to Collateral Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Collateral Agent in accordance with banking industry rules on interbank compensation.

                            (2)     Recovery of Returned Payment. If Collateral Agent determines at any time that any amount received by Collateral Agent under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Collateral Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

          9.9     Discretionary Advances. Notwithstanding anything contained herein to the contrary, Collateral Agent may, in its sole discretion, make Revolving Advances in excess of the limitations set forth in the Borrowing Base in an aggregate amount of not more than $3,000,000 for the purpose of preserving or protecting the Collateral or for incurring any costs associated with collection or enforcing rights or remedies against the Collateral, or incurred in any action to enforce this Agreement or any other Loan Document.

SECTION 10. MISCELLANEOUS

          10.1     Expenses and Attorneys' Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to promptly pay all reasonable fees and actual costs and expenses incurred in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such reasonable fees and actual costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) reasonable fees and actual costs and expenses incurred by Collateral Agent and the Lenders (including reasonable attorneys' fees and expenses, and fees of environmental consultants, accountants and other professionals retained by Collateral Agent and the Lenders) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) reasonable fees and actual costs and expenses incurred by Collateral Agent (and, during the existence of an Event of Default, the Lenders) (including attorneys' fees and expenses, the allocated costs of Collateral Agent's (and, during the existence of an Event of Default, the Lenders') internal legal staff and fees of environmental consultants, accountants and other professionals retained by Collateral Agent (and, during the existence of an Event of Default, the Lenders) incurred in connection with the review, negotiation, preparation, documentation, execution, syndication and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements, including reasonable documentation charges assessed by Collateral Agent and the Lenders for amendments, waivers, consents and any other documentation prepared by Collateral Agent's and the Lenders' internal legal staff; (c) reasonable fees and actual costs and expenses (including reasonable attorneys' fees and allocated costs of internal legal staff) incurred by Collateral Agent in creating, perfecting and maintaining perfection of Liens in favor of Collateral Agent, on behalf of Collateral Agent and the Lenders; (d) reasonable fees and actual costs and expenses incurred by Collateral Agent in connection with forwarding to any Borrower the proceeds of Loans including Collateral Agent's or any Lenders' standard wire transfer fee; (e) reasonable fees and actual costs and expenses and bank charges, including bank charges for returned checks, incurred by Collateral Agent and the Lenders in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; and (f) reasonable fees and actual costs and expenses (including reasonable attorneys' fees) of Collateral Agent and the Lenders and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from any Borrower under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise. If Collateral Agent (or Lenders) uses in-house counsel for any purpose for which any Borrower is responsible to pay or indemnify, each Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Collateral Agent (or Lenders) in its sole discretion for the work performed.

          10.2     Indemnity. In addition to the payment of expenses pursuant to subsection 10.1, whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to indemnify, pay and hold Collateral Agent and Lender, and the officers, directors, employees, Collateral Agent, consultants, auditors, persons engaged by Collateral Agent or Lender, to evaluate or monitor the Collateral, affiliates of Collateral Agent, or Lender and permitted holders of any Note (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnity shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in that certain letter to the Company dated July 9, 2003 containing a summary of proposed terms for this Agreement, Collateral Agent's and Lender's agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the "Indemnified Liabilities"); provided that Borrowers shall have no obligation to an Indemnity hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee.

          10.3     Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, faxed, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax or telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, the next succeeding Business Day after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

                                           If to any Borrower:               c/o SUN HEALTHCARE GROUP, INC.
                                                                                        101 Sun Avenue NE
                                                                                        Albuquerque, New Mexico 87109
                                                                                        Attn: Chief Financial Officer
                                                                                        Fax/Telecopy No.: (505) 468-6635

                                                With a copy to:                 c/o SUN HEALTHCARE GROUP, INC.
                                                                                        18831 Von Karman, Suite 400
                                                                                        Irvine, California 92612
                                                                                        Attn: General Counsel
                                                                                        Fax/Telecopy No.: (949) 255-7055

                    If to Collateral Agent or to CapitalSource:

                                                CapitalSource Finance LLC
                                                4445 Willard Avenue, 12th Floor
                                                Chevy Chase, MD 20815
                                                Attention: Healthcare Finance Group, Portfolio Manager
                                                Telephone: (301) 841-2700
                                                FAX: (301) 841-2340

               If to any Lender: Its address indicated on the signature page hereto, in an Assignment and Acceptance Agreement or in a notice to Collateral Agent and Borrowers or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 10.3.

          10.4     Survival of Representations and Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers, Collateral Agent, and Lenders set forth in subsections 9.1(E), 10.1, 10.2, 10.6, 10.11, 10.14, and 10.15, 10.18 shall survive the payment of the Loans and the termination of this Agreement.

          10.5     Indulgence Not Waiver. No failure or delay on the part of Collateral Agent, Lender or permitted holder of any Note in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

          10.6     Marshaling; Payments Set Aside. Neither Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to Collateral Agent and/or Lender or Collateral Agent and/or Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any applicable bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          10.7     Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

          10.8     Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents.

          10.9     Lenders' Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several and not joint and neither Collateral Agent nor Lender shall be responsible for the obligation or Commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Collateral Agent or Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided the responsible Collateral Agent fails or refuses to exercise any remedies against Borrowers after receiving the direction of the Requisite Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

          10.10     Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

          10.11     APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York excluding (to the greatest extent a New York court would permit) any rule of law that would cause the application of the law of any jurisdiction other than the State of New York.

          10.12     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, no Borrower may assign its rights or obligations hereunder without the written consent of Lenders unless such assignment is to another Borrower, in which event assignor Borrower shall remain liable for all the Obligations under this Agreement.

          10.13     No Fiduciary Relationship; No Duty; Limitation of Liabilities.

                  (A)     No Fiduciary Relationship. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Collateral Agent or Lender to Borrowers.

                  (B)     No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Collateral Agent or Lender shall have the right to act exclusively in the interest of Collateral Agent or Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower or any Borrowers' shareholders or any other Person.

                  (C)     Limitation of Liabilities. Neither Collateral Agent nor any Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or Collateral Agent of Collateral Agent or any Lender shall have any liability with respect to, and Borrowers hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrowers hereby waive, release, and agree not to sue Collateral Agent or Lender or any of Collateral Agent or any Lenders' affiliates, officers, directors, employees, attorneys, or Collateral Agent for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby. Notwithstanding anything in the foregoing in this subsection 10.13, the Collateral Agent and Lenders hereby acknowledge and agree that Borrowers shall not be deemed to waive or release, or agree not to sue any Indemnitee upon, any claim against any Indemnitee for direct or actual damages that is the direct result of the gross negligence or willful misconduct of such Indemnitee.

                (D) Additional Waivers. Each Borrower acknowledges that none of the Borrowers constitutes a guarantor because each of such parties is fully responsible for the obligations under this Agreement and the other Loan Documents (and each of such parties hereby waives any claim to the contrary). In addition, and without limitation on the foregoing waiver or any other waivers contained in the Loan Documents:

                (A) Obligation Absolute. Each Borrower hereby unconditionally waives any defense to the enforcement of this Agreement or any of the other Loan Documents based on the characterization of any such Borrower as a guarantor and without limitation:

                        (1) The obligations of such Borrower hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by the following, any of which may be taken without the consent of, or notice to, such Borrower, nor shall any of the following give such Borrower any recourse or right of action against any of the Lenders or Collateral Agent:

                            (a) Any express or implied amendment, modification, renewal, addition, supplement, extension (including extensions beyond the original term) or acceleration of or to any of the Loan Documents;

                            (b) Any exercise or non-exercise by any of the Lenders or Collateral Agent of any right or privilege under the Loan Documents;

                            (c) Any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Borrower or any other Borrower, or any guarantor (which term shall include any other party at any time directly or contingently liable for any of Borrower's obligations under the Loan Documents) or any affiliate of any Borrower, or any action taken with respect to the Loan Documents by any trustee or receiver, or by any court, in any such proceeding, whether or not such Borrower shall have had notice or knowledge of any of the foregoing;

                            (d) Any release or discharge of any other Borrower from its liability under any of the Loan Documents or any release or discharge of any endorser or guarantor or of any other party at any time directly or contingently liable for the obligations secured or evidenced by the Loan Documents;

                            (e) Any subordination, compromise, release (by operation of law or otherwise), discharge, compound, collection, or liquidation of any or all of any collateral described in any of the Loan Documents or otherwise in any manner, or any substitution with respect thereto;

                            (f) Any assignment or other transfer of any of the Loan Documents;

                            (g) Any acceptance of partial performance of the obligations;

                            (h) Any transfer or consent to the transfer of any collateral or any portion thereof or any other collateral described in the Loan Documents or otherwise (by one or more of the Borrowers); and

                            (i) Any bid or purchase at any sale of any collateral described in the Loan Documents or otherwise.

                (B) Waivers. Each Borrower unconditionally waives any defense to the enforcement of the Loan Documents, including:

                        (1) All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of the Loan Documents;

                        (2) Any right to require any of the Lenders or Collateral Agent to proceed against any other Borrower or any guarantor at any time or to proceed against or exhaust any security held by any of the Lenders or Collateral Agent at any time or to pursue any other remedy whatsoever at any time;

                        (3) The defense of any statute of limitations affecting the liability of such Borrower hereunder, the liability of any other Borrower or any guarantor under the Loan Documents, or the enforcement hereof, to the extent permitted by law;

                        (4) Any defense arising by reason of any invalidity or unenforceability of (or any limitation of liability in) any of the Loan Documents or any disability of any Borrower or any guarantor or of any manner in which any of the Lenders or Collateral Agent has exercised its rights and remedies under the Loan Documents, or by any cessation from any cause whatsoever of the liability of any Borrower or any guarantor;

                        (5) Without limitation on clause (d) above, any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any Borrower or any principal of any Borrower or any defect in the formation of any Borrower or any principal of any Borrower;

                        (6) Any defense based upon the application by any Borrower of the proceeds of the Loan for purposes other than the purposes represented by such Borrower to any of the Lenders or Collateral Agent or intended or understood by any of the Lenders or Collateral Agent or such Borrower;

                        (7) Any defense based upon an election of remedies by any of the Lenders or Collateral Agent, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of such Borrower or the rights of such Borrower to proceed against any other Borrower or any guarantor for reimbursement, or both;

                        (8) Any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other aspects more burdensome than that of a principal;

                        (9) Any defense based upon any of the Lenders or Collateral Agent's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute;

                        (10) Any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code;

                        (11) Any duty of any of the Lenders or Collateral Agent to advise such Borrower of any information known to any of the Lenders or Collateral Agent regarding the financial condition of any other Borrower and all other circumstances affecting any other Borrower's ability to perform its obligations to any of the Lenders or Collateral Agent, it being agreed that such Borrower assumes the responsibility for being and keeping informed regarding such condition or any such circumstances; and

                        (12) Any right of subrogation, reimbursement, exoneration, contribution or indemnity, or any right to enforce any remedy which any of the Lenders or Collateral Agent now has or may hereafter have against any other Borrower or any benefit of, or any right to participate in, any security now or hereafter held by any of the Lenders or Collateral Agent.

                (C) Subrogation. Each Borrower understands that the exercise by any of the Lenders or Collateral Agent of certain rights and remedies may affect or eliminate such Borrower's right of subrogation against any other Borrower or any guarantor and that such Borrower may therefore incur partially or totally nonreimbursable liability hereunder. Nevertheless, each Borrower hereby authorizes and empowers any of the Lenders or Collateral Agent, its successors, endorsees and assigns, to exercise in its or their sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of such Borrower that the obligations hereunder shall be absolute, continuing, independent and unconditional under any and all circumstances. Notwithstanding any other provision of the Loan Documents to the contrary, each Borrower hereby agrees to withhold, until ninety-one (91) days after the payment of all obligations under the Loan Documents, the expiration or termination of all Commitments and expiration or cancellation of all Letters of Credit, the exercise of any claim or other rights which such Borrower may now have or hereafter acquire against any other Borrower (or any guarantor of all or any of the obligations of such Borrower hereunder) that arise from the existence or performance of such Borrower's obligations under the Loan Documents or any of the other Loan Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification, any right to participate in any claim or remedy of any of the Lenders or Collateral Agent against any other Borrower or any collateral which any of the Lenders or Collateral Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from any other Borrower, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights.

                (D) Additional Waivers. No Borrower shall be released or discharged, either in whole or in part, by any of the Lenders or Collateral Agent's failure or delay to (i) perfect or continue the perfection of any lien or security interest in any collateral which secures the obligations of any other Borrower, such Borrower, or any guarantor, or (ii) protect the property covered by such lien or security interest.

                (E) Independent Obligations. The obligation of such Borrower hereunder is independent of the obligation of any other Borrower and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against such Borrower whether or not such Borrower is the alter ego of any other Borrower and whether or not any other Borrower is joined therein or a separate action or actions are brought against any other Borrower. any of the Lenders or Collateral Agent's rights hereunder shall not be exhausted until all of the obligations secured or evidenced by the Loan Documents have been fully paid and performed.

                (F) Bankruptcy No Discharge; Repayments. So long as any of the obligations guaranteed hereunder shall be owing to any of the Lenders or Collateral Agent, no Borrower shall, without the prior written consent of any of the Lenders or Collateral Agent, commence or join with any other party in commencing any bankruptcy, reorganization or insolvency proceedings of or against any other Borrower. Each Borrower understands and acknowledges that by virtue of the Loan Documents, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to any other Borrower. As an example and not in any way of limitation, a subsequent modification of the obligations secured or evidenced by the Loan Documents in any reorganization case concerning any other Borrower shall not affect the obligation of each such Borrower to pay and perform the obligations secured or evidenced by the Loan Documents in accordance with its original terms. In any bankruptcy or other proceeding in which the filing of claims is required by law, each Borrower shall file all claims which such Borrower may have against any other Borrower relating to any indebtedness of any other Borrower to such Borrower and shall assign to any of the Lenders or Collateral Agent all rights of such Borrower thereunder. If any Borrower does not file any such claim, any of the Lenders or Collateral Agent, as attorney-in-fact for such Borrower, is hereby authorized to do so in the name of such Borrower or, in any of the Lenders or Collateral Agent's discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of any of the Lenders or Collateral Agent's nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. any of the Lenders or Collateral Agent or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to any of the Lenders or Collateral Agent the amount payable on such claim and, to the full extent necessary for that purpose, each Borrower hereby assigns to any of the Lenders or Collateral Agent all of such Borrower's rights to any such payments or distributions; provided, however, such Borrower's obligations hereunder shall not be satisfied except to the extent that any of the Lenders or Collateral Agent receives cash by reason of any such payment or distribution. If any of the Lenders or Collateral Agent receives anything hereunder other than cash, the same shall be held as collateral for amounts due under the Loan Documents. Notwithstanding anything to the contrary herein, the liability of each Borrower hereunder shall be reinstated and revised, and the rights of any of the Lenders or Collateral Agent shall continue, with respect to any amount at any time paid by or on behalf of any Borrower on account of the Note or the other Loan Documents which any of the Lenders or Collateral Agent shall restore or return by reason of the bankruptcy, insolvency or reorganization of any Borrower or for any other reasons, all as though such amount had not been paid.

          10.14     CONSENT TO JURISDICTION. BORROWERS HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO ANY AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWERS EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. BORROWERS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON THE COMPANY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO THE COMPANY, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

           10.15     WAIVER OF JURY TRIAL. EACH BORROWER, COLLATERAL AGENT AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. EACH BORROWER, COLLATERAL AGENT AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER, COLLATERAL AGENT AND LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

          10.16     Construction. Each Borrower, Collateral Agent and Lender acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel. This Agreement and the other Loan Documents shall be construed as if jointly drafted by each Borrower, Collateral Agent and Lender.

          10.17     Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed via telecopier or facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument. This Agreement shall become effective upon the execution and delivery of an executed counterpart hereof by each of the parties hereto.

          10.18     Confidentiality. Collateral Agent and Lender agree to exercise its commercially reasonable efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrowers and not to disclose such information to Persons other than to: its respective affiliates, officers, directors and employees and in each case, on a need-to-know basis and provided that such recipient complies with the confidentiality provisions hereof; or its potential assignees or participants; or Persons employed by or engaged by Collateral Agent, a Lender or a Lender's assignees or participants including, without limitation, attorneys, auditors, professional consultants, rating agencies and portfolio management services and in each case, on a need-to-know basis and provided that such recipient complies with the confidentiality provisions hereof. The confidentiality provisions contained in this subsection shall not apply to disclosures (a) required to be made by Collateral Agent or Lender to any regulatory or governmental agency or pursuant to legal process or (b) consisting of general portfolio information that does not identify any Borrower. The obligations of Collateral Agent and Lenders under this subsection 10.18 shall supersede and replace the obligations of Collateral Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Collateral Agent or Lender prior to the date hereof. In no event shall Collateral Agent or Lender be obligated or required to return any materials furnished by any Borrower; provided, however, each potential assignee or participant shall be required to agree that if it does not become an assignee (or participant) it shall return all materials furnished to it by such Borrower in connection herewith.

SECTION 11. DEFINITIONS AND ACCOUNTING TERMS

          11.1     Certain Defined Terms. The following terms used in this Agreement shall have the respective meanings provided for in the UCC: "Accounts", "Buyer in ordinary course of business", "Chattel Paper", "commercial tort claim", "Control", "Deposit Account", "Documents", "Electronic Chattel Paper", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory", "Investment Property", "Letter of Credit", "Letter-of-Credit Rights", "Lessee", "Lessee in ordinary course of business", "Payment Intangibles", "Proceeds", "Record", "Software", "Supporting Obligations" and "Tangible Chattel Paper".

The following terms used in this Agreement shall have the following meanings:

          "Account Debtor" means any Person obligated on any Account of any Borrower, including without limitation, any Insurer and any Medicaid/Medicare Account Debtor.

          "Advance" shall mean an advance under the Revolving Loan.

          "Additional Commitment Fee" shall have the meaning provided in Section 2.3(G) hereof.

          "Affected Lender" has the meaning assigned to that term in subsection 2.11.

          "Affiliate" means, as to any Person (other than Collateral Agent, Lender or Borrower): (a) directly or indirectly controlling, controlled by, or under common control with, such Person, provided, however, that no individual shall be an Affiliate of any Person solely by reason of his or her being a director, officer or employee of such Person; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower; (c) five percent (5%) or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by Borrower; or (d) which has a senior officer who is also a senior officer of Borrower; provided, however, that for purposes of this Agreement a Borrower shall not be deemed an "Affiliate" of any other Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

           "Agreement" means this Loan and Security Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

          "Asset Disposition" means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of any Borrower or any of its Subsidiaries other than (i) sales of Inventory to a Buyer in Ordinary Course of Business, (ii) disposition of worn out or obsolete equipment, (iii) transfers or other dispositions of assets or property by a Borrower to another Borrower and (iv) Permitted Divestitures

         "Assignment and Acceptance Agreement" shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit B.

           "Bankruptcy Code" shall mean The Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. Sections 101 et seq.

          "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

          "Base Rate" means a variable rate of interest per annum equal to the "prime rate," as announced from time to time by Citibank, N.A (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank). In the event Citibank, N.A. ceases to announce a "prime rate", the term "Base Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate", "reference rate", "base rate", or other similar rate announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank).

          "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate.

          "Base Rate Margin" has the meaning assigned to that term in subsection 2.2 (A).

          "Blocked Accounts" has the meaning assigned to that term in subsection 4.5(K)(1).

          "Borrower" has the meaning assigned to that term in the Recitals section of this agreement.

          "Borrowing Base" has the meaning assigned to the term in subsection 2.1(B).

          "Borrowing Base Certificate" means each certificate and schedules duly executed by the Financial Officer, appropriately completed and in substantially the form of Exhibit C.

          "Borrowing Deposit Accounts" has the meaning assigned to that term in subsection 2.4(A)(1).

          "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the City of New York, or is a day on which banking institutions located in such city are closed, or for the purposes of LIBOR Loans only, "Business Day" means a London Banking Day.

          "Calculation Period" has the meaning assigned to that term in subsection 2.2(A).

          "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during such period and excluding that portion of Capital Leases (except any cash down payment) which is capitalized on the consolidated balance sheet of the Company and its Subsidiaries) net of cash amounts received by the Borrowers from other Persons during such period in reimbursement of Capital Expenditures made by the Borrowers, excluding interest capitalized during construction by the Borrowers during such period, that, in conformity with GAAP, are required to be included in or reflected by the property, plant, equipment or intangibles or similar fixed asset accounts reflected in the consolidated balance sheet of the Company and its Subsidiaries (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by any Borrower to the extent of the gross amount of such purchase price less the book value of the equipment being traded in at such time), but excluding expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

          "Capital Lease" means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

          "Case" means one or more of the jointly administered Chapter 11 bankruptcy cases pending in the Bankruptcy Court as Case No. 99-3657 (MFW) (Jointly Administered) in connection with voluntary petitions filed by Borrowers under Chapter 11 of the Bankruptcy Code on October 14, 1999.

          "CareerStaff" has the meaning assigned to that term in subsection 2.4(A)(1)(d)

          "CareerStaff Deposit Accounts" has the meaning assigned to that term in subsection 2.4(A)(1)(d).

          "Cash Equivalents" means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (c) certificates of deposit or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than $250,000,000 and not subject to setoff rights in favor of such bank; and (d) any money market fund registered under the Investment Company Act of 1940, as amended, investing in the above described securities or commercial paper if such fund holds investments in excess of $100,000,000 and the Borrowers' aggregate investment in such funds is less than ten percent (10%) of the total amount invested in such fund.

          "Certificate of Exemption" has the meaning assigned to that term in subsection 2.9(C).

          "Closing Date" means September __, 2003.

          "Collateral" has the meaning assigned to that term in subsection 2.7(A).

          "Collateral Agent" has the meaning assigned to that term in the Recitals section of this Agreement.

          "Collecting Bank" has the meaning assigned to that term in subsection 2.4(A)(3).

          "Collection Account" has the meaning assigned to that term in subsection 2.4(A)(3).

          "Commitment" means the commitment or commitments of Lenders to make Loans and to provide Letters of Credit as set forth in Section 2.

          "Company" has the meaning assigned to such term in the Recitals to this Agreement.

          "Company's Accountants" means Ernst & Young LLP or such other independent certified public accountants selected by the Company and its Subsidiaries and reasonably acceptable to Collateral Agent, which selection shall not be modified during the terms of this Agreement (except if the Company retains another of the so-called "Big Five" accounting firms) without the Collateral Agent's prior written consent, which consent shall not be unreasonably withheld.

          "Compliance and Pricing Certificate" means a certificate duly executed by the chief executive officer or chief financial officer of the Company appropriately completed and in substantially the form of Exhibit D.

          "Concentration Account" has the meaning assigned to that term in subsection 2.4(A).

          "Confirmation Hearing" has the meaning assigned to that term in the Recitals to this Agreement.

          "Confirmation Order" has the meaning assigned to that term in the Recitals to this Agreement.

          "Copyrights" means collectively all of the following (a) all U.S. copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications, including those listed in the schedules to any Copyright Security Agreement; (b) all renewals of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

          "Daily Interest Amount" has the meaning assigned to that term in subsection 9.8(A)(3).

          "Daily Interest Rate" has the meaning assigned to that term in subsection 9.8(A)(3).

          "Daily Loan Balance" has the meaning assigned to that term in subsection 9.8(A)(3).

          "Debtor Relief Law " shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

          "Default" means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not waived, cured or removed within any applicable grace or cure period.

          "Default Rate" has the meaning assigned to that term in subsection 2.2(A).

          "Defaulted Amount" means, with respect to any Lender at any time, any amount required to be paid hereunder or under any other Loan Document by such Lender to the Collateral Agent or any other Lender which has not been so paid.

          "Defaulting Lender" means, at any time, any Lender that owes a Defaulted Amount.

          "Depository Banks" has the meaning assigned to that term in subsection 2.4(A)(1).

          "Dollars" and "$" shall mean lawful money of the United States of America.

          "EBITDA" means, for any period, without duplication, the total of the following for the Borrowers on a consolidated basis, each calculated for such period: (a) net income determined in accordance with GAAP; plus, to the extent included in the calculation of net income, (b) the sum of (i) income and franchise taxes paid or accrued; (ii) interest expenses, net of interest income, paid or accrued; (iii) amortization and depreciation and (iv) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); less, to the extent included in the calculation of net income, (c) the sum of (i) the income of any Person in which any Borrower has a direct or indirect ownership interest except to the extent such income is received by such Borrower in a cash distribution during such period; (ii) gains or losses from sales or other dispositions of assets (other than Inventory in the normal course of business); and (iii) extraordinary or non-recurring gains and non-recurring losses.

          "Eligible Divested Company Receivable" has the meaning assigned to that term in subsection 2.1(C).

          "Eligible Receivable" has the meaning assigned to that term in subsection 2.1(C).

          "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Borrower or any ERISA Affiliate or (b) has at any time within the preceding 6 years been maintained for the employees of any Borrower or any current or former ERISA Affiliate.

          "Environmental Claims" means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

          "Environmental Laws" means any present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment, including, without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Federal Water Pollution Control Act, the Clean Water Act, the Occupational Safety and Health Act ("OSHA"), the Clean Air Act, the Coastal Zone Management Act of 1972, the Emergency Planning and Community Right to Know Act, and (b) those relating to or addressing (i) the introduction into commerce, use, handling, transportation, treatment, storage, disposal, release or threatened release, removal or remediation of, or response, abatement, or corrective action with respect to, any Hazardous Material, or (ii) personal injury, sickness, disease, death, public welfare or property damage relating to Hazardous Materials.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

          "ERISA Affiliate", as applied to any Borrower, means any Person who is a member of a group which is under common control with any Borrower, who together with any Borrower is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

          "Event of Default" has the meaning assigned to that term in subsection 8.1.

          "Excess Interest" has the meaning assigned to that term in subsection 2.2(C).

          "Facilities" shall mean any hospital, outpatient clinic, long term care facility, nursing home or rehabilitation center and related medical office building or other facility owned or used by any Borrower in its business.

          "Facility Deposit Accounts" has the meaning assigned to that term in subsection 2.4(A)(1)(a).

          "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Board of Governors of the Federal Reserve System as the Federal Funds Rate or Federal Reserve Statistical Release H.15(519) entitled "Selected Interest Rates" or any successor publication of the Federal Reserve System reporting the Federal Funds Effective Rate or its

          "Financial Officer" shall mean the Chief Financial Officer or the Treasurer or the Assistant Treasurer of the Company or such other person as designated in writing to the Collateral Agent and reasonably satisfactory to Collateral Agent.

          "Fiscal Year" means each twelve (12) month period ending on the last day of December in each year.

          "Fixed Charge Coverage" means, for any period, Operating Cash Flow divided by Fixed Charges.

          "Fixed Charges" means, for any period, and each calculated for such period (without duplication), (a) Interest Expense of the Company and its Subsidiaries; plus (b) scheduled payments of principal with respect to all Indebtedness of the Company and its Subsidiaries payable during such period; plus (c) any provision for (to the extent it is greater than zero) income or franchise taxes included in the determination of net income, excluding any provision for deferred taxes; plus (d) payment of deferred taxes accrued in any prior period; plus (e) Restricted Junior Payments made in cash.

          "Foreign Lender" has the meaning assigned to that term in subsection 2.9(C).

          "Funding Date" means the date of each funding of a Loan or issuance of a Letter of Credit.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

         "Governmental Authority" shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

          "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls, and (e) mold of any form or type arising from any moisture source.

          "Healthcare Laws" has the meaning assigned to that term in subsection 4.25.

          "HIPAA" means the Health Insurance Portability and Accountability Act of 1996 and the federal standard for privacy of individually identifiable health information promulgated thereunder, and any and all rules or regulations promulgated from time to time thereunder including the regulations set forth at 45 CFR parts 160 and 164 as such provisions are currently drafted and, if applicable, updated, amended, or revised.

          "Inactive Entity" shall mean each entity listed on Schedule 4.31.

          "Indebtedness", as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) obligations in respect of Letters of Credit; (g) any advances under any factoring arrangement; and (h) obligations under the Settlement Agreement.

           "Indemnified Liabilities" has the meaning assigned to that term in subsection 10.2.

           "Indemnitees" has the meaning assigned to that term in subsection 10.2.

          "Insurer" shall mean a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with any Borrower to compensate such Borrower for providing services to a Patient.

          "Intangible Assets" means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, Intellectual Property, Software, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

          "Intellectual Property" means, collectively, all of the foregoing: Copyrights, Patents and Trademarks.

          "Interest Expense" means, without duplication, for any period, the following, for Borrowers and their Subsidiaries each calculated for such period: interest expenses deducted in the determination of net income (excluding (a) the amortization of fees and costs with respect to the transactions contemplated by this Agreement which have been capitalized as transaction costs in accordance with the provisions of subsection 11.2; and (b) interest paid in kind).

          "Interest Period" means, in connection with each LIBOR Loan, an interest period which Borrowers shall elect to be applicable to such Loan, which Interest Period shall be either a one (1), two (2) or three (3) month period; provided that:

          (1)     the initial Interest Period for any LIBOR Loan shall commence on the Funding Date of such Loan;

          (2)     in the case of successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

          (3)     if an Interest Period expiration date is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period expiration date is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

          (4)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part (5) below, end on the last Business Day of a calendar month;

          (5)     no Interest Period shall extend beyond the Termination Date; and

          (6)     there shall be no more than four (4) Interest Periods relating to LIBOR Loans outstanding at any time.

          "Interest Rate" has the meaning assigned to that term in subsection 2.2(A).

          "Interest Ratio" has the meaning assigned to that term in subsection 9.8(A)(3).

          "Interest Settlement Date" has the meaning assigned to that term in subsection 9.8(A)(4).

          "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

          "IRS" has the meaning assigned to that term in subsection 4.9.

          "Issuing Lender" means any Lender that, at the request of the Company and with the written consent of Collateral Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to subsection 2.1(G).

          "L/C" has the meaning set forth in subsection 2.1(G)(1).

          "L/C Disbursement" means a payment made by the Issuing Lender pursuant to a Letter of Credit.

          "L/C Undertaking" has the meaning set forth in subsection 2.1(G)(1).

          "Lender" or "Lenders" has the meaning assigned to that term in the Recitals section of this agreement.

          "Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

          "Letter of Credit Liability" means, all reimbursement and other liabilities of any Borrower with respect to each Letter of Credit, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by any Lender issuing a Letter of Credit or any bank issuing a Letter of Credit to the extent not reimbursed; and (c) all unpaid interest, fees and expenses related thereto.

          "Letter of Credit Reserve" means, at any time, an amount equal to the sum of (a) the aggregate amount of Letter of Credit Liability with respect to all Letters of Credit outstanding at such time plus, without duplication (b) the aggregate amount theretofore paid by Collateral Agent or any Lender under Letters of Credit and not deemed an Advance pursuant to subsection 2.1(G)(1) or otherwise reimbursed by Borrower.

          "Letter of Non-Exemption" has the meaning assigned to that term in subsection 2.9(C).

          "Liabilities" shall have the meaning given that term in accordance with GAAP and shall include Indebtedness.

          "LIBOR" means, for each Interest Period, a rate per annum equal to:

          (1)     the offered rate for deposits in U.S. dollars in an amount comparable to the amount of the applicable Loan in the London interbank market for the relevant Interest Period which is published by the British Bankers' Association and currently appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, that if such a rate ceases to be available to Collateral Agent on that or any other source from the British Bankers' Association, LIBOR shall be equal to a rate per annum equal to the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which Collateral Agent determines that U.S. dollars in an amount comparable to the amount of the applicable Loans are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by Collateral Agent; divided by

          (2)     a number equal to one (1.0) minus the maximum reserve percentages (expressed as a decimal fraction) (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by any Lender by the Board of Governors of the Federal Reserve System; such rate to be rounded upward to the next whole multiple of one-sixteenth of one percent (.0625%). LIBOR shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

          "LIBOR Loans" means at any time that portion of the Loans bearing interest at rates determined by reference to LIBOR.

          "LIBOR Margin" has the meaning assigned to that term in subsection 2.2(A).

          "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement pursuant to which a Borrower grants any security interest).

          "Loan" or "Loans" means an advance or advances under the Revolving Loan Commitment.

          "Loan Documents" means this Agreement, the Notes, the Borrowing Base Certificates and all other documents, instruments and agreements executed by or on behalf of any Borrower, any Borrower's Subsidiaries and delivered concurrently herewith or at any time hereafter to or for Collateral Agent or any Lender in connection with the Loans, any Letter of Credit, and any other transaction contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

          "Loan Year" means each period of twelve (12) consecutive months commencing on the Closing Date and on each anniversary thereof.

          "Lockbox Agreements" has the meaning assigned to that term in subsection 2.4(A)(4).

          "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London Interbank market.

          "Material Adverse Change" means a change that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Effect.

          "Material Adverse Effect" means a material adverse effect upon (a) the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Borrowers taken as a whole, (b) the ability of any Borrower to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of this Agreement or any Loan Document or (d) the Collateral, the liens of Lenders in the Collateral or the priority of such liens.

          "Material Contracts" means a contract or agreement (including, without limitation, a provider agreement) the default (or event of default) under, termination of, or expiration of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          "Maximum Rate" has the meaning assigned to that term in subsection 2.1(C).

          "Maximum Revolving Loan Amount" has the meaning assigned to that term in subsection 2.1(A)(3).

          "Medicaid Deposit Account" has the meaning assigned to that term in subsection 2.4(A)(1)(c).

          "Medicaid/Medicare Account Debtor" shall mean any Account Debtor which is (i) the United States of America acting under the Medicaid or Medicare program established pursuant to the Social Security Act, or under the TRICARE program, (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act (or any successor legislation), (iii) any other Governmental Authority or (iv) an agent, carrier, administrator or intermediary for any of the foregoing.

          "Medicare Deposit Accounts" has the meaning assigned to that term in subsection 2.4(A)(1)(b).

          "Mortgage" means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Borrower to Collateral Agent, on behalf of the Lenders, with respect to the Mortgaged Property, all in form and substance satisfactory to Collateral Agent.

          "Mortgaged Property" means that certain real property owned by certain Borrowers and described on Schedule 11.1(A).

          "Net Income" means, as of any date, net income calculated in accordance with GAAP.

          "Net Worth" means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or less accumulated deficit) calculated in conformity with GAAP.

          "Note" means, individually, Revolving Note, and "Notes" means collectively, all of the Revolving Notes.

          "Notice of Borrowing" means a notice duly executed by an authorized representative of Borrowers appropriately completed and in the form of Exhibit E.

          "Obligations" means all obligations, liabilities and indebtedness of every nature of each Borrower from time to time owed to Collateral Agent or to any Lender under the Loan Documents (whether incurred before or after the Termination Date) including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, cost and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law.

          "Operating Cash Flow" means, for any period, (a) EBITDA; plus (b) the net change (attributable to other periods) in the accrued general and professional insurance liability as set forth in the cash flow statement delivered from time to time by the Company; less (c) Capital Expenditures.

          "Overadvance" has the meaning assigned to that term in subsection 2.4(B)(1).

          "paid in full" shall mean payment in full in cash or, with respect to letters of credit, delivery to Collateral Agent of cash or a back-to-back letter of credit, from an issuer and in form and substance satisfactory to Collateral Agent, in its reasonable business discretion, and in each case, in an amount equal to 105% of the aggregate outstanding amount of the Letter of Credit Reserve.

          "Patents" means collectively all of the following (a) all U.S. patents and patent applications including those listed on any schedule to any Patent Security Agreement and the inventions and improvements described and claimed therein, and patentable inventions; (b) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

          "Patient" shall mean any Person receiving Services from any Borrower and all Persons legally liable to pay any Borrower for such Services other than Insurers.

          "Permitted Divestitures" means the disposition of the ancillary businesses, real estate and Facilities listed on Schedule 11.1(B) and on the terms and conditions provided in Schedule 11.1(B); provided, however, that the disposition of the therapy operations (i.e., (i) SunDance Rehabilitation Corporation, (ii) SunDance Services Corporation, (iii) SRT, Inc., (iv) SunDance Rehabilitation Agency, Inc., and (v) SunDance Rehabilitation Texas, Limited Partnership) shall not be a Permitted Divestiture unless the minimum sales price is at least $17 million, and the disposition of the laboratory and radiology operations (i.e., (i) U.S. Laboratory Corp., (ii) Pacific Healthcare, Inc., (iii) SunAlliance Healthcare Services, Inc., and (iv) BioPath Clinical Laboratories, Inc.) shall not be a Permitted Divestiture unless the minimum sales price is at least $13 million.

          "Permitted Encumbrances" means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges not yet due and payable; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Borrower; (e) Liens for purchase money obligations, provided that (i) the purchase of the asset subject to any such Lien is permitted under subsection 7.1(d) and subparagraph D of the Financial Covenants Rider, (ii) the Indebtedness secured by any such Lien is permitted under subsection 7.1, and (iii) such Lien encumbers only the asset so purchased; (f) Liens in respect of Indebtedness permitted under subsection 7.1(d); provided that such Liens encumber only the asset which is subject to a Capital Lease; (g) Liens in favor of the Collateral Agent, on behalf of itself and Lenders; (h) Liens on or security interests in certain accounts granted by a Borrower to the lessor of certain nursing home facilities, all as set forth on Schedule 11.1(C) or otherwise consented to in writing by the Collateral Agent; (i) Liens existing on the date hereof (to the extent such Liens are on accounts, if set forth or referenced on Schedule 11.1(D)); (j) Liens in favor of Bank of America, NA in $2,750,000 of funds of Borrowers that may be deposited with Bank of America, NA (and required by Bank of America, NA for overdraft protection) but only if such arrangement is approved in writing by Collateral Agent and, without limitation, Collateral Agent will require its review and approval of any security documentation in connection therewith.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "Plan" has the meaning assigned to that term in the Recitals.

          "Primary Collection Account" has the meaning assigned to that term in subsection 2.4(A)(1)(e).

          "Pro Forma" means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2003.

          "Projections" means Borrowers' forecasted consolidated: (a) balance sheets; (b) cash flow statements; and (c) profit and loss statements, together with summaries of revenue and EBIDTA on a division by division basis consistent with the Company's historical financial statements and based upon good faith estimates and assumptions by Borrowers believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

          "Pro Rata Share" means, as of any date of determination:

         (a) with respect to a Lender's obligation to make Advances, to participate in Letters of Credit, to reimburse the Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolving Loan Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolving Loan Commitment, by (z) the aggregate Revolving Loan Commitments of all Lenders, and (ii) from and after the time that the Revolving Loan Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender's Advances by (z) the aggregate outstanding principal amount of all Advances, and

          (b) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 9.1(E)), the percentage obtained by dividing (i) such Lender's Revolving Loan Commitment, by (ii) the aggregate amount of Revolving Loan Commitments of all Lenders; provided, however, that in the event the Revolving Loan Commitments have been terminated or reduced to zero or the Obligations have been accelerated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender's Advances plus such Lender's ratable portion of the Letter of Credit Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Letter of Credit Liability with respect to outstanding Letters of Credit.

"Register" has the meaning assigned to that term in subsection 9.5(E).

          "Related Fund" has the meaning assigned to that term in subsection 9.5 (D).

          "Replacement Lender" has the meaning assigned to that term in subsection 2.11(A).

          "Requisite Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (b) of the definition of Pro Rata Share) equal or exceed 50.1%; provided that so long as WFF and its Affiliates hold not less than 25% of the aggregate principal amount of the Revolving Loan Commitment, or if the Revolving Loan Commitment has been terminated or reduced to zero or the Obligations have been accelerated, the extant Revolver Usage, "Requisite Lenders" must include WFF.

          "Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company, any other Borrower, or any of their Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Company or any of its Subsidiaries; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by any Borrower or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

           "Revenue Bond Letter of Credit" means the Letters of Credit issued for the benefit of the bondholders of the "IRBs" described on Schedule 7.1.

.          "Revolving Advance" means each advance made by Lender(s) under the Revolving Loan Commitment pursuant to subsection 2.1 (B).

           "Revolver Usage" means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Reserve.

          "Revolving Loan" means the outstanding balance of all Revolving Advances and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

          "Revolving Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make Revolving Advances pursuant to subsection 2.1 (B), and to purchase participations in Letters of Credit pursuant to subsection 2.1(G) in the aggregate amount set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Advances and to purchase participations in Letters of Credit.

          "Revolving Note" means each promissory note of Borrower, issued to evidence the Revolving Loan Commitments substantially in the form attached hereto as Exhibit F.

          "Securities Act" means the Securities Act of 1933, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

          "Services" shall mean medical and health care services provided to a Person, including, but not limited to, medical and health care services which are covered by a policy of insurance issued by an Insurer, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services.

          "Settlement Agreement" means the "Settlement Agreement Entered Into Among the United States Of America, acting through the United States Department of Justice and Centers for Medicare and Medicaid Services, the TRICARE Management Activity Support Office, Sun Healthcare Group, Inc. and its subsidiaries who filed bankruptcy in the District of Delaware on October 14, 1999 and Stephen Beaujon, Renee Lundgren, Thomas DeLay, David Junga, K.G. Simmons, Judith R. Barry, Saul Epstein, Vida M. Melton and Diane Lind", date on or about February 1, 2002, which is the subject of Sections 4.3 and 5.12 of the Plan and which was incorporated into the Plan and approved by the Bankruptcy Court as part of the Confirmation Order.

          "Settlement Date" has the meaning assigned to that term in subsection 9.8(A)(2).

          "SHS" means Shared Healthcare Systems, Inc., a Delaware corporation.

          "Social Security Act" shall mean the Social Security Act as codified at 42 U.S.C. Section 1395 et seq., as amended.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

          "Tax Liabilities" has the meaning assigned to that term in subsection 2.9(A).

          "Termination Date" means the date that is the earlier of (1) the second anniversary of Closing Date and (2) the termination of the Revolving Loan Commitments in accordance with this Agreement.

          "Trademark Security Agreement" means any Trademark Security Agreement executed and delivered by certain of the Borrowers to Collateral Agent, as the same may be amended and in effect from time to time.

          "Trademarks" means collectively all of the following: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, and all applications in connection therewith including those listed on any schedule to any Trademark Security Agreement; (b) all renewals thereof; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing including damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all rights corresponding to any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing.

          "TRICARE" means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the "Civilian Health and Medical Program of the Uniformed Services (CHAMPUS)".

          "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, to the extent the law of any other state or other jurisdiction applies to the attachment, perfection, priority or enforcement of any Lien granted to Collateral Agent in any of the Collateral, "UCC" means, as applicable, the Uniform Commercial Code as in effect in such other state or jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or enforcement of a Lien in such Collateral. To the extent this Agreement defines the term "Collateral" by reference to terms used in the UCC, each of such terms shall have the broadest meaning given to such terms under the UCC as in effect in any state or other jurisdiction.

         "Underlying Issuer" means a Person which is the issuer of a Letter of Credit (which party may be the Issuing Lender or a third party that issued the Letter of Credit at the request of the Issuing Lender).

          "Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

          "Unused Daily Balance" means the Revolving Loan Commitment less the sum of (1) the average daily balance of the Revolving Loan during the preceding month plus (2) the average daily face amount of the Letter of Credit Reserve during the preceding month.

          "Veterans Administration" shall mean the Department of Veterans Affairs.

          "WFF" means Wells Fargo Foothill, Inc., a California corporation.

          11.2     Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Collateral Agent or any Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrower and Lenders agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and Requisite Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrower shall prepare footnotes to each Compliance and Pricing Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: changes in accounting principles required by GAAP and implemented by Borrower. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.

          11.3     Other Definitional Provisions. References to "Sections", "subsections", "Riders", "Exhibits", "Schedules" and "Addendum's" shall be to Sections, subsections, Riders, Exhibits, Schedules and Addendum's, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 11.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

 In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

[SIGNATURES BEGIN ON FOLLOWING PAGES]

IN WITNESS WHEREOF, each Grantor has duly executed this Agreement as of the date first written above.

SUN HEALTHCARE GROUP, INC., a Delaware corporation

By: Name: Title:
Advantage Health Services, Inc.
Americare Health Services Corp.
Atlantic Medical Supply Company, Inc.
Beckley Health Care Corp.
Bergen Eldercare, Inc.
BioPath Clinical Laboratories, Inc.
Braswell Enterprises, Inc.
Brent-Lox Hall Nursing Home, Inc.
Brittany Rehabilitation Center, Inc.
Care Enterprises West
Care Enterprises, Inc.
Care Home Health Services
CareerStaff Management, Inc.
CareerStaff Services Corporation
CareerStaff Unlimited, Inc.
Carmichael Rehabilitation Center
Charlton Healthcare, Inc.
Circleville Health Care Corp.
Clipper Home of North Conway, Inc.
Clipper Home of Portsmouth, Inc.
Clipper Home of Rochester, Inc.
Clipper Home of Wolfeboro, Inc.
Coalinga Rehabilitation Center
Covina Rehabilitation Center
Dunbar Health Care Corp.
Duval Healthcare Center, Inc.
By: ________________________ Name: Steven A. Roseman Title: Vice President
S-1
First Class Pharmacy, Inc.
Fullerton Rehabilitation Center
Gardendale Health Care Center, Inc.
Glenville Health Care, Inc.
Goodwin Nursing Home, Inc.
Grand Terrace Rehabilitation Center
Hallmark Health Services, Inc.
Harbor View Rehabilitation Center
Heritage Rehabilitation Center
HoMed Convalescent Equipment, Inc.
HTA of New York, Inc.
Huntington Beach Convalescent Hospital
Jeff Davis Healthcare, Inc.
Libbie Rehabilitation Center, Inc.
Manatee Springs Nursing Center, Inc.
Maplewood Health Care Center of Jackson, Tennessee, Inc.
Marion Health Care Corp.
Masthead Corporation
Meadowbrook Rehabilitation Center
Mediplex Management of Palm Beach County, Inc.
Mediplex Management, Inc.
Mediplex of Concord, Inc.
Mediplex of Connecticut, Inc.
Mediplex of Kentucky, Inc.
Mediplex of Maryland, Inc.
Mediplex of Massachusetts, Inc.
Mediplex of New Jersey, Inc.
Mediplex Rehabilitation of Massachusetts, Inc.
Mountain Care Management, Inc.
New Bedford Nursing Center, Inc.
Newport Beach Rehabilitation Center
Nursing Home, Inc.
Orange Rehabilitation Hospital, Inc.
P.M.N.F. Management, Inc.
Pacific Health Care, Inc.
Paradise Rehabilitation Center, Inc.
PRI, Inc.
Putnam Health Care Corp.
Quality Care Holding Corporation
Quality Nursing Care of Massachusetts, Inc.
Regency Health Services, Inc.
Regency High School, Inc.
By: ________________________ Name: Steven A. Roseman Title: Vice President
S-2
Regency-North Carolina, Inc.
Regency-Tennessee, Inc.
Retirement Care Associates, Inc.
Rose Rehabilitation Center
Salem Health Care Corp.
San Bernardino Rehabilitation Hospital, Inc.
San Joaquin G. P. Corporation
Shandin Hills Rehabilitation Center
SHG Services, Inc.
SRT, Inc.
Statesboro Health Care Center, Inc.
Stockton Rehabilitation Center, Inc.
Summers Landing, Inc.
Sun Healthcare Group, Inc.
Sun Lane Purchase Corporation
SunAlliance Healthcare Services, Inc.
SunBridge G. P. Corporation
SunBridge, Inc.
SunBridge Healthcare Corporation
SunBridge Rehab of Colorado, Inc.
SunCare Respiratory Services, Inc.
SunDance Rehabilitation Agency, Inc.
SunDance Rehabilitation Corporation
SunDance Services Corporation
SunHealth Specialty Services, Inc.
SunMark Nevada, Inc.
SunMark of New Mexico, Inc.
SunPlus Home Health Services, Inc.
SunScript Medical Services, Inc.
SunScript Pharmacy Corporation
SunSolution, Inc.
The Mediplex Group, Inc.
U.S. Laboratory Corp.
Vista Knoll Rehabilitation Center, Inc.
West Tennessee, Inc.
Worcester Nursing Center, Inc.

By: ________________________ Name: Steven A. Roseman Title: Vice President S-3

Therapists Unlimited - Chicago II, L.P.
Therapists Unlimited - Detroit II, L.P.
Therapists Unlimited - Fresno, L.P.
Therapists Unlimited - Indianapolis, L.P.
Therapists Unlimited - Seattle, L.P.
HSR Partners, L.P.
By: ________________________ Name: Steven A. Roseman Title: Vice President of CareerStaff Management, Inc., as general partner of the above named partnerships
SunDance Rehabilitation Texas, Limited Partnership
By: ________________________ Name: Steven A. Roseman Title: Vice President of SunDance Rehabilitation Corporation, as general partner of the above named partnership
West Jersey/Mediplex Rehabilitation, Limited Partnership
By: ________________________ Name: Steven A. Roseman Title: Vice President of Mediplex of New Jersey, Inc., as general partner of the above named partnership
S-4
LENDERS
CapitalSource Finance, LLC

By: /s/ Title:
Revolving Loan Commitment: $50,000,000

Wells Fargo Foothill, Inc.

By: /s/ Title:
Revolving Loan Commitment: $25,000,000

S-5

EXHIBITS

A.          Lockbox Agreements
B.          Assignment and Acceptance Agreement
C.          Borrowing Base Certificate
D.          Compliance and Pricing Certificate
E.          Notice of Borrowing
F.          Revolving Note
G.          [Omitted]
H.          Reconciliation Report

SCHEDULES

2.4(A)(1)      Banks with Blocked Accounts
2.7(A)          Commercial Tort Claims
4.1(B)          Capitalization of Borrowers
4.4               Indebtedness and Liabilities
4.5(D)          List of Chattel Paper
4.5(I)            Intellectual Property
4.5(K)          Bank Accounts
4.5(L)           Bailees
4.6(a)           Names used by Borrowers
4.6(b)- (d)    Names and Locations
4.6(e)           Careerstaff Locations
4.6(f)            All Other Collateral Locations
4.8                Litigation and Adverse Facts
4.9                Borrowers' Federal Tax Identification Numbers and Returns Under Audit
4.14              Real Property
4.16              Insurance
4.17              Compliance with Laws
4.18              Employee Matters
4.24              Reviews conducted in connection with the Medicare or Medicaid programs
4.29              Licenses
4.31              Inactive Entities
7.1                Existing Indebtedness
7.4                Existing Investments and Loans
7.11              Subsidiaries
11.1(A)         Mortgaged Property
11.1(B)         Permitted Divestitures
11.1(C)         Liens or Security Interests in Certain Accounts
11.1(D)         Other Liens

RIDERS

A.          Conditions Rider
B.          Reporting Rider
C.          Financial Covenants Rider

CONDITIONS RIDER

          This Conditions Rider is attached to and made a part of that certain Loan and Security Agreement dated as of September 5, 2003 and entered into among Borrowers the Collateral Agent and Lenders.

          (A)     Closing Deliveries. Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent, all documents, instruments and information identified on the Sun Healthcare Loan Closing Checklist, dated as of September 5, 2003 as it may updated and amended from time to time and all other agreements, notes, certificates, orders, authorizations, financing statements, pledges, mortgages, security agreement and other documents which Collateral Agent may at any time reasonably request.

          (B)     Security Interests. Collateral Agent shall have received satisfactory evidence that all security interests and liens granted to Collateral Agent for the benefit of Collateral Agent and Lenders pursuant to this Agreement or the other Loan Documents have been duly perfected, and to the extent set forth in subsection 4.7, constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

          (C)      Closing Date Availability. After giving effect to the consummation of the transactions contemplated hereunder on the Closing Date and the payment by Borrowers of all costs, fees and expenses relating thereto, the Maximum Revolving Loan Amount on the Closing Date shall exceed the Revolving Loan by at least $20,000,000.

          (D)     Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrowers to Collateral Agent after the Closing Date and approved by Collateral Agent.

          (E)     Fees. With respect to Loans or Letters of Credit to be made or issued on the Closing Date, Borrowers shall have paid all fees due to Collateral Agent or any Lender and payable on the Closing Date.

          (F)     No Default. No event shall have occurred and be continuing or would result from funding a Loan or issuing a Letter of Credit requested by any Borrower that would constitute an Event of Default or a Default.

          (G)     Performance of Agreements. Each Borrower shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before the Funding Date.

          (H)     No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Collateral Agent or any Lender from making any Loans or issuing any Letters of Credit..

          (I)     No Litigation. Except as set forth on Schedule 4.8, there are no judgments outstanding against any Borrower or affecting any property of any Borrower. All other information contained in Schedule 4.8 is true, correct and complete. Without limitation, to Borrower's knowledge, except as provided in Schedule 4.8 and except as otherwise disclosed to Collateral Agent, there are no other actions, suits, proceedings, governmental investigations or arbitrations threatened where it is probable that a liability has been incurred in an amount in excess of $500,000 nor any development in any action, suit, proceeding, governmental investigation or arbitration at any time pending or affecting any Borrower or any of its property that could reasonably be expected to result in damages, costs or expenses in excess of $500,000.

          (J)     Business Condition. Since the June 30, 2003 financial statements, there shall not have been any Material Adverse Change except as publicly reported to the Securities and Exchange Commission.

          (K)     Lenders' Audit. Lenders shall have completed an audit to determine the liquidity of Borrowers' Accounts and the general financial and operational condition of Borrowers, the results of which are satisfactory to Lenders in their sole and absolute discretion.

          (L)     Establishment of Accounts. The Borrower Deposit Accounts and the Collection Accounts shall have been established to the satisfaction of the Collateral Agent in its sole discretion.

REPORTING RIDER

          This Reporting Rider is attached and made a part of that certain Loan and Security Agreement, dated as of September 5, 2003 and entered into among Borrowers, Collateral Agent and Lenders.

          (A)     Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, The Company will deliver to Collateral Agent and Lenders (1) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the related consolidated statements of income and stockholders' equity for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

          (B)     Quarterly Financials. As soon as available and in any event within fifty-five (55) days of the end of each of the first three calendar quarters of each Fiscal Year, the Company will deliver to Collateral Agent and Lenders (1)  the consolidated balance sheet and cash flow statement of the Company and its Subsidiaries as at the end of each such calendar quarter and the related consolidated statements of income, stockholders' equity and cash flow for each such calendar quarter and for the period from the beginning of the then current Fiscal Year to the end of each such calendar quarter and (2) a reasonably detailed schedule of the Capital Expenditures incurred during such calendar quarter.

          (C)     Year-End Financials. As soon as available and in any event within one hundred five (105) days after the end of each Fiscal Year, the Company will deliver to Collateral Agent and Lenders: (1) the consolidated balance sheet and cash flow statement of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year; (2) a detailed schedule of the Capital Expenditures incurred during such fiscal year; and (3) report with respect to the financial statements from the Company's Accountants, which report shall be unqualified as to going concern and scope of audit of the Company and its Subsidiaries and shall provide in substance that (a) such consolidated financial statements present fairly the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and (b) that the examination by Company's' Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (5) copies of unaudited consolidating financial statements of Borrowers and their Subsidiaries, including (a) consolidating balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year showing intercompany elimination's and (b) related consolidating statements of income of Borrowers and their Subsidiaries showing intercompany eliminations.

          (D)     Compliance and Pricing Certificate. Together with the delivery of each set of financial statements referenced in subparagraphs (A), (B) and (C) above, Borrowers will deliver to Collateral Agent and Lenders a Compliance and Pricing Certificate, together with copies of the calculations and work-up employed to determine Borrowers' compliance or noncompliance with the financial covenants set forth in the Financial Covenants Rider.

          (E)     Borrowing Base Certificates, Registers and Journals. On no less than a weekly basis, Borrowers shall deliver to Collateral Agent: (1) a Borrowing Base Certificate updated to reflect the most recent sales and collections of Borrowers and an assignment schedule of all of Accounts created by Borrowers; (2) an invoice register or sales journal describing all sales of Borrowers, in form and substance satisfactory to Collateral Agent, and, if Collateral Agent so requests, copies of invoices evidencing such sales and proofs of delivery relating thereto; (3) a cash receipts journal; (4) a credit memo journal; and (5) an adjustment journal, setting forth all adjustments to Accounts. The information contained in each Borrowing Base Certificate shall be current as of no earlier than the Wednesday of the prior week.

          (F)     Reconciliation Reports and Listings and Agings. On the Closing Date and within twenty (20) days after the end of each calendar month and, if an Event of Default shall have occurred and be continuing, from time to time upon the request of Collateral Agent, Borrowers will deliver to Collateral Agent: an aged trial balance of all then existing Accounts. As soon as available and in any event within five (5) Business Days after both the fifteenth and the last day of each month, and from time to time upon the request of Collateral Agent, Borrowers will deliver to Collateral Agent: (1) a Reconciliation Report duly executed by the Financial Officer and substantially in the form of Exhibit H as at the last day of such period; and (2) an aged trial balance of all then existing accounts payable. All such reports shall be in form and substance satisfactory to Collateral Agent.

          (G)     Management Report. Together with each delivery of financial statements of Borrowers and their Subsidiaries pursuant to subparagraph (A) above, Borrowers will deliver to Collateral Agent and Lenders a management report: (1) describing the operations and financial condition of the Borrowers (by business segment) for the month then ended and the portion of the current Fiscal Year then elapsed; (2) setting forth in comparative form the corresponding figures from the most recent Projections for the current Fiscal Year delivered to Collateral Agent and Lenders pursuant to subparagraph (K) below; and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Company to the effect that such information fairly presents the results of operations and financial condition of Borrowers and their Subsidiaries as at the dates and for the periods indicated.

          (H)     Appraisals. From time to time, upon the request of Collateral Agent, Borrowers will obtain and deliver to Collateral Agent, at Borrowers' expense, appraisal reports in form and substance and from appraisers satisfactory to Collateral Agent, stating the then current fair market and orderly liquidation values of all or any portion of the Collateral; provided, however, so long as no Default or Event of Default is continuing, Collateral Agent shall not request an appraisal as to any particular category of Collateral to be performed more than once every Loan Year at Borrowers' expense.

          (I)     Government Notices. Borrowers will deliver to Collateral Agent promptly following receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning the violation or alleged violation of ERISA, the violation or alleged violation of any Environmental Laws or the violation or alleged violation of the Fair Labor Standards Act, Borrowers shall deliver to Collateral Agent an update to Schedule 4.9 no less frequently than on a quarterly basis.

          (J)     Notice of Default, etc. Promptly upon a Borrower obtaining knowledge of any of the following events or conditions, such Borrower shall deliver to Collateral Agent a certificate of such Borrower's chief executive officer or a Financial Officer specifying the nature and period of existence of such condition or event and what action such Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to such Borrower or any of its Subsidiaries, which default if unremedied could reasonably be expected to result in a Material Adverse Effect; or (3) any Material Adverse Effect.

          (K)     Projections. As soon as available and in any event no later than sixty (60) days after the end of each Fiscal Year of the Company, Borrowers, will deliver to Collateral Agent and Lenders consolidated Projections of the Company and its Subsidiaries for the forthcoming Fiscal Year, month by month.

          (L)     Other Information. With reasonable promptness, Borrowers will deliver such other information and data as Collateral Agent or any Lender may reasonably request from time to time.

FINANCIAL COVENANTS RIDER

          This Financial Covenants Rider is attached and made a part of that certain Loan and Security Agreement, dated as of September 5, 2003 and entered into among Borrowers, Collateral Agent and Lenders.

        A. Fixed Charge Coverage/Minimum Liquidity:

On a consolidated basis, Borrowers shall not permit their Fixed Charge Coverage for the rolling twelve (12) month period ending on the last day of each calendar month to be less than 1.00 to 1.00 except to the extent that Borrowers, on a consolidated basis, shall have not less than $180,000 of unrestricted cash on hand plus the amount otherwise available for Borrowers to borrow hereunder (i.e., the Borrowing Base less the Letter of Credit Reserve and less the amount of any outstanding Loans and other reserves required hereunder) for each hundredth of a point that the Fixed Charge Coverage is under a 1.00 to 1.00 basis (i.e., a Fixed Charge Coverage of .99 to 1.00 would require unrestricted cash on hand of $180,000).

          B.     Census. Borrowers, on a consolidated basis, shall not allow the Patient census for any period of four (4) consecutive weeks for the skilled nursing and hospital Facilities excluding the Facilities known as Town Manor (Facility 1305) and Fall River (Facility 1361), when taken as a whole, to fall below eighty-seven percent (87%) of the number of licensed available beds in such Facilities taken as a whole (computed in a manner consistent with reporting practices existing on the date of this Agreement); provided that during the period from December 1st to January 1st of each year, the Borrowers shall not allow such census to fall below eighty-six percent (86%).

           C.     Cash Velocity. Average monthly collections of Accounts for each three calendar month period (commencing with the period ending September 30, 2003) shall not be less than the average daily outstanding amount hereunder for such period (i.e., the average daily Letter of Credit Reserve plus the amount of any outstanding Loans); provided, that, in addition to all other rights and remedies, Collateral Agent shall have the right, in its sole discretion, to consider for all purposes under this Agreement as though Borrowers actually collected Accounts equal to such minimum required amount.